As filed with the Securities and Exchange Commission on September 27, 2017

Registration No. 333-220308

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No.1
to
Form S-1
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

RumbleOn, Inc.
(Exact Name of registrant as specified in its charter)

Nevada	7371	46-3951329
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

4521 Sharon Road
Suite 370
Charlotte, North Carolina 28211
Telephone: (704) 448-5240
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
________________

Marshall Chesrown
Chairman and Chief Executive Officer
RumbleOn, Inc.
4521 Sharon Road
Suite 370
Charlotte, North Carolina 28211
Telephone: (704) 448-5240
(Name, address, including zip code, and telephone number,
including area code, of agent for service)
________________

With copies to:

Michael Francis, Esq. Christina C. Russo, Esq. Akerman LLP 350 East Las Olas Boulevard Suite 1600 Fort Lauderdale, Florida 33301 Telephone: (954) 463-2700	Larry A. Cerutti, Esq. Heather M. Ducat, Esq. Troutman Sanders LLP 5 Park Plaza 14th Floor Irvine, California 92614 Telephone: (949) 622-2710
________________

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:  󠄠 ☒󠄟

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act ☒

________________

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price (1)(2)	Amount of Registration Fee (1)(2)
Class B Common Stock, par value $0.001 per share	$23,000,000	$2,666
Representatives' Warrants to purchase Class B Common Stock	—(3)	—
Shares of Class B Common Stock underlying Representatives' Warrants	$1,725,000(4)	$200
Total	$24,725,000	$2,866(5)

(1)
In accordance with Rule 416(a), the Registrant is also registering hereunder an indeterminate number of additional shares of common stock that shall be issuable pursuant to Rule 416 to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)
The registration fee for securities to be offered by the Registrant is based on an estimate of the Proposed Maximum Aggregate Offering Price of the securities, and such estimate is solely for the purpose of calculating the registration fee pursuant to Rule 457(o). Includes shares that the underwriters have the option to purchase from the Registrant to cover over-allotments, if any.

(3)
The Registrant has agreed to issue warrants exercisable within five years after the effective date of this registration statement representing 7.5% of the securities issued in the offering (the “Representatives' Warrants”) to Roth Capital Partners, LLC and Maxim Group LLC, as representatives of the underwriters. The Representatives' Warrants are exercisable at a per share price equal to 115% of the Class B Common Stock public offering price. Resales of the Representatives' Warrants on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, are registered hereby. Resales of shares issuable upon exercise of the Representatives' Warrants are also being similarly registered on a delayed or continuous basis hereby. See “Underwriting.” In accordance with Rule 457(g) under the Securities Act, because the shares of the Registrant’s common stock underlying the Representatives' Warrants are registered hereby, no separate registration fee is required with respect to the warrants registered hereby.

(4)
Represents the maximum number of shares of the Registrant’s common stock issuable upon exercise of the Representatives' Warrants.

(5)
Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting offers to buy these securities in any state where the offer or sale of these securities is not permitted.

SUBJECT TO COMPLETION DATED, SEPTEMBER 27, 2017.

PRELIMINARY PROSPECTUS

  2,000,000 Shares

Class B Common Stock

We are offering 2,000,000 shares of our Class B Common Stock. The offering is being underwritten on a firm commitment basis.

Our shares of Class B Common Stock are currently quoted on the OTCQB marketplace. The symbol for our Class B Common Stock is “RMBL.” We have applied to have our Class B Common Stock listed on The NASDAQ Capital Market under the symbol “RMBL.” The closing of this offering is contingent upon the successful listing of our Class B Common Stock on The NASDAQ Capital Market. On September 26, 2017, the last reported sale price of our Class B Common Stock on the OTCQB was $9.49 per share.

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended, and we have elected not to take advantage of the extended transition period for complying with new or revised accounting standards.

	Per Share	Total(1)
Public offering price	$	$
Underwriting discounts and commissions(2)	$	$
Proceeds, before expenses, to us	$	$

(1)
Assumes no exercise of the underwriters’ option to purchase additional shares of our Class B Common Stock described below.

(2)
See "Underwriting" on page 54 of this prospectus for a description of the compensation payable to the underwriters.We have agreed to issue to the representatives of the underwriters warrants to purchase up to 7.5% of the aggregate number of shares of Class B Common Stock sold in this offering. The representatives' warrants will have an exercise price equal to 115% of the public offering price per share of Class B Common Stock sold in this offering. The registration statement of which this prospectus forms a part also covers the representatives' warrants and the shares of Class B Common Stock underlying the representatives' warrants. We have also agreed to pay Roth Capital Partners, LLC an advisory fee in the amount of $150,000 at the closing of this offering.

We have granted the underwriters an option, exercisable one or more times in whole or in part, to purchase up to additional 300,000 shares of Class B Common Stock from us at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus to cover overallotments, if any. If the underwriters exercise the option in full, the total underwriting discounts and commissions payable will be $ , and the total proceeds to us, before expenses, will be $ .

Investing in our securities involves a high degree of risk. See the section titled “Risk Factors” appearing on page 4 of this prospectus and elsewhere in this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares of Class B Common Stock to the purchasers on or about , 2017.

 Joint Book - Running Managers
 Roth Capital Partners             Maxim Group LLC

  Co-Manager
  Aegis Capital Corp

The date of this prospectus is            , 2017.

TABLE OF CONTENTS

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	ii
WE ARE AN EMERGING GROWTH COMPANY	ii
PROSPECTUS SUMMARY	1
THE OFFERING	3
RISK FACTORS	4
USE OF PROCEEDS	16
CAPITALIZATION	17
DILUTION	18
DESCRIPTION OF BUSINESS	19
MARKET PRICE AND DIVIDENDS ON COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	26
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS FOR RUMBLEON	27
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS FOR NEXTGEN	39
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE	42
MANAGEMENT	43
EXECUTIVE AND DIRECTOR COMPENSATION	47
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	48
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	49
DESCRIPTION OF CAPITAL STOCK	51
SHARES AVAILABLE FOR FUTURE SALES	53
UNDERWRITING	54
LEGAL MATTERS	57
EXPERTS	57
WHERE YOU CAN FIND MORE INFORMATION	57
INDEX TO FINANCIAL STATEMENTS	F-1
INDEX TO PRO FORMA FINANCIAL STATEMENT	PF-1

This prospectus and any freewriting prospectus we file with the Securities and Exchange Commission, or the SEC, contain information you should consider when making your investment decision. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it.

The securities are not being offered in any jurisdiction where the offer is not permitted.

You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this prospectus.

In this prospectus, we refer to information regarding potential markets for our products and other industry data. We believe that all such information has been obtained from reliable sources that are customarily relied upon by companies in our industry. However, we have not independently verified any such information.

This prospectus includes statistical and other industry and market data that we obtained from industry publications and research, surveys and studies conducted by third parties. Industry publications and third-party research, surveys and studies generally indicate that their information has been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information.

i

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. These statements, which in some cases, you can identify by terms such as “may,” “will,” “should,” “could,” “would,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “projects,” “predicts,” “potential” and similar expressions intended to identify forward-looking statements, relate to future events or to our future operating or financial performance and involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. These statements include statements regarding our operations, cash flows, financial position and economic performance including, in particular, future sales, competition and the effect of economic conditions. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties.

Although we believe that these statements are based upon reasonable assumptions, these statements and other projections contained in this prospectus expressing opinions about future outcomes and non-historical information, are subject a number of risks and uncertainties, many of which are beyond our control, and reflect future business decisions that are subject to change and, therefore, there is no assurance that the outcomes expressed in these statements will be achieved. Some of the assumptions, future results and levels of performance expressed or implied in the forward-looking statements we have made or may make in the future inevitably will not materialize, and unanticipated events may occur which will affect our results. Investors are cautioned that forward-looking statements are not guarantees of future performance and actual results or developments may differ materially from the expectations expressed in forward-looking statements contained herein. Given these uncertainties, you should not place undue reliance on these forward-looking statements. We discuss many of these risks and uncertainties in greater detail under the heading “Risk Factors” on page 4 of this prospectus, as well as in our consolidated financial statements, related notes, and the other financial information appearing in this prospectus. You should read this prospectus completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of the forward-looking statements in this prospectus by these cautionary statements. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise, except as may be required under the securities laws of the United States. You are advised, however, to consult any additional disclosures we make in our reports filed with the SEC.

WE ARE AN EMERGING GROWTH COMPANY

We qualify as an “emerging growth company” as defined in the Jumpstart our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of reduced reporting and other burdens that are otherwise applicable generally to public companies. These provisions include (i) a requirement to have only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations disclosure and (ii) an exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002.

We may take advantage of these provisions until the end of the fiscal year ending after the fifth anniversary of our initial public offering or such earlier time that we are no longer an emerging growth company and if we do, the information that we provide stockholders may be different than you might get from other public companies in which you hold equity. We would cease to be an emerging growth company if we have more than $1.0 billion in annual revenue, have more than $700 million in market value of our shares of common stock held by non-affiliates, or issue more than $1.0 billion of nonconvertible debt over a three year period.

The JOBS Act permits an “emerging growth company” like us to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. We have elected not to take advantage of the extended transition period for complying with new or revised accounting standards.

ii

PROSPECTUS SUMMARY

The following summary highlights certain of the information contained elsewhere in this prospectus. Because this is only a summary, however, it does not contain all the information you should consider before investing in our Class B Common Stock and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information included elsewhere in this prospectus. Before you make an investment decision, you should read this entire prospectus carefully, including the risks of investing in our securities discussed under the section of this prospectus titled "Risk Factors" and our consolidated financial statements and related notes included elsewhere in this prospectus. Unless the context indicates otherwise, references in this prospectus to "RumbleOn, Inc.," "RumbleOn," "our Company," "we," "our" and "us" refer to RumbleOn, Inc., a Nevada corporation, and its consolidated subsidiaries.

Overview

We operate a capital light disruptive e-commerce platform facilitating the ability of both consumers and dealers to Buy-Sell-Trade-Finance pre-owned motorcycle and other power sport and recreation vehicles, or power/recreation vehicles, in one online location. Our goal is to transform the way motorcycles and other power/recreation vehicles are bought and sold by providing users with the most efficient, timely and transparent transaction experience. Our initial focus is the market for 601cc and larger on-road motorcycles, particularly those concentrated in the “Harley-Davidson” brand. We will look to extend to additional power/recreation vehicles and products as the platform matures, including ATVs, personal watercraft, snowmobiles, side-by-sides, boats, and both towable and motor coach RVs.

Serving both consumers and dealers, through our online platform, we make cash offers for the purchase of their vehicles and intend to provide them the flexibility to trade, list, or auction their vehicle through our website and mobile applications. In addition, we offer a large inventory of used vehicles for sale along with third-party financing and associated products. Our operations are designed to be scalable by working through an infrastructure and capital light model that is achievable by virtue of a synergistic relationship with dealer partners. We utilize dealer partners in the acquisition of motorcycles as well as to provide inspection, reconditioning and distribution services. Correspondingly, we earn fees and transaction income, and dealer partners will earn incremental revenue and enhance profitability through increased sales, leads, and fees from inspection, reconditioning and distribution programs.

Our business model is driven by a technology platform we acquired in February 2017, through our acquisition, or the NextGen Acquisition, of substantially all of the assets of NextGen Dealer Solutions, LLC, or NextGen, by our wholly-owned subsidiary, NextGen Pro, LLC, or NextGen Pro. The acquired system provides integrated vehicle appraisal, inventory management, customer relationship and lead management, equity mining, and other key services necessary to drive the online marketplace. Over the past 16 years, the developers of the software have designed and built, for large multi-national clients, a number of dealer and, what we believe to be, high quality applications solutions.

Our business combines a comprehensive online buying and selling experience with a vertically-integrated supply chain that allows us to buy and sell high quality vehicles to consumers and dealer partners transparently and efficiently at a value-oriented price. Using our website or mobile application, consumers and dealers can complete all phases of a used vehicle transaction. Our online buying and selling experience allows consumers to: (1) sell us a vehicle, (2) list a vehicle, (3) purchase a used vehicle, (4) finance a purchase and (5) protect a purchase.

To enable a seamless dealer and consumer experience, we are building a vertically-integrated used vehicle supply chain, supported by proprietary software systems and data which include the following attributes: (1) vehicle sourcing and acquisition, (2) inspection and reconditioning and (3) logistics and fulfillment.

Our Growth Strategy

We intend to transform the way recreational vehicles are bought and sold and thereby significantly grow our business and gain market share by targeting the large number of private consumer peer to peer transactions driven by listing only sites such as Craigslist. Management estimates the market for annual used motorcycle sales today at approximately 800,000 units sold, or approximately $7.5 billion of sales. Management believes approximately 50% or more of these transactions are completed on a peer to peer basis. We believe these transactions are highly inefficient and consumers view the process as cumbersome. Our online consumer direct sourcing strategy, wherein we make a cash offer to a consumer or dealer utilizing our website or mobile application allows us to deliver value pricing on our vehicles for sale. We believe our large scale inventory of vehicles for sale, coupled with our unique online platform, transparent selling process, certified and reconditioned vehicles and ability to offer financing and ancillary products provides a unique customer experience as compared to current alternatives when purchasing a vehicle. We believe we can aggressively drive RumbleOn brand recognition and awareness at a relatively low expense by utilizing digital, social media and guerrilla marketing techniques, as there are few national competitors and consumers are very brand focused and loyal. For example, approximately 15 key motorcycle events, such as Daytona Bike Week and the Sturgis Bike Rally, attract approximately four million attendees annually, many of whom are both motorcycle enthusiasts and Harley-Davidson consumers. We intend to have a significant presence at these events, with onsite advertising and sales facilities to build brand awareness. In addition, we anticipate engaging with or sponsoring active Harley Owner Group® (“HOG”) chapters, providing us a targeted audience to which to market RumbleOn and showcase the ease with which they can buy, sell, or trade motorcycles. Once motorcycle enthusiasts have sampled our website, we believe the unique experience will be compelling and drive organic growth. Over time, management believes we will build a proprietary database of customers and their interests, which will facilitate customer retention and cross sell activities.

Risks Associated with Our Business

Our business is subject to numerous risks, as more fully described in the section titled “Risk Factors” on page 4 of this prospectus. You should read these risks before you invest in our common stock. We may be unable, for many reasons, including those that are beyond our control, to implement our business strategy. In particular, risks associated with our business include:

●
Our limited operating history and our ability to achieve or maintain profitability;
●
Potential for significant fluctuation in our annual and quarterly operating results;
●
Our initial development and progress may not be indicative of future growth prospects;
●
The ability to obtain additional capital, if needed, to address business opportunities and unforeseen circumstances; and
●
The success of our marketing and branding offers and acceptance of our active platform.

Corporate Information

We were incorporated as a development stage company in the State of Nevada as Smart Server, Inc. in October 2013. In February 2017, we changed our name to RumbleOn, Inc. Our principal executive offices are located at 4521 Sharon Road, Suite 370, Charlotte, North Carolina 28211 and our telephone number is (704) 448-5240. Our Internet website is www.rumbleon.com. Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to reports filed or furnished pursuant to Sections 13(a) and 15(d) of the Exchange Act are available, free of charge, under the Investor Relations tab of our website as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. You may also read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website located at www.sec.gov that contains the information we file or furnish electronically with the SEC.

THE OFFERING

Securities offered by us	2,000,000 shares of our Class B Common Stock (or 2,300,000 shares of Class B Common Stock if the underwriters exercise the over-allotment option in full).

Assumed Offering Price	$9.49 per share of Class B Common Stock (the last reported sale price of our Class B Common Stock on the OTCQB on September 26, 2017).

Class B Common Stock Outstanding Before this offering (1)	9,018,541 shares.

After this offering (1)(2)	11,018,541 shares (or 11,318,541 shares if the underwriters exercise their over-allotment option in full).

Underwriter’s Over-allotment Option
We have granted the underwriters an option, exercisable one or more times in whole or in part, to purchase up to an additional shares of Class B Common Stock from us at the public offering price less the underwriting discount within 30 days from the date of this prospectus to cover over-allotments.

Use of Proceeds
We estimate the net proceeds from this offering will be approximately $17.3 million (or $19.9 million if the underwriters exercise their over-allotment option). We will retain broad discretion over the use of the net proceeds of this offering. We currently intend to use the net proceeds of this offering for the repayment of approximately $1.7 of outstanding debt. We intend to use the remaining net proceeds for working capital and general corporate purposes, which may include purchases of additional inventory held for sale, increased spending on marketing and advertising and capital expenditures necessary to grow the business.  Proceeds received by us may be used for other purposes our board of directors, or the Board, or management deem to be in our best interest.

Lock-up
Before the completion of this offering, we, each of our officers, directors, and stockholders owning 10% or more of the outstanding shares of each of our common stock as of the date of this prospectus have agreed, subject to certain exceptions, not to sell, offer, agree to sell, contract to sell, hypothecate, pledge, grant any option to purchase, make any short sale of, or otherwise dispose of or hedge, directly or indirectly, any units, shares of common stock, or any securities convertible into or exercisable or exchangeable for shares of common stock, for a period of 180 days after the date of this prospectus, without the prior written consent of the underwriters. See “Underwriting” for additional information.

Risk Factors
You should read the “Risk Factors” section beginning on page 4 and other information included in this prospectus for a discussion of factors you should carefully consider before investing in our securities.

Current Symbol	RMBL

Listing and Proposed NASDAQ Symbol
Our Class B Common Stock currently trades on the OTCQB. We have applied for the listing of our Class B Common Stock on The NASDAQ Capital Market under the symbol “RMBL.” The closing of this offering is contingent on the successful listing of our Class B Common Stock on The NASDAQ Capital Market.

(1)
The number of shares of our Class B Common Stock outstanding excludes 560,000 shares underlying outstanding restricted stock units granted under the RumbleOn, Inc. 2017 Stock Incentive Plan and 522,224 shares of Class B Common Stock reserved for issuance under our 2017 Stock Incentive Plan.

(2)
The total number of shares of our Class B Common Stock outstanding after this offering is based on 9,018,541 shares outstanding as of September 26, 2017 and excludes shares issuable upon exercise of the warrants issued to the representatives of the underwriters in connection with this offering. Except as otherwise indicated herein, all information in this prospectus assumes the underwriters do not exercise the over-allotment option and the representatives of the underwriters do not exercise their warrants.

RISK FACTORS

Investing in our Class B Common Stock involves a high degree of risk. Investors should carefully consider the risks described below and all of the other information set forth in this prospectus, including our financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” before deciding to invest in our Class B Common Stock. If any of the events or developments described below occur, our business, financial condition, or results of operations could be materially adversely affected. As a result, the market price of our Class B Common Stock could decline, and investors could lose all or part of their investment.

Risks Related to Our Business

We have a limited operating history and we cannot assure you we will achieve or maintain profitability.

Our business model is unproven and we have a limited operating history. We are only in the initial development stage of our business. We expect to make significant investments in the further development and expansion of our business and these investments may not result in the successful development, operation, or growth of our business on a timely basis or at all. We may not generate sufficient revenue and we may incur significant losses in the future for a number of reasons, including a lack of demand for our products and services, increasing competition, weakness in the motorcycle, power sport, and other recreational vehicle industries generally, as well as other risks described in these Risk Factors, and we may encounter unforeseen expenses, difficulties, complications and delays, and other unknown factors relating to the development and operation of our business. Accordingly, we may not be able to successfully develop and operate our business, generate revenue, or achieve or maintain profitability.

Our auditor’s report reflects that our ability to continue as a going concern is dependent upon our ability to raise additional capital and, ultimately the achievement of significant operating revenue.

Our financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. Our auditor’s report reflects that our ability to continue as a going concern is dependent upon our ability to raise additional capital from the sale of common stock or through other debt or equity financings and, ultimately, the achievement of significant operating revenue. If we are unable to continue as a going concern, stockholders will lose their investment. We will be required to seek additional capital to fund future growth and expansion. No assurance can be given that such financing will be available or, if available, that it will be on commercially favorable terms acceptable to us. Moreover, favorable financing may be dilutive to investors.

Our annual and quarterly operating results may fluctuate significantly or may fall below the expectations of investors or securities analysts, each of which may cause our stock price to fluctuate or decline.

We expect our operating results to be subject to annual and quarterly fluctuations, and they will be affected by numerous factors, including:

●
a change in consumer discretionary spending;

●
weather, which may impact the ability or desire for potential end customers to consider whether they wish to own a motorcycle or power/recreation vehicle;

●
the timing and cost of, and level of investment in, research and development activities relating to our software services, which may change from time to time;

●
our ability to attract, hire and retain qualified personnel;

●
expenditures that we will or may incur to acquire or develop additional product and service offerings;

●
future accounting pronouncements or changes in our accounting policies; and

●
the changing and volatile U.S., European and global economic environments.

If our annual or quarterly operating results fall below the expectations of investors or securities analysts, the price of our Class B Common Stock could decline substantially. Furthermore, any annual or quarterly fluctuations in our operating results may, in turn, cause the price of our stock to fluctuate substantially. We believe that annual and quarterly comparisons of our financial results are not necessarily meaningful and should not be relied upon as an indication of our future performance.

Our unaudited pro forma financial statements are not intended as an indication of our financial condition or anticipated results of operations following the NextGen Acquisition.

The unaudited pro forma financial statements included elsewhere in this prospectus relating to the NextGen Acquisition are presented for illustrative purposes only and may not be an indication of our financial condition or anticipated results of operations following the NextGen Acquisition. The pro forma financial statements were derived from our historical financial statements and the historical financial statements of NextGen, and certain adjustments and assumptions have been made after giving effect to the NextGen Acquisition. The information upon which these adjustments and assumptions have been made is preliminary, and these kinds of adjustments and assumptions are difficult to make with accuracy. Moreover, our actual financial condition and results of operations following the NextGen Acquisition may not be consistent with, or evident from, the pro forma financial statements. In addition, the assumptions used in preparing the pro forma financial data may not prove to be accurate, and other factors may affect our financial condition or results of operations following the NextGen Acquisition. Any decline in our financial condition or results of operations may cause significant variations in the trading price of our securities.

The initial development and progress of our business to date may not be indicative of our future growth prospects and, if we continue to grow rapidly, we may not be able to manage our growth effectively.

We expect that, in the future, as our revenue increases, our rate of growth will decline. In addition, we will not be able to grow as fast or at all if we do not accomplish the following:

●
maintain and grow our dealer relationships and network;

●
increase the number of users of our products and services, and in particular the number of unique visitors to our website and our branded mobile applications;

●
increase the number of transactions between our users and both RumbleOn and our dealer networks;

●
introduce third party ancillary products and services;

●
acquire sufficient number of vehicles at attractive cost; and

●
sell sufficient number of vehicles at acceptable prices.

We may not successfully accomplish any of these objectives. We plan to continue our investment in future growth. We expect to continue to expend substantial financial and other resources on:

●
marketing and advertising;

●
product and service development; including investments in our website, business processes, infrastructure, inventory, product and service development team and the development of new products and services and new features for existing products; and

●
general administration, including legal, accounting and other compliance expenses related to being a public company.

In addition, our anticipated growth may place and may continue to place significant demands on our management and our operational and financial resources. As we grow, we expect to hire additional personnel. Also, our organizational structure will become more complex as we add additional staff, and we will need to ensure we adequately develop and maintain operational, financial and management controls as well as our reporting systems and procedures.

We may require additional capital to pursue our business objectives and respond to business opportunities, challenges or unforeseen circumstances. If capital is not available on terms acceptable to us or at all, we may not be able to develop and grow our business as anticipated and our business, operating results and financial condition may be harmed.

We intend to continue to make investments to support the development and growth of our business and, we may require additional capital to pursue our business objectives and respond to business opportunities, challenges or unforeseen circumstances. Accordingly, we may need to engage in equity or debt financings to secure additional funds. However, additional funds may not be available when we need them, on terms that are acceptable to us, or at all. Volatility in the credit markets may also have an adverse effect on our ability to obtain debt financing. Also, the incurrence of leverage, the debt service requirements resulting therefrom, and the possibility of a need for financing or any additional financing could have important and negative consequences, including the following: (a) our ability to obtain additional financing for working capital, capital expenditures, or general corporate or other purposes may be impaired in the future; (b) certain future borrowings may be at variable rates of interest, which will expose us to the risk of increased interest rates; (c) we may need to use a portion of the money it earns to pay principal and interest on their credit facilities, which will reduce the amount of money available to finance operations and other business activities, repay other indebtedness, and pay distributions; and (d) substantial leverage may limit our flexibility to adjust to changing economic or market conditions, reduce their ability to withstand competitive pressures and make them more vulnerable to a downturn in general economic conditions.

If we raise additional funds through further issuances of equity or convertible debt securities, our existing stockholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences and privileges superior to those of holders of our common stock. If we are unable to obtain adequate financing or financing on terms satisfactory to us, when we require it, our ability to continue to pursue our business objectives and to respond to business opportunities, challenges or unforeseen circumstances could be significantly limited, and our business, operating results, financial condition and prospects could be adversely affected.

If key industry participants, including power/recreation vehicle dealers and power/recreation vehicle manufacturers, perceive us in a negative light or our relationships with them suffer harm, our ability to operate and grow our business and our financial performance may be damaged.

We anticipate that we will derive a significant portion of our revenue from fees paid by existing power/recreation vehicle dealers for dealer services we may provide them. In addition, we intend to utilize a select set of dealers to perform services for our benefit, including, among other things, vehicle reconditioning, vehicle storage and vehicle photography. If our relationships with our network of dealers suffer harm in a manner that leads to the departure of these dealers from our network, then our ability to operate our business, grow revenue and lower our costs will be adversely affected.

We cannot assure you that we will maintain strong relationships with the dealers in our network or that we will not suffer dealer attrition in the future. We may also have disputes with dealers from time to time, including relating to the collection of fees from them and other matters. We may need to modify our products, change pricing or take other actions to address dealer concerns in the future. If we are unable to create and maintain a compelling value proposition for dealers to become and remain dealers, our dealer network will not grow and may begin to decline. If a significant number of these dealers decided to leave our network or change their financial or business relationship with us, then our business, growth, operating results, financial condition and prospects would suffer. Additionally, if we are unable to add dealers to our network, our growth could be impaired.

We may be unable to maintain or grow relationships with information data providers or may experience interruptions in the data feeds they provide, which may limit the information that we are able to provide to our users and dealers, as well as adversely affect the timeliness of such information, and may impair our ability to attract or retain consumers and our dealers and to timely invoice all parties.

We expect to receive data from third-party data providers, including our network of dealers, dealer management system data feed providers, data aggregators and integrators, survey companies, purveyors of registration data and possibly others. There may be some instances in which we use this information to appraise vehicles we purchase, display inventory or listings available for sale, target market to customers, and collect a transaction fee from dealers or recognize revenue from the related transactions. If we are unable to maintain or grow relationships with these data providers, or if and when an interruption of the data occurs, we may not always be able to buy inventory at competitive prices, have available for sale as many vehicles as we might otherwise, or collect the appropriate fees from dealers, potentially resulting in a shortfall of revenue that could be material to our operating results.

The success of our business relies heavily on our marketing and branding efforts, especially with respect to the RumbleOn website and our branded mobile applications, and these efforts may not be successful.

We believe that an important component of our development and growth will be the business derived from the RumbleOn website and our branded mobile applications. Because RumbleOn is a consumer brand, we rely heavily on marketing, advertising, and social media to increase the visibility of this brand with potential customers.

Our business model relies on our ability to scale rapidly and to decrease incremental user acquisition costs as we grow. Some of our methods of marketing and advertising may not be profitable because they may not result in the acquisition of sufficient users visiting our website and mobile applications such that we may recover these costs by attaining corresponding revenue growth. If we are unable to recover our marketing and advertising costs through increases in user traffic and in the number of transactions by users of our platform, it could have a material adverse effect on our growth, results of operations and financial condition.

The failure to develop and maintain our brand could harm our ability to grow unique visitor traffic and to expand our dealer network.

Developing and maintaining the RumbleOn brand will depend largely on the success of our efforts to maintain the trust of our users and dealers and to deliver value to each of our users and dealers. If our potential users perceive that we are not focused primarily on providing them with a better motorcycle and power/recreation vehicle buying experience, our reputation and the strength of our brand will be adversely affected.

Complaints or negative publicity about our business practices, our marketing and advertising campaigns, our compliance with applicable laws and regulations, the integrity of the data that we provide to users, data privacy and security issues, and other aspects of our business, irrespective of their validity, could diminish users’ and dealers’ confidence in and the use of our products and services and adversely affect our brand. There can be no assurance that we will be able to develop, maintain or enhance our brand, and failure to do so would harm our business growth prospects and operating results.

We rely on Internet search engines and social media to drive traffic to our website, and if we fail to appear prominently in the search results, our traffic would decline and our business would be adversely affected.

We depend in part on companies such as Google™, Facebook™ and Instagram™ to drive traffic to our website. For example, when a user searches the internet for a particular type of recreational vehicle, we rely on a high organic search ranking of our web pages in these search results to refer the user to our website. However, our ability to maintain high, non-paid search result rankings is not within our control. Our competitors’ search engine optimization efforts may result in their websites receiving a higher search result page ranking than ours, or search engines could revise their methodologies in a way that would adversely affect our search result rankings. If search engines modify their search algorithms in ways that are detrimental to us, or if our competitors’ efforts are more successful than ours, overall growth in our user base could slow or our user base could decline. Search engine providers and social media platforms could provide power/recreation vehicle dealer and pricing information directly in search results, align with our competitors or choose to develop competing services. Any reduction in the number of users directed to our website via search engines or social media could harm our business and operating results.

A significant disruption in service on our website or of our mobile applications could damage our reputation and result in a loss of consumers, which could harm our business, brand, operating results, and financial condition.

Our brand, reputation and ability to attract consumers, affinity groups and advertisers depend on the reliable performance of our technology infrastructure and content delivery. We may experience significant interruptions with our systems in the future. Interruptions in these systems, whether due to system failures, computer viruses or physical or electronic break-ins, could affect the security or availability of our products on our website and mobile application and prevent or inhibit the ability of consumers to access our products. Problems with the reliability or security of our systems could harm our reputation, result in a loss of consumers, dealers and affinity group marketing partners and result in additional costs.

We intend to locate our communications, network, and computer hardware used to operate our website and mobile applications at facilities in various parts of the country to minimize the risk and create an environment where we can remain online if one of the facilities in which our equipment is housed goes offline. Nevertheless, we will not own or control the operation of these facilities, and our systems and operations will be vulnerable to damage or interruption from fire, flood, power loss, telecommunications failure, terrorist attacks, acts of war, electronic and physical break-ins, computer viruses, earthquakes and similar events. The occurrence of any of these events could result in damage to our systems and hardware or could cause them to fail.

Problems faced by any third-party web hosting providers we may utilize could adversely affect the experience of our consumers. Any third-party web hosting providers could close their facilities without adequate notice. Any financial difficulties, up to and including bankruptcy, faced by any third-party web hosting providers or any of the service providers with whom they contract may have negative effects on our business, the nature and extent of which are difficult to predict. If our third-party web hosting providers are unable to keep up with our growing capacity needs, our business could be harmed.

Any errors, defects, disruptions, or other performance or reliability problems with our network operations could cause interruptions in access to our products as well as delays and additional expense in arranging new facilities and services and could harm our reputation, business, operating results and financial condition.

If we are unable to provide a compelling power/recreation vehicle buying experience to our users, the number of transactions between our users, RumbleOn and dealers will decline and our revenue and results of operations will suffer harm.

We cannot assure you that we are able to provide a compelling power/recreation vehicle buying experience to our users, and our failure to do so will mean that the number of transactions between our users, RumbleOn and dealers will decline and we will be unable to effectively monetize our user traffic. We believe that our ability to provide a compelling power/recreation vehicle buying experience is subject to a number of factors, including:

●
our ability to launch new products that are effective and have a high degree of consumer engagement; and

●
compliance of the dealers within our dealer network with applicable laws, regulations and the rules of our platform.

The growth of our business relies significantly on our ability to increase the number of dealers in our network such that we are able to increase the number of transactions between our users and dealers. Failure to do so would limit our growth.

Our ability to grow the number of dealers in our network is an important factor in growing our business. We are a new participant in the recreational vehicle industry, our business may be viewed in a negative light by power/recreation vehicle dealerships, and there can be no assurance that we will be able to maintain or grow the number of power/recreation vehicle dealers in our network.

Our ability to grow our complementary product offerings may be limited, which could negatively impact our development, growth, revenue and financial performance.

As we introduce or expand additional offerings for our platform, such as power/recreation vehicle trade-ins, lead management, transaction processing, financing, leasing, maintenance and insurance, we may incur losses or otherwise fail to enter these markets successfully. Our expansion into these markets may place us in competitive and regulatory environments with which we are unfamiliar and involves various risks, including the need to invest significant resources and the possibility that returns on such investments will not be achieved for several years, if at all. In attempting to establish such new product offerings, we may incur significant expenses and face various other challenges, such as expanding our sales force and management personnel to cover these markets and complying with complicated regulations that apply to these markets. In addition, we may not successfully demonstrate the value of these ancillary products to consumers or dealers, and failure to do so would compromise our ability to successfully expand into these additional revenue streams.

We rely on third-party financing providers to finance a significant portion of our customers’ vehicle purchases.

We rely on third-party financing providers to finance a significant portion of our customers’ vehicle purchases. Accordingly, our revenue and results of operations are partially dependent on the actions of these third parties. We provide financing to qualified customers through a number of third-party financing providers. If one or more of these third-party providers cease to provide financing to our customers, provide financing to fewer customers or no longer provide financing on competitive terms, it could have a material adverse effect on our business, sales and results of operations. Additionally, if we were unable to replace the current third-party providers upon the occurrence of one or more of the foregoing events, it could also have a material adverse effect on our business, sales and results of operations. We rely on third-party providers to supply Extended Protection Plan, or EPP, products to our customers. Accordingly, our revenue and results of operations will be partially dependent on the actions of these third-parties. If one or more of these third-party providers cease to provide EPP products, make changes to their products or no longer provide their products on competitive terms, it could have a material adverse effect on our business, revenue and results of operations. Additionally, if we were unable to replace the current third-party providers upon the occurrence of one or more of the foregoing events, it could also have a material adverse effect on our business, revenue and results of operations.

Our sales of motorcycles and other power/recreation vehicles may be adversely impacted by increased supply of and/or declining prices for used recreational vehicles and excess supply of new recreational vehicles.

We believe when prices for used recreational vehicles have declined, it can have the effect of reducing demand among retail purchasers for new recreational vehicles (at or near manufacturer’s suggested retail prices). Further, the manufacturers of recreational vehicles can and do take actions that influence the markets for new and used recreational vehicles. For example, introduction of new models with significantly different functionality, technology or other customer satisfiers can result in increased supply of used recreational vehicles, and a decrease in the inventory of used recreational vehicles available for sale at dealers in the U.S. could result in an increased supply or decreased demand in the market for used recreational vehicles, which could result in declining prices for used recreational vehicles, and prior model-year new recreational vehicles. Also, while historically manufacturers have taken steps designed to balance production volumes for new recreational vehicles with demand, those steps may not be effective, or further manufacturers could choose to supply new recreational vehicles to the market in excess of demand at reduced prices which could also have the effect of reducing demand for used recreational vehicles. Ultimately, reduced demand among retail purchasers for new recreational vehicles leads to reduced shipments by us.

We rely on a number of third parties to perform certain operating and administrative functions for us.

We may experience problems with outsourced services, such as unfavorable pricing, untimely delivery of services, or poor quality. Also, these suppliers may experience adverse economic conditions due to difficulties in the global economy that could lead to difficulties supporting our operations. In light of the amount and types of functions that we will outsource, these service provider risks could have a material adverse effect on our business and results of operations.

We participate in a highly competitive market, and pressure from existing and new companies may adversely affect our business and operating results.

We face significant competition from companies that provide listings, information, lead generation and power/recreation vehicle buying services designed to reach consumers and enable dealers to reach these consumers. We will compete for a share of overall power/recreation vehicle purchases as well as power/recreation vehicle dealer’s marketing and technology spend. To the extent that power/recreation vehicle dealers view alternative strategies to be superior to RumbleOn, we may not be able to maintain or grow the number of dealers in our network, we may sell fewer power/recreation vehicles to users of our platform and our business, operating results and financial condition will be harmed.

We also expect that new competitors will continue to enter the online power/recreation vehicle retail industry with competing products and services, which could have an adverse effect on our revenue, business and financial results.

Our competitors could significantly impede our ability to expand our network of dealers and to reach consumers. Our competitors may also develop and market new technologies that render our existing or future products and services less competitive, unmarketable or obsolete. In addition, if our competitors develop products or services with similar or superior functionality to our solutions, we may need to decrease the prices for our solutions in order to remain competitive. If we are unable to maintain our current pricing structure due to competitive pressures, our revenue will be reduced and our operating results will be negatively affected.

Our current and potential competitors may have significantly more financial, technical, marketing and other resources than we have, and the ability to devote greater resources to the development, promotion and support of their products and services. Additionally, they may have more extensive power/recreation vehicle industry relationships than we have, longer operating histories and greater name recognition. As a result, these competitors may be better able to respond more quickly to undertake more extensive marketing or promotional campaigns. If we are unable to compete with these companies, the demand for our products and services could substantially decline.

In addition, if one or more of our competitors were to merge or partner with another of our competitors, the change in the competitive landscape could adversely affect our ability to compete effectively. Our competitors may also establish or strengthen cooperative relationships with our current or future third-party data providers, technology partners or other parties with whom we may have relationships, thereby limiting our ability to develop, improve and promote our solutions.

Seasonality or weather trends may cause fluctuations in our unique visitors, revenue and operating results.

Our revenue trends are likely to be a reflection of consumers’ power/recreation vehicle buying patterns. While different types of power/recreation vehicles are designed for different seasons (motorcycles are typically for non-snow seasons, while snowmobiles are typically designed for winter), our revenue may be cyclical if, for example, motorcycles and motorcycle dealers represent a large percentage of our revenue. Our business likely will also be impacted by cyclical trends affecting the overall economy, specifically the retail power/recreation vehicle industry, as well as by actual or threatened severe weather events.

We collect, process, store, share, disclose and use personal information and other data, and our actual or perceived failure to protect such information and data could damage our reputation and brand and harm our business and operating results.

We collect, process, store, share, disclose and use personal information and other data provided by consumers and dealers. We rely on encryption and authentication technology licensed from third parties to effect secure transmission of such information. We may need to expend significant resources to protect against security breaches or to address problems caused by breaches. Any failure or perceived failure to maintain the security of personal and other data that is provided to us by consumers and dealers could harm our reputation and brand and expose us to a risk of loss or litigation and possible liability, any of which could harm our business and operating results. In addition, from time to time, it is possible that concerns will be expressed about whether our products, services, or processes compromise the privacy of our users. Concerns about our practices with regard to the collection, use or disclosure of personal information or other privacy related matters, even if unfounded, could harm our business and operating results.

There are numerous federal, state and local laws around the world regarding privacy and the collection, processing, storing, sharing, disclosing, using and protecting of personal information and other data, the scope of which are changing, subject to differing interpretations, and which may be costly to comply with and may be inconsistent between countries and jurisdictions or conflict with other rules. We generally comply with industry standards and are subject to the terms of our privacy policies and privacy-related obligations to third parties. We strive to comply with all applicable laws, policies, legal obligations and industry codes of conduct relating to privacy and data protection, to the extent possible. However, it is possible that these obligations may be interpreted and applied in new ways or in a manner that is inconsistent from one jurisdiction to another and may conflict with other rules or our practices or that new regulations could be enacted. Any failure or perceived failure by us to comply with our privacy policies, our privacy-related obligations to consumers or other third parties, or our privacy-related legal obligations, or any compromise of security that results in the unauthorized release or transfer of sensitive information, which may include personally identifiable information or other user data, may result in governmental enforcement actions, litigation or public statements against us by consumer advocacy groups or others and could cause consumers and power/recreation vehicle dealers to lose trust in us, which could have an adverse effect on our business. Additionally, if vendors, developers or other third parties that we work with violate applicable laws or our policies, such violations may also put consumer or dealer information at risk and could in turn harm our reputation, business and operating results.

Failure to adequately protect our intellectual property could harm our business and operating results.

A portion of our success may be dependent on our intellectual property, the protection of which is crucial to the success of our business. We expect to rely on a combination of patent, trademark, trade secret and copyright law and contractual restrictions to protect our intellectual property. In addition, we will attempt to protect our intellectual property, technology and confidential information by requiring our employees and consultants to enter into confidentiality and assignment of inventions agreements and third parties to enter into nondisclosure agreements. These agreements may not effectively prevent unauthorized use or disclosure of our confidential information, intellectual property, or technology and may not provide an adequate remedy in the event of unauthorized use or disclosure of our confidential information, intellectual property, or technology. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our website features, software and functionality or obtain and use information that we consider proprietary.

Competitors may adopt service names similar to ours, thereby harming our ability to build brand identity and possibly leading to user confusion. In addition, there could be potential trade name or trademark infringement claims brought by owners of other registered trademarks or trademarks that incorporate variations of the term “RumbleOn” or “RMBL.”

We currently hold the “RumbleOn.com” internet domain name and approximately 1,000 other related domain names. The regulation of domain names in the United States is subject to change. Regulatory bodies could establish additional top-level domains, appoint additional domain name registrars, or modify the requirements for holding domain names. As a result, we may not be able to acquire or maintain all domain names that use the name RumbleOn or RMBL.

We may in the future be subject to intellectual property disputes, which are costly to defend and could harm our business and operating results.

We may from time to time face allegations that we have infringed the trademarks, copyrights, patents and other intellectual property rights of third parties, including from our competitors or non-practicing entities.

Patent and other intellectual property litigation may be protracted and expensive, and the results are difficult to predict and may require us to stop offering some features, purchase licenses or modify our products and features while we develop non-infringing substitutes or may result in significant settlement costs.

In addition, we use open source software in our products and will use open source software in the future. From time to time, we may face claims against companies that incorporate open source software into their products, claiming ownership of, or demanding release of, the source code, the open source software or derivative works that were developed using such software, or otherwise seeking to enforce the terms of the applicable open source license. These claims could also result in litigation, require us to purchase a costly license or require us to devote additional research and development resources to change our platform or services, any of which would have a negative effect on our business and operating results.

Even if these matters do not result in litigation or are resolved in our favor or without significant cash settlements, these matters, and the time and resources necessary to litigate or resolve them, could harm our business, our operating results and our reputation.

We depend on key personnel to operate our business, and if we are unable to retain, attract and integrate qualified personnel, our ability to develop and successfully grow our business could be harmed.

We believe our success will depend on the efforts and talents of our executives and employees, including Marshall Chesrown, our Chairman and Chief Executive Officer, and Steven R. Berrard, our Chief Financial Officer and Secretary. Our future success depends on our continuing ability to attract, develop, motivate and retain highly qualified and skilled employees. Qualified individuals are in high demand, and we may incur significant costs to attract and retain them. In addition, the loss of any of our senior management or key employees could materially adversely affect our ability to execute our business plan and strategy, and we may not be able to find adequate replacements on a timely basis, or at all. Our executive officers are at-will employees, which means they may terminate their employment relationship with us at any time, and their knowledge of our business and industry would be extremely difficult to replace. We cannot ensure that we will be able to retain the services of any members of our senior management or other key employees. If we do not succeed in attracting well-qualified employees or retaining and motivating existing employees, our business could be materially and adversely affected.

We may acquire other companies or technologies, which could divert our management’s attention, result in additional dilution to our stockholders and otherwise disrupt our operations and harm our operating results.

Our success will depend, in part, on our ability to grow our business in response to the demands of consumers, dealers and other constituents within the power/recreation vehicle industry as well as competitive pressures. In some circumstances, we may determine to do so through the acquisition of complementary businesses and technologies rather than through internal development. The identification of suitable acquisition candidates can be difficult, time-consuming and costly, and we may not be able to successfully complete identified acquisitions. The risks we face in connection with acquisitions include:

●
diversion of management time and focus from operating our business to addressing acquisition integration challenges;

●
coordination of technology, research and development and sales and marketing functions;

●
transition of the acquired company’s users to our website and mobile applications;

●
retention of employees from the acquired company;

●
cultural challenges associated with integrating employees from the acquired company into our organization;

●
integration of the acquired company’s accounting, management information, human resources and other administrative systems;

●
the need to implement or improve controls, procedures and policies at a business that prior to the acquisition may have lacked effective controls, procedures and policies;

●
potential write-offs of intangibles or other assets acquired in such transactions that may have an adverse effect our operating results in a given period;

●
liability for activities of the acquired company before the acquisition, including patent and trademark infringement claims, violations of laws, commercial disputes, tax liabilities and other known and unknown liabilities; and

●
litigation or other claims in connection with the acquired company, including claims from terminated employees, consumers, former stockholders or other third parties.

Our failure to address these risks or other problems encountered in connection with our future acquisitions and investments could cause us to fail to realize the anticipated benefits of these acquisitions or investments, cause us to incur unanticipated liabilities, and harm our business generally. Future acquisitions could also result in dilutive issuances of our equity securities, the incurrence of debt, contingent liabilities, amortization expenses, or the impairment of goodwill, any of which could harm our financial condition. Also, the anticipated benefits of any acquisitions may not materialize to the extent we anticipate or at all.

Risks Related to this Offering and our Class B Common Stock

You will experience immediate and substantial dilution in the net tangible book value per share of the Class B Common Stock you purchase.

The price per share of our Class B Common Stock sold in this offering is substantially higher than the net tangible book value per share of our Class B Common Stock. If you purchase shares of Class B Common Stock in this offering, you will suffer immediate and substantial dilution of approximately $  per share in the net tangible book value of the Class B Common Stock. Purchasers of our Class B Common Stock in this offering will have contributed approximately % of the aggregate price paid by purchasers of our Class B Common Stock but will only own approximately % of our Class B Common Stock outstanding after this offering, excluding any shares they may have acquired before this offering. Furthermore, if the underwriters exercise their over-allotment option or their warrants, you will experience further dilution. See the section titled “Dilution” in this prospectus for a detailed discussion of the dilution you will incur if you purchase Class B Common Stock in this offering.

There has been a limited public market for our Class B Common Stock, and we do not know if one will develop to provide you adequate liquidity. Furthermore, the trading price for our Class B Common Stock, should an active trading market develop, may be volatile and could be subject to wide fluctuations in per share price.

Our Class B Common Stock is listed for trading on the OTCQB Market under the trading symbol “RMBL,” however historically there has been a limited public market for our Class B Common Stock. We have applied to list our Class B Company Stock on The NASDAQ Capital Market, and the closing of this offering is contingent on the successful listing of our Class B Common Stock on The NASDAQ Capital Market. Regardless of whether our stock is approved for listing on The NASDAQ Capital Market or continues to trade on the OTCQB Market, we cannot assure you that an active trading market for our Class B Common Stock will develop or be sustained. The liquidity of any market for the shares of our Class B Common Stock will depend on a number of factors, including:

●
the number of stockholders;

●
our operating performance and financial condition;

●
the market for similar securities;

●
the extent of coverage of us by securities or industry analysts; and

●
the interest of securities dealers in making a market in the shares of our Class B Common Stock.

Even if an active trading market develops, the market price for our Class B Common Stock may be highly volatile and could be subject to wide fluctuations. In addition, the price of shares of our Class B Common Stock could decline significantly if our future operating results fail to meet or exceed the expectations of market analysts and investors and actual or anticipated variations in our quarterly operating results could negatively affect our share price.

Other factors may also contribute to volatility of the price of our Class B Common Stock and could subject our Class B Common Stock to wide fluctuations. These include, but are not limited to:

●
developments in the financial markets and worldwide or regional economies;

●
announcements of innovations or new products or services by us or our competitors;

●
announcements by the government relating to regulations that govern our industry;

●
significant sales of our Class B Common Stock or other securities in the open market;

●
variations in interest rates;

●
changes in the market valuations of other comparable companies; and

●
changes in accounting principles.

Our principal stockholders and management own a significant percentage of our stock and an even greater percentage of our voting power and will be able to exert significant control over matters subject to stockholder approval.

Our executive officers and directors as a group beneficially own shares of our Class A Common Stock and Class B Common Stock representing 85.4% in aggregate of our voting power, including 72.1% in aggregate voting power held by Messrs. Chesrown and Berrard as the only holders of our 1,000,000 outstanding shares of our Class A Common Stock, which has ten votes for each one share outstanding. As a result, these stockholders have the ability to determine all matters requiring stockholder approval. For example, these stockholders are able to control elections of directors, amendments of our organizational documents approval of any merger, sale of assets, or other major corporate transaction. This may prevent or discourage unsolicited acquisition proposals or offers for our common stock that you may believe are in your best interest as a stockholder or to take other action that you may believe are not in your best interest as a stockholder. This may also adversely affect the market price of our Class B Common Stock.

Our management has broad discretion as to the use of the net proceeds from this offering.

We cannot specify with certainty the particular uses of the net proceeds we will receive from this offering, and these uses may vary from our current plans. Our management will have broad discretion in the application of the net proceeds, including for any of the purposes described in “Use of Proceeds.” Accordingly, you will have to rely upon the judgment of our management with respect to the use of the proceeds (other than the repayment of approximately $1.7 million of outstanding debt). Our management may spend a portion or all of the net proceeds from this offering in ways that holders of our Class B Common Stock may not desire or that may not yield a significant return or any return at all. The failure by our management to apply these funds effectively could harm our business.

Because our Class B Common Stock may be deemed a low-priced “penny” stock, an investment in our Class B Common Stock should be considered high risk and subject to marketability restrictions.

Historically, the trading price of our Class B Common Stock has been $5.00 per share or lower, and deemed a penny stock, as defined in Rule 3a51-1 under the Exchange Act, and subject to the penny stock rules of the Exchange Act specified in rules 15g-1 through 15g-10. Those rules require broker-dealers, before effecting transactions in any penny stock, to:

●
deliver to the customer, and obtain a written receipt for, a disclosure document;

●
disclose certain price information about the stock;

●
disclose the amount of compensation received by the broker-dealer or any associated person of the broker-dealer;

●
send monthly statements to customers with market and price information about the penny stock; and

●
in some circumstances, approve the purchaser’s account under certain standards and deliver written statements to the customer with information specified in the rules.

Consequently, if our Class B Common Stock returns to a $5.00 per share price or lower, the penny stock rules may restrict the ability or willingness of broker-dealers to sell the Class B Common Stock and may affect the ability of holders to sell their Class B Common Stock in the secondary market and the price at which such holders can sell any such securities. These additional procedures could also limit our ability to raise additional capital in the future.

If securities or industry analysts do not publish research or reports about our business, or if they issue an adverse or misleading opinion regarding our stock, our stock price and trading volume could decline.

The trading market for our Class B Common Stock may be influenced by the research and reports that industry or securities analysts publish about us or our business. We do not currently have and may never obtain research coverage by securities and industry analysts. If no or few securities or industry analysts commence coverage of us, the trading price for our stock may be negatively impacted. In the event we obtain securities or industry analyst coverage, if any of the analysts who cover us issue an adverse or misleading opinion regarding us, our business model, our intellectual property or our stock performance, or if our operating results fail to meet the expectations of analysts, our stock price would likely decline. If one or more of these analysts cease coverage of us or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline.

A significant portion of our total outstanding shares of Class B Common Stock is restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of our Class B Common Stock to drop significantly, even if our business is doing well.

Sales of a substantial number of shares of our Class B Common Stock in the public market or the perception that these sales might occur, could depress the market price of our Class B Common Stock and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that sales may have on the prevailing market price of our Class B Common Stock.

On February 8, 2017, our executive officers, directors, and certain stockholders entered into an Amended and Restated Stockholders Agreement, or the Stockholders Agreement, restricting the stockholders’ ability to transfer shares of our common stock through the earlier of (i) October 19, 2017, or (ii) the date on which we receive at least $3,500,000 in proceeds of any equity financing, or the Restricted Period, subject to certain exceptions. Further, the Stockholders Agreement limits the number of shares of our common stock that may be sold by these stockholders. Approximately 7.3 million shares of our Class B Common Stock are subject to these restrictions. In addition to the Stockholders Agreement, our executive officers, directors and certain stockholders have entered into a Lock-up Agreement, which restricts the sale of our common stock by such parties through December 31, 2017. Approximately 7.1 million shares of our Class B Common Stock are subject to this Lock-up Agreement. In addition, approximately 6,243,644 shares of our Class B Common Stock will be subject to a 180-day contractual lock-up with the underwriters. Subject to certain limitations, including sales volume limitations with respect to shares held by our affiliates, following termination of the Restricted Period and after December 31, 2017, substantially all of our outstanding shares of common stock (other than shares of common stock subject to the lock-up agreements with the underwriters, of which 6,243,644 shares of Class B Common Stock will be available for resale after , 2018) will become eligible for sale. Sales of stock by the stockholders currently subject to these lock-ups could have a material adverse effect on the trading price of our common stock.

We do not currently or for the foreseeable future intend to pay dividends on our common stock.

We have never declared or paid any cash dividends on our common stock. We currently anticipate that we will retain future earnings for the development, operation, and expansion of our business and do not anticipate declaring or paying any cash dividends for the foreseeable future. As a result, any return on your investment in our common stock will be limited to the appreciation in the price of our common stock, if any.

We are an “emerging growth company” under the JOBS Act, and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected not to take advantage of the extended transition period for complying with new or revised accounting standards.

We will remain an “emerging growth company” for up to five years, although we will lose that status sooner if our revenue exceeds $1 billion, if we issue more than $1 billion in non-convertible debt in a three-year period, or if the market value of our common stock that is held by non-affiliates exceeds $700 million.

Even if we no longer qualify as an “emerging growth company,” we may still be subject to reduced reporting requirements so long as we are considered a “smaller reporting company.”

Many of the exemptions available for emerging growth companies are also available to smaller reporting companies like us that have less than $75 million of worldwide common equity held by non-affiliates. So, although we may no longer qualify as an emerging growth company, we may still be subject to reduced reporting requirements.

If we fail to maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results or prevent fraud. As a result, stockholders could lose confidence in our financial and other public reporting, which would harm our business and the trading price of our common stock.

Effective internal controls over financial reporting are necessary for us to provide reliable financial reports and, together with adequate disclosure controls and procedures, are designed to prevent fraud. Any failure to implement required new or improved controls, or difficulties encountered in their implementation could cause us to fail to meet our reporting obligations. In addition, any testing by us conducted in connection with Section 404 of the Sarbanes-Oxley Act, or any subsequent testing by our independent registered public accounting firm, may reveal deficiencies in our internal controls over financial reporting that are deemed to be material weaknesses or that may require prospective or retroactive changes to our financial statements or identify other areas for further attention or improvement. Inferior internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our common stock.

We are required to disclose changes made in our internal controls and procedures on a quarterly basis and our management will be required to assess the effectiveness of these controls annually. However, for as long as we are an “emerging growth company” under the JOBS Act, our independent registered public accounting firm will not be required to attest to the effectiveness of our internal controls over financial reporting pursuant to Section 404. We could be an “emerging growth company” for up to five years. An independent assessment of the effectiveness of our internal controls could detect problems that our management’s assessment might not. Undetected material weaknesses in our internal controls could lead to financial statement restatements and require us to incur the expense of remediation.

Anti-takeover provisions may limit the ability of another party to acquire us, which could cause our stock price to decline.

Nevada law and our charter, bylaws, and other governing documents contain provisions that could discourage, delay or prevent a third party from acquiring us, even if doing so may be beneficial to our stockholders, which could cause our stock price to decline. In addition, these provisions could limit the price investors would be willing to pay in the future for shares of our common stock.

USE OF PROCEEDS

We estimate the net proceeds from the sale of 2,000,000 shares of our Class B Common Stock we are offering will be approximately $17.3 million, based on an assumed offering price of $9.49 per share of Class B Common Stock (the last reported sale price of our Class B Common Stock on the OTCQB on September 26, 2017), after deducting underwriting discounts and $397,075 of estimated offering fees and expenses payable by us. If the underwriters’ option to purchase additional shares of Class B Common Stock is exercised in full, we estimate that our net proceeds will be approximately $19.9 million.

We will retain broad discretion over the use of the net proceeds of this offering. We currently intend to use approximately $1.7 million of the net proceeds of this offering for the repayment of senior secured promissory notes in the aggregate principal amount of $1.65 million, plus accrued interest (the "Bridge Notes".)  The Bridge Notes bear interest at a rate of 5% per annum through December 31, 2017, and a rate of 10% per annum thereafter. Interest is payable monthly in arrears. The maturity date of the Bridge Notes is September 5, 2018. The principal amount and any unpaid interest accrued thereon may be prepaid at any time before the maturity date without premium or penalty upon five days prior written notice to the holders. If we consummate one or more financing transactions resulting in available net proceeds of $5,000,000 or more, then the holders of the Bridge Notes may require us to prepay the Bridge Notes. The Bridge Notes are secured by an interest in all of our Collateral, as such term is defined in the Bridge Notes.

We intend to use the remaining net proceeds for working capital and general corporate purposes, which may include purchases of additional inventory held for sale, increased spending on marketing and advertising and capital expenditures necessary to grow the business.  The net proceeds received by us may be used for other purposes that our Board or management deem to be in our best interest. This expected use of proceeds represents our intentions based on current plans and business conditions. Thus, as of the date of this prospectus and except as explicitly set forth herein, we cannot specify with certainty all of the particular uses of the net proceeds from this offering. Pending use of the net proceeds of this offering as described above, we may invest the net proceeds in short-term interest-bearing investment grade instruments.

Although it is difficult to predict future liquidity requirements, we believe that the net proceeds from this offering and our existing cash flow from operations will be sufficient to fund our operations for the next twelve months.

CAPITALIZATION

The following table sets forth our cash, total liabilities and capitalization, as of June 30, 2017:

●
on an actual basis; and

●
as adjusted, based on an assumed offering price of $9.49 per share of our Class B Common Stock (the last reported sale price of our Class B Common Stock on the OTCQB on September 26, 2017), to give effect to the sale of 2,000,000 shares of Class B Common Stock, after deducting the estimated underwriter discounts and commissions and estimated offering expenses payable by us.

	As of June 30, 2017
	Actual	As Adjusted
Cash	$1,050,246	$18,304,571
Current liabilities:
Accounts payable and accrued liabilities	$1,262,093	1,262,093
Accrued interest payable – current portion	$33,479	33,479
Total current liabilities	$1,295,572	1,295,572

Long term liabilities:
Notes payable	$1,372,959	1,372,959
Accrued interest payable, excluding current portion	$10,809	10,809
Deferred tax liability	-	-
Total long-term liabilities	$1,383,768	1,383,768
Total liabilities	$2,679,340	2,679,340
Stockholders' equity:
Preferred stock, $0.001 par value, 10,000,000 shares authorized, no shares issued and outstanding	-	-
Class A common stock, $0.001 par value, 10,000,000 share authorized, 1,000,000 shares issued and outstanding	1,000	1,000
Class B common stock, $0.001 par value, 100,000,000 shares authorized, 9,018,541 shares issued and outstanding, actual; 100,000,000 shares authorized, shares issued and outstanding, as adjusted	9,019	11,019
Additional paid in capital	8,591,803	25,844,128
Subscriptions receivable	(1,000)	(1,000)
Accumulated deficit	(3,261,094)	(3,261,094)
Total Stockholders’ equity	5,339,728	22,594,053
Total Capitalization	$6,723,496	$23,977,821

The forgoing table does not give effect to the private placement of Bridge Notes on September 5, 2017 in an aggregate principal amount of $1,650,000 plus accrued interest and including an original issue discount of approximately 10%, which Bridge Notes will be repaid in full with the proceeds from this offering. In addition, the foregoing table assumes no exercise of the underwriters' option to purchase up to an additional 300,000 shares of Class B Common Stock to cover over-allotments, if any. The as adjusted numbers in the foregoing table are illustrative only and our capitalization upon completion of the offering will be adjusted based upon the actual public offering price and other terms of the offering determined at pricing. You should read the forgoing table together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations for RumbleOn” and our consolidated financial statements and related notes appearing elsewhere in this prospectus.

DILUTION

As of June 30, 2017, we had a net tangible book value of $1,966,713 or $0.20 per share, based on 1,000,000 shares of Class A Common Stock and 9,018,541 shares of Class B Common Stock outstanding as of June 30, 2017.  Net tangible book value represents our total tangible assets, less all liabilities and intangible assets, divided by the number of shares of Common Stock outstanding. Without taking into account any changes in such net tangible book value after June 30, 2017, other than to give effect to our sale of 2,000,000 shares of Class B Common Stock offered at the assumed price of $9.49 per share (the last reported sale price of our Class B Common Stock on the OTCQB on September 26, 2017), after deducting underwriting discounts and commissions and estimated offering fees and expenses of $1,725,675 in the aggregate, or $0.86 per share, payable by us, the pro forma net tangible book value per share at June 30, 2017 was $1.60. This amount represents an immediate increase in net tangible book value of $1.40 per share to our current shareholders and an immediate decrease in net tangible book value of $7.03 per share to new investors purchasing shares in this offering.

The table set forth below shows the calculation of the increase in book value to current shareholders and the decrease in offering price to investors in this offering.

Offering price per share	$9.49
Net tangible book value per share at June 30, 2017	$0.20
Net tangible book value per share giving effect to offering	$ 1.60
Increase in book value per share to existing investors	$ 1.40
Dilution in net tangible book value per share to new investors	$7.03

If the underwriters exercise their over-allotment option in full to purchase an additional shares of Class B Common Stock in this offering and the representatives of the underwriter exercise their warrants for an additional 172,500 shares of Class B Common Stock, our pro forma net tangible book value as of June 30, 2017 would be approximately $23,545,773, or $1.89 per share, the increase in the pro forma net tangible book value to existing stockholders would be $1.69 per share and the pro forma dilution to new investors participating in this offering would be $6.90 per share.

The above discussion and table are based on 10,018,541 shares of common stock outstanding as of June 30, 2017 which excludes 560,000 shares underlying outstanding restricted stock units granted under the RumbleOn, Inc. 2017 Stock Incentive Plan and 522,224 shares reserved for issuance under the RumbleOn, Inc. 2017 Stock Incentive Plan.

In addition, we may choose to raise additional capital in the future. To the extent that capital is raised through equity or convertible securities, the issuance of those securities may result in further dilution to the holders of common stock.

DESCRIPTION OF BUSINESS

Overview

We operate a capital light disruptive e-commerce platform facilitating the ability of both consumers and dealers to Buy-Sell-Trade-Finance pre-owned motorcycle and other power/recreation vehicles in one online location. Our goal is to transform the way motorcycles and other power/recreation vehicles are bought and sold by providing users with the most efficient, timely and transparent transaction experience. Our initial focus is the market for 601cc and larger on-road motorcycles, particularly those concentrated in the “Harley-Davidson” brand. We will look to extend to additional power/recreation vehicle types and products as the platform matures, including ATVs, personal watercraft, snowmobiles, side-by-sides, boats, and both towable and motor coach RVs.

Serving both consumers and dealers, through our online platform, we make cash offers for the purchase of their vehicles and intend to provide them the flexibility to trade, list, or auction their vehicle through our website and mobile applications. In addition, we offer a large inventory of used vehicles for sale along with third-party financing and associated products. Our operations are designed to be scalable by working through an infrastructure and capital light model that is achievable by virtue of a synergistic relationship with dealer partners. We utilize dealer partners in the acquisition of motorcycles as well as to provide inspection, reconditioning and distribution services. Correspondingly, we earn fees and transaction income, and dealer partners will earn incremental revenue and enhance profitability through increased sales, leads, and fees from inspection, reconditioning and distribution programs.

Our business model is driven by a technology platform we acquired in February 2017, through our acquisition of substantially all of the assets of NextGen. The acquired system provides integrated vehicle appraisal, inventory management, customer relationship and lead management, equity mining, and other key services necessary to drive the online marketplace. Over the past 16 years, the developers of the software have designed and built, for large multi-national clients, a number of dealer and, what we believe to be, high quality applications solutions.

Our business combines a comprehensive online buying and selling experience with a vertically-integrated supply chain that allows us to buy and sell high quality vehicles to consumers and dealer partners transparently and efficiently at a value-oriented price. Using our website or mobile application, consumers and dealers can complete all phases of a used vehicle transaction. Our online buying and selling experience allows consumers to:

●
Sell us a vehicle. We address the lack of liquidity available in the market for a cash sale of a vehicle by dealers and consumers through our Sell Us Your Vehicle Program. Dealers and consumers can sell us a vehicle independent of a purchase. Using our free online or mobile appraisal tool, consumers and dealers can complete a short appraisal form and receive a haggle-free, guaranteed 3-day firm cash offer for their vehicle within minutes and, if accepted, receive payment in a few days or less. Our cash offer to buy is based on the use of extensive used retail and wholesale vehicle market data. When a consumer accepts our offer, we ship their vehicles to our closest dealer partner where the vehicle is inspected, reconditioned and stored pending sale. We believe buying used vehicles directly from consumers will be the primary driver of our source of supply for sale and a key to our ability to offer competitive pricing to buyers. By being one of the few sources for consumers to receive cash for their vehicle, we have a significant opportunity to buy product at a lower cost since dealer and auction markup is eliminated from these consumer purchases. In addition, we believe our willingness to appraise and purchase a customer’s vehicle, whether or not the customer is buying a vehicle from us, provides a competitive sourcing advantage for retail vehicles.

●
List a vehicle. The current market for listing motorcycles and other power sport vehicles is inefficient and ineffective in that a majority of the transactions are conducted through peer-to-peer transactions, which do not facilitate making cash offers, accepting trades or providing financing to the buyer. Our listing options and comprehensive transaction support addresses the shortcomings that currently exist in the market for listing a vehicle for sale while allowing dealers and consumers an opportunity to utilize a simple, efficient and effective process to maximize their selling price. Consumers who do no not accept our cash offer can pay a fee to list their vehicle on Rumbleon.com and other available listing sites. During the listing period, our cash offer is extended and we manage all sales leads, handle all the documentation necessary to complete a sale and accept a buyer trade and provide a range of third-party finance options and vehicle service contracts to the buyer, if necessary. Upon the sale of a listed vehicle, we earn a fee separate and apart from the listing fee. Dealer partners do not pay a fee to list their vehicles.

●
Purchase a used vehicle. Our 100% online approach to retail and wholesale distribution addresses the many issues currently facing the retail and wholesale distribution marketplace for power/recreation vehicles, a marketplace we believe is primed for a disruptive change. We believe the issues facing the marketplace include: (i) heavy use of inefficient listing sites, (ii) a highly fragmented dealer network; (iii) a limited selection of used vehicles for sale; (iv) negative consumer perception of the current buying experience; and (v) a massive consumer shift to online retail. We offer dealers and consumers a large selection of high quality vehicles at a value-oriented price that can be purchased in a seamless transaction in minutes. In addition to a transparent buying experience, our no haggle pricing, coupled with an inspected, reconditioned and certified vehicle, backed by a fender-to-fender warranty and a 3-day money back guarantee, addresses consumer dissatisfaction with the current buying processes in the marketplace. As of September 20, 2017, including vehicles of our dealer partners, we have approximately 600 vehicles listed for sale on our website, where consumers can select and purchase a vehicle, including arranging financing, directly from their desktop or mobile device. Selling used vehicles to dealers and consumers is the key driver of our business.

●
Finance a purchase. Customers can pay for their vehicle using cash or we will provide a range of finance options from unrelated third parties such as banks or credit unions. Customers fill out a short online application form, select from the range of financing options provided, and, if approved, apply the financing to their purchase in our online checkout process.

●
Protect a purchase. Customers have the option to protect their vehicle with unrelated third-party branded EPPs and vehicle appearance protection products as part of our online checkout process. EPPs include extended service plans which are designed to cover unexpected expenses associated with mechanical breakdowns and guaranteed asset protection, which is intended to cover the unpaid balance on a vehicle loan in the event of a total loss of the vehicle or unrecovered theft. Vehicle appearance protection includes products aimed at maintaining vehicle appearance.

To enable a seamless dealer and consumer experience, we are building a vertically-integrated used vehicle supply chain, supported by proprietary software systems and data which include the following attributes:

●
Vehicle sourcing and acquisition. We acquire a significant percentage of our used vehicle inventory directly from consumers and dealers through our Sell Us Your Vehicle Program. We also, to a lesser extent, acquire vehicles from auctions and directly from used vehicle suppliers, including franchise and independent dealers and finance and leasing companies. Using used retail and wholesale vehicle market data obtained from a variety of internal and external sources, we evaluate a significant number of vehicles daily to determine their fit with consumer demand, internal profitability targets and our existing inventory mix. The supply of late-model used vehicles is influenced by a variety of factors, including: the total number of vehicles in operation; the rate of new vehicle sales, which in turn generate used vehicle trade-ins; and the number of used vehicles sold or remarketed through retail channels, wholesale transactions and at auctions. Based on the large number of vehicles remarketed each year, consumer acceptance of our online vehicle appraisal process, our experience and success in acquiring vehicles from auctions and other sources and the large size of the United States market relative to our needs, we believe that sources of used vehicles will continue to be sufficient to meet our current and future needs.

●
Inspection, reconditioning and logistics. After acquiring a vehicle, we transport it to one of our dealer partners who is paid to perform an inspection and to recondition the vehicle to meet “RumbleOn Certified” standards. High quality photographs are then taken, the vehicle is listed for sale on Rumbleon.com and the dealer partner stores the vehicle pending delivery to the buyer. This process is supported by a custom used vehicle inventory management system, which tracks vehicles through each stage of the inspection, reconditioning and logistic process. The ability to leverage and provide a high margin source of incremental revenue to the existing network of dealer partners in return for providing inspection, reconditioning, logistics and distribution support reduces our need for any significant investment in retail or reconditioning facilities.

Corporate History

We were incorporated as a development stage company in the State of Nevada as Smart Server, Inc. in October 2013. In February 2017, we changed our name to RumbleOn, Inc. We were formed to engage in the business of designing and developing computer application software for smart phones and tablet computers to provide customers at participating restaurants, bars, and clubs the ability to pay their bill with their smartphone without having to ask for the check. We ceased our software development activities in 2015 and, having no operations and no or nominal assets, met the definition of a “shell company” under the Exchange Act and the rules and regulations thereunder. We continued as a public shell company through the fiscal year ended December 31, 2016, however we engaged in no business or operations during the year ended December 31, 2016.

In July 2016, Berrard Holdings Limited Partnership, or Berrard Holdings, acquired 5,475,000 shares of our common stock from the prior owner of such shares pursuant to an Amended and Restated Stock Purchase Agreement, dated July 13, 2016. The shares acquired by Berrard Holdings represented 99.5% of our then issued and outstanding shares of common stock. Steven Berrard, a director and our Chief Financial Officer and Secretary, has voting and dispositive control over Berrard Holdings. The aggregate purchase price of the shares was $148,141. In addition, at the closing, Berrard Holdings loaned us and we executed a convertible promissory note, or the BHLP Note, in the principal amount of $191,858 payable to Berrard Holdings. Effective August 31, 2016, the BHLP Note was amended to increase the principal amount by $5,500 to $197,358 in aggregate amount payable to Berrard Holdings. On March 31, 2017, we issued Berrard Holdings 275,312 shares of Class B Common Stock upon full conversion of the BHLP Note, having an aggregate principal amount, including accrued interest, of $206,484 at a conversion price of $0.75 per share.

In October 2016, Berrard Holdings sold an aggregate of 3,312,500 shares of our common stock to Marshall Chesrown, our Chairman of the Board and Chief Executive Officer, and certain other purchasers pursuant to letter agreements dated October 24, 2016. The 2,412,500 shares acquired by Mr. Chesrown represented 43.9% of our issued and outstanding shares of common stock at the time of the purchase. The remaining shares owned by Berrard Holdings after giving effect to the transaction represented 39.3% of our issued and outstanding shares of common stock. The aggregate purchase price for the shares sold in this transaction was $139,125.

On January 8, 2017, we entered into an Asset Purchase Agreement with NextGen, Halcyon Consulting, LLC, or Halcyon, and the members of Halcyon, pursuant to which NextGen agreed to sell to us substantially all of the assets of NextGen in exchange for a payment of approximately $750,000 in cash, the issuance to NextGen of 1,523,809 unregistered shares of our Class B Common Stock, or NextGen Shares, the issuance of a subordinated secured promissory note issued by us in favor of NextGen in the amount of $1,333,333, or the NextGen Note, and the assumption by us of certain specified post-closing liabilities of NextGen under the contracts being assigned to us as part of the transaction. On February 8, 2017, we assigned to NextGen Pro the right to acquire NextGen’s assets and liabilities.

On February 8, 2017, or the Closing Date, we and NextGen Pro completed the NextGen Acquisition in exchange for approximately $750,000 in cash, the NextGen Shares, the NextGen Note, and the other consideration described above. The NextGen Note matures on the third anniversary of the Closing Date, or the Maturity Date. Interest accrues and will be paid semi-annually (i) at a rate of 6.5% annually from the Closing Date through the second anniversary of such date and (ii) at a rate of 8.5% annually from the second anniversary of the Closing Date through the Maturity Date. Our obligations under the NextGen Note are secured by substantially all the assets of NextGen Pro pursuant to an Unconditional Guaranty Agreement, or the Guaranty Agreement, by and among NextGen and NextGen Pro, and a related Security Agreement between the parties, each dated as of the Closing Date. Under the terms of the Guaranty Agreement, NextGen Pro has agreed to guarantee the performance of all of our obligations under the NextGen Note.

On February 13, 2017, or the Effective Date, we filed a Certificate of Amendment with the Secretary of State of the State of Nevada changing our name to RumbleOn, Inc. and creating the Class A Common Stock and Class B Common Stock. Also on the Effective Date, we issued an aggregate of 1,000,000 shares of Class A Common Stock to Messrs. Chesrown and Berrard in exchange for an aggregate of 1,000,000 shares of Class B Common Stock held by them.

On March 31, 2017, we completed the sale of 620,000 shares of Class B Common Stock, at a price of $4.00 per share for aggregate proceeds of $2,480,000 in a private placement offering, or the 2017 Private Placement. We sold an additional 37,500 shares of Class B Common Stock in connection with the 2017 Private Placement on April 30, 2017. Our officers and directors acquired 175,000 shares of Class B Common Stock in the 2017 Private Placement. Proceeds from the 2017 Private Placement were used to complete the launch of our website, acquire vehicle inventory, continue development of our platform, and for working capital purposes.

Our Strategy

Our strategy is to provide a complete online, direct, pre-owned motorcycle and power/recreation vehicle marketplace solution for both consumers and dealers, while providing dealers access to additional software solutions and services allowing them to earn incremental revenue and enhance profitability through increased sales leads, and fees earned from inspection, reconditioning and distribution programs. The recognition of the need for our solutions is the result of our management team gaining a clear understanding of the key drivers of complete supply chain solutions necessary to create a different and disruptive way to both acquire and distribute cars and trucks online from their deep experience in the automotive sector with disruptive businesses such as: AutoNation, Auto America, and Vroom. We believe that there is a significant opportunity to disrupt the pre-owned marketplace in recreational vehicles as it suffers from many of the same negative consumer sentiments and dealer practices that existed in the automotive sector prior to the advent of and the significant influx of new entrants with improved business models. In addition, the power/recreation vehicle segment lacks the significant competition that exists in the automotive sector due to its fragmented dealer network, relative size and the niche nature of its products. Management believes consumers prefer to purchase and sell through a well-designed online/mobile solution, with a broad selection of vehicles at highly competitive prices. We believe that our applications will provide appraisal, cash-offer, vehicle listing, financing options, and logistics/delivery solutions designed to provide an exceptional consumer experience. We intend to replicate and improve upon the positive attributes of the various “sell us your car” and other related programs that have proven successful in automotive retail for entities such as AutoNation, CarMax, Carvana, Vroom and others.

Our dealer strategy is focused on creating a synergistic relationship wherein dealers will have the ability to leverage the RumbleOn marketplace and dealer services offerings to drive increased revenue through the purchase or sale of vehicles via the online platform and the ability to earn fees from inspection, reconditioning and distribution programs. Dealer partners will have the ability to show the complete RumbleOn vehicle inventory on their website and will have access to preferred pricing on the acquisition of vehicles. Management believes that partners utilizing the platform will significantly enhance their existing online retail strategies. We have agreed to add dealers to our network and is in discussions with other dealers regarding joining the network. We believe that our operations, designed to be both capital and infrastructure light, will leverage the dealer network to provide inspection, reconditioning and distribution, thus minimizing the number of warehouse locations, reconditioning centers and logistics facilities we operate. We plan to primarily operate a centralized headquarter, call center, and limited number of strategically located warehouses as needed.

Our initial focus on pre-owned Harley-Davidson motorcycles provides a targeted, identifiable segment to establish the functionality of the platform and the RumbleOn brand. Harley-Davidson is a highly regarded and dominant brand (representing approximately 50% market share of new 601cc+ on-road motorcycles according to both Harley-Davidson public filings and the Motorcycle Industry Council) in the motorcycle market, with a base of over three million pre-owned motorcycles registered for use in the United States. According to Harley-Davidson, as disclosed in their 2017 investor meeting presentation, and management estimates, each year approximately 400,000 pre-owned Harley-Davidsons are sold, with Harley-Davidson dealers selling approximately 125,000 units, 250,000 units sold in private consumer and independent dealer transactions, and 25,000 sold via other means. Further, as Harley-Davidson discussed in its 2017 investor meeting presentation, their objective is to build two million new Harley-Davidson riders in the United States in the next 10 years, principally, we believe, via brand marketing and product development, estimated at $70 million in 2016, dealer hosted experiences and the Harley-Davidson Riding Academy. We believe such efforts will benefit us as, per Harley-Davidson’s 2017 investor meeting presentation, there are 2.4 million owners of non-Harley-Davidson motorcycles, and 15.0 million people who don’t currently own a motorcycle, who have an interest in Harley-Davidson and are planning to purchase a motorcycle within three years. Further, Harley-Davidson’s estimates that there are 7.8. million motorcycle license holders who do not currently own a motorcycle and that the sale of used Harley-Davidson motorcycles to young adults (ages 18-34) was three times the sale of new Harley-Davidson motorcycles to the same age group. These statistics support our contention that there is expected to be a growing market for used Harley-Davison transactions and a more informed buyer.

We believe that we may potentially enjoy a halo effect from Harley-Davidson’s advertising as not all young new buyers will purchase new motorcycles. Our extension into the “metric” brands (Honda, Yamaha, Kawasaki, Suzuki, etc.) essentially doubles the available market and is a natural extension as these vehicles are often sold or traded for Harley-Davidson vehicles. The metric market and dealer profile closely mirrors that of the Harley-Davidson market although it is more highly fragmented. In addition, many of the metric dealers also retail ATVs, UTVs, snowmobiles and personal watercraft providing the next organic product extension leveraging existing dealer relationships.

Our Growth Strategy

We intend to transform the way recreational vehicles are bought and sold and thereby significantly grow our business and gain market share by targeting the large number of private consumer peer to peer transactions driven by listing only sites such as Craigslist. Management estimates the market for annual used motorcycle sales today at approximately 800,000 units sold, or approximately $7.5 billion of sales. Management believes approximately 50% or more of these transactions are completed on a peer to peer basis. We believe these transactions are highly inefficient and consumers view the process as cumbersome. Our online consumer direct sourcing strategy, wherein we make a cash offer to a consumer or dealer utilizing our website or mobile application allows us to deliver value pricing on our vehicles for sale. We believe our large scale inventory of vehicles for sale, coupled with our online platform, transparent selling process, certified and reconditioned vehicles and ability to offer financing and ancillary products provides a unique customer experience as compared to current alternatives when purchasing a vehicle. We believe we can aggressively drive RumbleOn brand recognition and awareness at a relatively low expense by utilizing digital, social media and guerrilla marketing techniques, as there are few national competitors and consumers are very brand focused and loyal. For example, approximately 15 key motorcycle events, such as Daytona Bike Week and the Sturgis Bike Rally, attract approximately four million attendees annually, many of whom are both motorcycle enthusiasts and Harley-Davidson consumers. We intend to have a significant presence at these events, with onsite advertising and sales facilities to build brand awareness. In addition, we anticipate engaging with or sponsoring active Harley Owner Group® (“HOG”) chapters, providing us a targeted audience to which to market RumbleOn and showcase the ease with which they can buy, sell, or trade motorcycles. Once motorcycle enthusiasts have sampled our website, we believe the unique experience will be compelling and drive organic growth. Over time, management believes we will build a proprietary database of customers and their interests, which will facilitate customer retention and cross sell activities.

Our Market

We operate in a market with significant scale and breadth of products. The Motorcycle Industry Council estimates that in 2014, 9.2 million people owned 10.1 million motorcycles in the United States. 87% of these were on-highway models, our initial targeted segment. According to the Powersports Business 2016 Market Data Book, or the 2016 Market Databook, used motorcycle registrations were 1.1 million units in 2015 with new unit sales of approximately 573,000 or approximately $7 billion in new vehicle sales. The owner demographic is favorable to the market outlook as millennials and baby boomers are maturing into the median ranges. The owner group is characterized by brand loyal riding enthusiasts. According to the Motorcycle Industry Council, in 2014 the median owner age was 47 years with a median income of $62,200 which is approximately 10% above the United States’ average. The dealer market is fragmented with an estimated 4,600 retail outlets authorized to sell new motorcycles, scooter, and all-terrain vehicles.

The ATV, UTV/side-by-side, snowmobile and personal watercraft vehicle, or PWC, markets, are a logical next extension for our platform, as there is significant overlap in the motorcycle dealer base with dealers of these products. According to data from Power Product Marketing and the 2016 Market Data Book, there were approximately 630,000 sales of ATV/UTV/Side-by-sides in 2015. There are approximately 1.2 million snowmobiles registered in the United States (another 600,000 in Canada) and in 2016, approximately 95,000 snowmobiles were sold in the United States and Canada. Lastly, according the National Marine Manufacturers Association and the Personal Watercraft Industry Association, in 2015 there were more than 54,000 new PWCs sold in the United States and there are currently approximately 1.2 million PWCs registered in the United States.

As we look to further extend the platform, the two largest adjacent segments are represented by the recreational boating and recreational vehicle (motor vehicle or trailer equipped with living space and amenities found in a home) industries. According to the National Marine Manufacturers Association, there were approximately 15.7 million recreational boats in the United States in 2014, and there were approximately 940,000 sales of pre-owned boats in 2014. Correspondingly, the Recreational Vehicle Industry Association estimates that currently more than 8.9 million households own an RV and in 2017 there will be over 470,000 shipments of RVs from manufacturers to dealers.

Competition

We face competition in all our business segments. The United States used recreational vehicle marketplace is highly fragmented, and we face competition from franchised dealers, who sell both new and used vehicles; independent dealers; online and mobile sales platforms; and private parties. We believe that the principal competitive factors in our industry are delivering an outstanding consumer experience, competitive sourcing of vehicles, breadth and depth of product selection, and value pricing. Our competitors vary in size and breadth of their product offerings. We believe that our principal competitive advantages in used vehicle retailing will include our ability to provide a high degree of customer satisfaction with the buying experience by virtue of our low, no-haggle prices and our online platform including our website and mobile application and our ability to make a cash offer to purchase a vehicle or offer listing alternatives coupled with our customer-friendly sales process and our breadth of selection of the most popular makes and models available on our website. In addition, we believe our willingness to appraise and purchase a customer’s vehicle, whether or not the customer is buying a vehicle from us, provides a competitive sourcing advantage for retail vehicles allowing us to offer value-oriented pricing.  We believe the principal competitive factors for our ancillary products and services include an ability to offer a full suite of products at competitive prices delivered in an efficient manner to the customer. We will compete with a variety of entities in offering these products including banks, finance companies, insurance and warranty providers and extended vehicle service contract providers. We believe our competitive strengths in this category will include our ability to deliver products in an efficient manner to customers utilizing our technology and our ability to partner with key participants in each category to offer a full suite of products at competitive prices. Lastly, additional competitors may enter the businesses in which we will operate.

Intellectual Property and Proprietary Rights

Our brand image and the more than 1,000 domain names held by us are a critical element of strategy to build consumer awareness of our business.  Our principal trademark, RumbleOn, has an application pending with the U.S. Patent and Trademark Office.

Government Regulation

Various aspects of our business are or may be subject, directly or indirectly, to U.S. federal and state laws and regulations. Failure to comply with such laws or regulations may result in the suspension or termination of our ability to do business in affected jurisdictions or the imposition of significant civil and criminal penalties, including fines or the award of significant damages against us and our dealers in class action or other civil litigation.

State Motor Vehicle Sales, Advertising and Brokering Laws

The advertising and sale of new or used motor vehicles is highly regulated by the states in which we do business. Although we do not anticipate selling new vehicles, state regulatory authorities or third parties could take the position that some of the regulations applicable to dealers or to the manner in which recreational vehicles are advertised and sold generally are directly applicable to our business. If our products and services are determined to not comply with relevant regulatory requirements, we could be subject to significant civil and criminal penalties, including fines, or the award of significant damages in class action or other civil litigation as well as orders interfering with our ability to continue providing our products and services in certain states. In addition, even absent such a determination, to the extent dealers are uncertain about the applicability of such laws and regulations to our business, we may lose, or have difficulty increasing the number of dealers in our network, which would affect our future growth.

Several states have laws and regulations that strictly regulate or prohibit the brokering of motor recreational vehicles or the making of so-called “bird-dog” payments by dealers to third parties in connection with the sale of motor vehicles through persons other than licensed salespersons. If our products or services are determined to fall within the scope of such laws or regulations, we may be forced to implement new measures, which could be costly, to reduce our exposure to those obligations, including the discontinuation of certain products or services in affected jurisdictions. Additionally, such a determination could subject us to significant civil or criminal penalties, including fines, or the award of significant damages in class action or other civil litigation.

In addition to generally applicable consumer protection laws, many states in which we may do business either have or may implement laws and regulations that specifically regulate the advertising for sale of new or used recreational vehicles. These state advertising laws and regulations may not be uniform from state to state, sometimes imposing inconsistent requirements on the advertiser of a new or used recreational vehicle. If the content displayed on the websites we operate is determined or alleged to be inaccurate or misleading, we could be subject to significant civil and criminal penalties, including fines, or the award of significant damages in class action or other civil litigation. Moreover, such allegations, even if unfounded or decided in our favor, could be extremely costly to defend, could require us to pay significant sums in settlements, and could interfere with our ability to continue providing our products and services in certain states.

Federal Advertising Regulations

The Federal Trade Commission, or the FTC, has authority to take actions to remedy or prevent advertising practices that it considers to be unfair or deceptive and that affect commerce in the United States. If the FTC takes the position in the future that any aspect of our business constitutes an unfair or deceptive advertising practice, responding to such allegations could require us to pay significant damages, settlements, and civil penalties, or could require us to make adjustments to our products and services, any or all of which could result in substantial adverse publicity, loss of participating dealers, lost revenue, increased expenses, and decreased profitability.

Federal Antitrust Laws

The antitrust laws prohibit, among other things, any joint conduct among competitors that would lessen competition in the marketplace. Some of the information that we may obtain from dealers may be sensitive and, if disclosed inappropriately, could potentially be used by dealers to impede competition or otherwise diminish independent pricing activity. A governmental or private civil action alleging the improper exchange of information, or unlawful participation in price maintenance or other unlawful or anti competitive activity, even if unfounded, could be costly to defend and adversely impact our ability to maintain and grow our dealer network.

In addition, governmental or private civil actions related to the antitrust laws could result in orders suspending or terminating our ability to do business or otherwise altering or limiting certain of our business practices, including the manner in which we handle or disclose pricing information, or the imposition of significant civil or criminal penalties, including fines or the award of significant damages against us in class action or other civil litigation.

The foregoing description of laws and regulations to which we are or may be subject is not exhaustive, and the regulatory framework governing our operations is subject to continuous change. The enactment of new laws and regulations or the interpretation of existing laws and regulations in an unfavorable way may affect the operation of our business, directly or indirectly, which could result in substantial regulatory compliance costs, civil or criminal penalties, including fines, adverse publicity, loss of participating dealers, lost revenue, increased expenses and decreased profitability.

Description of Property

We currently maintain offices at 4521 Sharon Road, Suite 370, Charlotte, NC 28211 and 1431 Greenway Drive, Suite 775, Irving TX 75038, and 3258 South East Outer Road, Scott City, MO 63780. Our total monthly rent expense is approximately $4,000. During the next 12 months as we continue to implement our business plan, we anticipate requiring additional office and warehouse space and additional personnel; however, it is unknown at this time how much space or how many individuals will be required.

Legal Proceedings

We are not a party to any material legal proceedings.

Employees

As of September 20, 2017, we had 26 full-time employees and no part-time employees.

Available Information

We file annual, quarterly and other reports and other information with the SEC. You can read these SEC filings and reports over the Internet at the SEC’s website at www.sec.gov. You can also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, NE, Washington, DC 20549 on official business days between the hours of 10:00 am and 3:00 pm. Please call the SEC at (800) SEC-0330 for further information on the operations of the public reference facilities. We will provide a copy of our annual report to security holders, including audited financial statements, at no charge upon receipt of a written request to us at RumbleOn, Inc., 4521 Sharon Road, Suite 370, Charlotte, NC, 28211.

MARKET PRICE AND DIVIDENDS ON COMMON EQUITY AND
RELATED STOCKHOLDER MATTERS

We have applied for listing of our Class B Common Stock on The NASDAQ Capital Market under the symbol “RMBL.” No assurance can be given that our application will be approved.

Our common stock trades on the OTCQB Market under the symbol RMBL. The following table sets forth the high and low closing sales prices per share of our common stock for the period indicated:

Year Ending December 31, 2017	High	Low
First Quarter	$5.00	$0.00
Second Quarter	$7.00	$3.40
Third Quarter (through September 26, 2017)	$ 9.50	$ 6.50

Before January 1, 2017, our common stock was not traded, except for 5,000 shares, which traded on the OTC Markets Pink Sheets on January 22, 2016 at a price of $0.245 per share.

Holders of Common Stock

As of September 26, 2017, we had approximately 44 stockholders of record of 9,018,541 issued and outstanding shares of Class B Common Stock and two holders of record of 1,000,000 issued and outstanding shares of Class A Common Stock.

Dividends

We have never declared or paid any cash dividends. We currently do not intend to pay cash dividends in the foreseeable future on the shares of our common stock. We intend to reinvest any earning in the development and expansion of our business. Any cash dividends in the future to common stockholders will be payable when, as and if declared by our Board, based upon the Board’s assessment of:

●
our financial condition;

●
earnings;

●
need for funds;

●
capital requirements;

●
prior claims of preferred stock, to the extent issued and outstanding; and

●
other factors, including applicable law.

Therefore, there can be no assurance that any dividends on our common stock will ever be paid.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS FOR RUMBLEON

This prospectus contains forward-looking statements. Any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. The words “believes,” “anticipates,” “plans,” “expects,” “intends” and similar expressions identify some of the forward-looking statements. Forward-looking statements are not guarantees of performance or future results and involve risks, uncertainties and assumptions. The factors discussed elsewhere in this prospectus and in our Annual Report on Form 10-K for the year ended December 31, 2016, and our other filings with the SEC could cause actual results to differ materially from those indicated by our forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, except as required by law.

Overview

We operate a capital light disruptive e-commerce platform facilitating the ability of both consumers and dealers to Buy-Sell-Trade-Finance pre-owned motorcycle and other power/recreation vehicles in one online location. Our goal is to transform the way motorcycles and other power/recreation vehicles are bought and sold by providing users with the most efficient, timely and transparent transaction experience. Our initial focus is the market for 601cc and larger on-road motorcycle brands, particularly those concentrated in the “Harley-Davidson” brand. We will look to extend to additional power/recreation vehicle types and products as the platform matures, including ATVs, personal watercraft, snowmobiles, side-by-sides, boats, and both towable and motor coach RVs.

Serving both consumers and dealers, through our online platform, we make cash offers for the purchase of their vehicles and intend to provide them the flexibility to trade, list, or auction their vehicle through our website and mobile applications. In addition, we offer a large inventory of used vehicles for sale along with third-party financing and associated products. Our operations are designed to be scalable by working through an infrastructure and capital light model that is achievable by virtue of a synergistic relationship with dealer partners. We utilize dealer partners in the acquisition of motorcycles as well as to provide inspection, reconditioning and distribution services. Correspondingly, we earn fees and transaction income, and dealer partners will earn incremental revenue and enhance profitability through increased sales, leads, and fees from inspection, reconditioning and distribution programs.

Our business model is driven by a technology platform we acquired in February 2017, through our acquisition of substantially all of the assets of NextGen. The acquired system provides integrated vehicle appraisal, inventory management, customer relationship and lead management, equity mining, and other key services necessary to drive the online marketplace. Over the past 16 years, the developers of the software have designed and built, for large multi-national clients, a number of dealer and, what we believe to be, high quality applications solutions.

Revenue and Gross Profit

Revenue is derived from two primary sources: (1) subscription fees; and (2) our online marketplace.

Subscription fees are generated from dealer partners under a license arrangement that provides access to our software solution and ongoing support. Dealer partners pay a monthly subscription fee for ongoing support and access to the RumbleOn software solution which includes: (i) a vehicle appraisal process; (ii) inventory management system; (iii) customer relationship and lead management program; and (iv) equity mining. Dealer partners may also be charged an initial software installation and training fee. Dealer partners do not have the contractual right to take possession of the software and may cancel the license for these products and services by providing a 30-day notice. Installation and training do not have value to the user without the license and ongoing support and maintenance. Because the dealer partner may cancel the license, revenue for installation and training is recognized when complete, acceptance has occurred and collectability of a determinable amount is probable. Revenue recognition of monthly subscription fees commences upon completion of installation, acceptance has occurred, and collectability of a determinable amount is probable.

The online marketplace is our largest source of revenue and includes: (i) used retail vehicle sales; (ii) wholesale vehicle sales; (iii) online listing and sales fees; (iv) retail merchandise sales; (v) vehicle financing; and (vi) vehicle service contracts. We generate gross profit on retail and wholesale vehicle sales from the difference between the vehicle selling price and our cost of sales associated with acquiring the vehicle and preparing it for sale. We began to generate revenue from our online marketplace in May 2017. We expect retail and wholesale vehicle sales to increase as we begin to utilize a combination of brand building as well as direct response channels to efficiently source and scale our addressable markets while expanding our suite of product offerings to consumers who may wish to trade-in or to sell us their vehicle independent of a retail sale. In July 2017, we began to receive revenue from retail merchandise sales and commissions on vehicle financing and service contracts. We recognize retail merchandise sales revenue, net of sales taxes at the time we sell the merchandise or in the case of online sales when the merchandise is delivered to the customer and payment has been received. Commission revenue for financing and service contracts, net of a reserves for estimated contract cancellations is recognized upon delivery of the vehicle to the customer, when the sales contract is signed and the financing has been arranged.

Key Operating Metrics

As our business expands we will regularly review a number of metrics, to evaluate our business, measure our progress, and make strategic decisions. Our key operating metrics reflect what we believe will be the key drivers of our growth, including increasing brand awareness, maximizing the opportunity to source the purchase of low cost used vehicles from consumers and dealers while enhancing the selection of vehicles we make available to our customers. Our key operating metrics also demonstrate our ability to translate these drivers into retail sales and to monetize these retail sales through a variety of product offerings. Initially our key metrics will include:

Gross Margin

We define total gross margin per unit as the aggregate gross margin in a given period divided by retail units sold in that period. Total gross margin per unit is driven by sales of used vehicles which, in many cases generates finance and vehicle service contracts revenue. We believe gross margin per unit is a key measure of our growth and long-term profitability.

Retail Units Sold

We define retail units sold as the number of vehicles sold to consumers in each period, net of returns under our three-day return policy. We view retail units sold as a key measure of our growth for several reasons. First, retail units sold is the primary driver of our revenue and, indirectly, gross profit, since retail unit sales enable multiple complementary revenue streams, including financing, vehicle service contracts and trade-ins. Second, growth in retail units sold increases the base of available customers for referrals and repeat sales. Third, growth in retail units sold is an indicator of our ability to successfully scale our logistics, fulfillment, and customer service operations.

Wholesale Units Sold

We define wholesale units sold as the number of vehicles sold to dealer partners, auctions or other third parties in each period. We view wholesale units sold as a key measure of our growth for several reasons. First, wholesale units sold is a primary driver of our revenue and, indirectly, gross profit, since wholesale units allows us to aggressively buy vehicles from consumers which is the primary driver of our source of supply for sale to consumers and dealer partners. Second, the sale of wholesale units allows us to offer competitive pricing to dealer partners. Third, growth in wholesale units sold is an indicator of our ability to successfully scale our logistics and fulfillment operations while managing the level of units in inventory for sale.

Inventory Units Available

We define inventory units available as the average daily number of vehicles listed for sale on our website for the given reporting period. Until we reach an optimal pooled inventory level, we view inventory units available as a key measure of our growth. Growth in inventory units available increases the selection of vehicles available to consumers and dealers on a nationwide basis, which we believe will allow us to increase the number of vehicles we sell.

Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with generally accepted accounting principles of the United States, or GAAP, requires estimates and assumptions that affect the reported amounts of assets and liabilities, revenue and expenses, and related disclosures of contingent assets and liabilities in the consolidated financial statements and accompanying notes. The SEC has defined a company’s critical accounting policies as the ones that are most important to the portrayal of the company’s financial condition and results of operations, and which require the company to make its most difficult and subjective judgments, often as a result of the need to make estimates of matters that are inherently uncertain. Based on this definition, we have identified the critical accounting policies and judgments addressed below. We also have other key accounting policies, which involve the use of estimates, judgments, and assumptions that are significant to understanding our results. For additional information, see Note 1 “Description of Business and Accounting Policies” in the accompanying Notes to the Condensed Consolidated Financial Statements. Although we believe that our estimates, assumptions, and judgments are reasonable, they are based upon information presently available. Actual results may differ significantly from these estimates under different assumptions, judgments, or conditions.

Purchase Accounting for Business Combinations

We account for acquisitions by allocating the fair value of the consideration transferred to the fair value of the assets acquired and liabilities assumed on the date of the acquisition and any remaining difference is recorded as goodwill. Adjustments may be made to the preliminary purchase price allocation when facts and circumstances that existed on the date of the acquisition surface during the allocation period subsequent to the preliminary purchase price allocation, not to exceed one year from the date of acquisition. Contingent consideration is recorded at fair value based on the facts and circumstances on the date of the acquisition and any subsequent changes in the fair value are recorded through earnings each reporting period. Transactions that occur in conjunction with or subsequent to the closing date of the acquisition are evaluated and accounted for based on the facts and substance of the transactions.

Goodwill

Goodwill is not amortized but rather tested for impairment at least annually. We test goodwill for impairment annually during the fourth quarter of each year. Goodwill is tested for impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of the reporting unit below its carrying amount. Impairment testing for goodwill is done at the reporting unit level. A reporting unit is an operating segment or one level below an operating segment (also known as a component). A component of an operating segment is a reporting unit if the component constitutes a business for which discrete financial information is available, and segment management regularly reviews the operating results of that component. We have concluded that currently we have one reporting unit.

Determining fair value includes the use of significant estimates and assumptions. Management will utilize an income approach, specifically the discounted cash flow technique as a means for estimating fair value. This discounted cash flow analysis requires various assumptions including those about future cash flows, transactional and customer growth rates and discount rates. Expected cash flows will be based on historical customer growth and the growth in transactions, including attrition, future strategic initiatives and continued long-term growth of the business. The discount rates used for the analysis will reflect a weighted average cost of capital based on industry and capital structure adjusted for equity risk and size risk premiums. These estimates can be affected by factors such as customer and transaction growth, pricing, and economic conditions that can be difficult to predict.

Other Intangible Assets

Identifiable intangible assets may include customer relationships, non-compete agreements, trademarks, trade names and internet domain names. The estimated fair value of these intangible assets at the time of acquisition will be based upon various valuation techniques including replacement cost and discounted future cash flow projections. Customer relationships are amortized on a straight-line basis over the expected average life of the acquired accounts, which are based upon several factors, including historical longevity of customers and contracts acquired and historical retention rates. Non-compete agreements are amortized on a straight-line basis over the term of the agreement, which will generally not exceed five years. We review the recoverability of these assets if events or circumstances indicate that the assets may be impaired and periodically reevaluate the estimated remaining lives of these assets.

Trademarks, trade names and internet domain names are considered to be indefinite lived intangible assets unless specific evidence exists that a shorter life is more appropriate. Indefinite lived intangible assets are tested, at a minimum, on an annual basis using an income approach or sooner whenever events or changes in circumstances indicate that an asset may be impaired.

Long-Lived Assets

Fixed assets are reviewed for impairment when events or changes in circumstances indicate that the carrying amount of an asset or asset group may not be recoverable. Recoverability of assets to be held and used are measured by a comparison of the carrying amount of an asset to the future net cash flows expected to be generated by the asset. If such assets or asset groups are considered to be impaired, the impairment to be recognized will be measured by the amount by which the carrying amount of the assets or asset groups exceeds the related fair values. We also perform a periodic assessment of the useful lives assigned to the long-lived assets.

Technology and Content

Technology costs for the RumbleOn technology platform is accounted for pursuant to Accounting Standards Codification ("ASC") 350, Intangibles — Goodwill and Other and consists principally of development activities including payroll and related expenses for employees and third-party contractors involved in application, content, production, maintenance, operation, and platform development for new and existing products and services, as well as other technology infrastructure expenses. Technology and content costs for design or maintenance of internal-use software and general website development are expensed as incurred. Costs incurred to develop new website functionality as well as new software products for resale and significant upgrades to existing platforms or modules are capitalized and amortized over seven years.

Beneficial Conversion Feature

From time to time, we may issue convertible notes that may have conversion prices that create an embedded beneficial conversion feature pursuant to the guidelines established by the Financial Accounting Standards Board’s (“FASB”) ASC Topic 470-20, Debt with Conversion and Other Options.

The Beneficial Conversion Feature, or the BCF, of a convertible security is normally characterized as the convertible portion or feature of certain securities that provide a rate of conversion that is below market value or in-the-money when issued. We record a BCF related to the issuance of a convertible security when issued and also record the estimated fair value of any conversion feature issued with those securities. Beneficial conversion features that are contingent upon the occurrence of a future event are recorded when the contingency is resolved.

The BCF of a convertible note is measured by allocating a portion of the note’s proceeds to the conversion feature, if applicable, and as a reduction of the carrying amount of the convertible note equal to the intrinsic value of the conversion feature, both of which are credited to additional paid-in-capital. We calculate the fair value of the conversion feature embedded in any convertible security using either a) the Black Scholes valuation model, or b) a discount cash flow analysis tested for sensitivity to key Level 3 inputs using the Monte Carlo simulation.

The value of the proceeds received from the convertible security are then allocated between the conversion features and the underlying security on a relative fair value basis. The allocated fair value is recorded in the financial statements as a debt discount from the face amount of the security with a corresponding amount to additional paid in capital. The debt discount is amortized to interest expense over the life of the note using the effective interest method.

Revenue Recognition

We recognize revenue when all of the following conditions are satisfied: (i) there is persuasive evidence of an arrangement; (ii) the product or service has been provided to the customer; (iii) the amount of the product sale or fees to be paid by the customer is fixed or determinable; and (iv) the collection of our sales proceeds or fees are probable.

Valuation Allowance for Accounts Receivable

We estimate the allowance for doubtful accounts for accounts receivable by considering a number of factors, including overall credit quality, age of outstanding balances, historical write-off experience and specific account analysis that projects the ultimate collectability of the outstanding balances. Ultimately, actual results could differ from these assumptions.

Income Taxes

We follow ASC Topic 740, Income Taxes for recording the provision for income taxes. Deferred tax assets and liabilities are computed based upon the difference between the financial statement and income tax basis of assets and liabilities using the enacted marginal tax rate applicable when the related asset or liability is expected to be realized or settled. Deferred income tax expenses or benefits are based on the changes in the asset or liability each period. If available evidence suggests that it is more likely than not that some portion or all of the deferred tax assets will not be realized, a valuation allowance is required to reduce the deferred tax assets to the amount that is more likely than not to be realized. Future changes in such valuation allowance are included in the provision for deferred income taxes in the period of change. Deferred income taxes may arise from temporary differences resulting from income and expense items reported for financial accounting and tax purposes in different periods. Deferred taxes are classified as current or non-current, depending on the classification of assets and liabilities to which they relate. Deferred taxes arising from temporary differences that are not related to an asset or liability are classified as current or non-current depending on the periods in which the temporary differences are expected to reverse.

We apply a more-likely-than-not recognition threshold for all tax uncertainties. ASC Topic 740 only allows the recognition of those tax benefits that have a greater than fifty percent likelihood of being sustained upon examination by the taxing authorities. As of December 31, 2016, December 31, 2015 and November 30, 2015, we reviewed our tax positions and determined there were no outstanding, or retroactive tax positions with less than a 50% likelihood of being sustained upon examination by the taxing authorities, therefore this standard has not had a material effect on our company.

Stock Based Compensation

We measure and recognize all stock based compensation at fair value at the date of grant and recognize compensation expense over the service period for awards expected to vest. Determining the fair value of stock based awards at the grant date requires judgment, including estimating the share volatility, the expected term the award will be outstanding, and the amount of the awards that are expected to be forfeited. We utilize the Black-Scholes option pricing model or other industry accepted valuation model, as necessary, to determine the fair value.

Newly Issued Accounting Pronouncements

No recently adopted or new accounting pronouncements have had, or are expected to have, a material effect on our net loss, financial position or cash flows.

Seasonality

Historically, the retail industry for different types of power/recreation vehicles is cyclical depending on the geography and season in which the vehicles are used; for example, motorcycles are typically for non-snow seasons, while snowmobiles are typically designed for winter. As a result, the interest in and purchase of motorcycles has been typically been strongest in the spring and summer quarters which tracks closely with the timing of regional riding seasons.  We believe that our ability to sell nationwide may somewhat mitigate that seasonality, however we have not been in operation long enough to confirm this belief. Additionally, like many higher-cost items, sales and traffic may be somewhat correlated with the tax refund season in the spring, when sales of motorcycles are typically highest.

Results of Operations for the Three-month and Six-month periods ended June 30, 2017 and June 30, 2016

	Three-months ended June 30,		Six-months ended June 30,
Revenue:	2017	2016	2017	2016

Wholesale vehicle sales	$81,940	$-	$81,940	$-
Subscription fees	34,582	-	73,471	-
Total Revenue	116,522	-	155,411	-

Expenses:
Cost of revenue	114,643	-	149,331	-
Selling, general and administrative	1,708,967	10,825	2,364,174	21,429
Depreciation and amortization	113,335	475	173,420	950
Total expenses	1,936,945	11,300	2,686,925	22,379

Operating loss	(1,820,423)	(11,300)	(2,531,514)	(22,379)

Interest expense	71,804	2,343	283,606	4,553
Net loss before provision for income taxes	(1,892,227)	(13,643)	(2,815,120)	(26,932)

Benefit for income taxes	-	-	-	-
Net loss	$(1,892,227)	$(13,643)	$(2,815,120)	$(26,932)

Revenue

Revenue is derived from our online marketplace and subscription fees.

The online marketplace is our largest source of revenue and includes: (i) used retail vehicle sales; (ii) wholesale vehicle sales; (iii) online listing and sales fees; (iv) retail merchandise sales; (v) vehicle financing; and (vi) vehicle service contracts. We generate gross profit on retail and wholesale vehicle sales from the difference between the vehicle selling price and our cost of sales associated with acquiring the vehicle and preparing it for sale. We began to generate revenue from our online marketplace in May 2017.

Subscription fees are generated from dealer partners for ongoing support and access to the RumbleOn software solution, which includes: (i) a vehicle appraisal process; (ii) inventory management system; (iii) customer relationship and lead management program; and (iv) equity mining. We began to generate revenue for subscriptions fees in February 2017 in connection with the acquisition of NextGen.

Revenue for the three-month and six-month periods ended June 30, 2017 increased by $116,522 and $155,411, respectively as compared to the same periods in 2016 and consisted of wholesale vehicle sales to dealer partners of $81,940 for the three-month and six-month periods ended June 30, 2017 and monthly subscription fees of $34,582 and $73,471, respectively for the three-month and six-month periods end June 30, 2017.

Expenses

Cost of Revenue

Cost of revenue for the three-month and six-month periods ended June 30, 2017 increased by $114,643 and $149,331, respectively as compared to the same periods in 2016. Cost of revenue consisted of cost of wholesale vehicle sales, which included the cost to acquire vehicles and the reconditioning and transportation costs associated with preparing the vehicles for resale. Vehicle acquisition costs are driven by the mix of vehicles we acquire, the source of those vehicles, and supply and demand dynamics in the vehicle market. Reconditioning costs are billed by third-party providers and include parts, labor, and other repair expenses directly attributable to specific vehicles. Transportation costs consisted of costs incurred to transport the vehicles from the point of acquisition or delivery. Cost of sales also includes any necessary adjustments to reflect vehicle inventory at the lower of cost or net realizable value. Cost of wholesale vehicle sales for the three-month and six-month periods ended June 30, 2017 increased by $84,966 as compared to the same periods in 2016. Cost of subscription fee revenue, included the (i) various data feeds from third parties; (ii) hosting of the customer facing website; (iii) commissions for new sales; and (iv) implementation and training of new and existing dealers. These costs and expenses are charged to cost of revenue as incurred. Cost of subscription fee revenue for the three-month and six-month periods ended June 30, 2017 increased by $29,677 and $64,365, respectively as compared to the same periods in 2016.

Selling, general and administrative

	Three-months ended June 30,		Six-months ended June 30,
	2017	2016	2017	2016
Selling, general and administrative:
Compensation and related costs	$ 801,162	$ -	$ 923,092	$ -
Advertising and marketing	242,906	-	269,036	-
Professional fees	186,188	8,200	532,445	14,973
Technology development	108,694	-	186,702	-
General and administrative	370,017	2,625	452,899	6,456
	$1,708,967	$10,825	$2,364,174	$21,429

Selling, general and administrative expenses for the three-month and six-month periods ended June 30, 2017 increased by $1,698,142 and $2,342,745, respectively as compared to the same periods in 2016. The increase is a result of establishing and expanding our business operations resulting in an increase in expenses associated with advertising to consumers and dealers, development and operating our product procurement and distribution system, managing our logistics system, establishing our dealer partner arrangements, and other corporate overhead expenses, including expenses associated with technology development, legal, accounting, finance, and business development. Selling, general and administrative expenses will increase substantially as we continue to execute and aggressively expand our business through increased marketing spending and the addition of management and support personnel to ensure we adequately develop and maintain operational, financial and management controls as well as our reporting systems and procedures.

Compensation and related costs, which includes all payroll and related costs, including benefits, payroll taxes, and stock-based compensation, for the three-month and six-month periods ended June 30, 2017 increased by $801,162 and $923,092 as compared to the same periods in 2016. The increase was driven by the growth in headcount and related compensation and benefits at our Dallas operations center, and included new hires in our marketing, product and inventory management, accounting, finance, information technology, and administration departments. As our business continues to grow, these expenses will increase as we add headcount in all areas of the business.

Advertising and marketing for the three-month and six-month periods ended June 30, 2017 increased by $242,906 and $269,036 as compared to the same periods in 2016. The increase consists of cost associated with development of a multi-channel approach to consumers and dealers. We have begun to utilize a combination of brand building as well as direct response channels to efficiently source and scale our addressable markets. Our paid advertising efforts include advertisements through search engine marketing, inventory site listing, retargeting, organic referral, display, direct mail and branded pay-per-click channels. We believe our strong consumer and dealer focus ensures loyalty which will drive both high participation in the buy and selling process while increasing referrals. In addition to our paid channels, we intend to attract new customers through increased media spending and public relations efforts and further investing in our proprietary technology.

Professional fees consist primarily of legal and accounting fees and costs associated with: (i) financing activities; (ii) general corporate matters; (iii) the NextGen acquisition; (iv) the preparation of quarterly and annual financial statements; and (v) the filing of regulatory reports required for public reporting purposes. Professional fees for the three-month and six-month periods ended June 30, 2017 increased by $177,988 and $517,472, respectively as compared to the same periods in 2016. This increase was primarily a result of legal, accounting and other professional fees and expenses incurred in connection with the: (i) NextGen Acquisition; (ii) 2017 Private Placement; (iii) second tranche of 2016 Private Placement; and (iv) various corporate matters resulting from the discontinuation of the Smart Server business strategy and the adoption of our business plan. For additional information, see “Overview,” and Note 1 - “Business Description” in the accompanying Notes to the Condensed Consolidated Financial Statements. Professional fees including legal, accounting and other fees and expenses related to being a public company will increase as we continue to expand our business.

Technology development costs consist principally of (i) development activities including payroll and related expenses billed by a third-party contractor involved in application, content, production, maintenance, operation, and platform development for new and existing products and services, (ii) technology infrastructure expenses, and (iii) costs of our employees devoted to the development and maintenance of software products. Technology development expenses for the three-month and six-month periods ended June 30, 2017 increased by $108,694 and $186,702, respectively as compared to the same period in 2016. Total technology costs and expenses incurred for the three-month and six-month periods ended June 30, 2017 were $272,000 and $477,366 of which $163,306 and 290,664, respectively were capitalized.  For the three-month and six-month periods ended June 30, 2017, a third-party contractor billed $257,000 and $457,366 respectively, of the total technology development costs. The amortization of capitalized technology development costs for the three-month and six-month periods ended June 30, 2017 was $81,698 and $129,945, respectively. There were no technology development costs incurred and no amortization of capitalized development costs for the same periods in 2016. Technology development costs are accounted for pursuant to ASC 350, Intangibles — Goodwill and Other. Technology development costs include internally developed software and website applications that are used by us for our own internal use and to provide services to our customers, which include consumers, dealer partners and ancillary service providers. Under the terms of these customer arrangements we retain the revenue generating technology and hosts the applications on its servers and mobile applications. The customer does not have a contractual right to take possession of the software during the term of the arrangement and is not permitted to run the software itself or contract with another party unrelated to the entity to host the software. Technology development costs consist principally of (i) development activities including payroll and related expenses billed by a third-party contractor involved in application, content, production, maintenance, operation, and platform development for new and existing products and services, (ii) technology infrastructure expenses, and (iii) costs our employees devoted to the development and maintenance of software products. Technology and content costs for design, maintenance and post-implementation stages of internal-use software and general website development are expensed as incurred. For costs incurred to develop new website functionality as well as new software products and significant upgrades to existing internally used platforms or modules, capitalization begins during the application development stage and ends when the software is available for general use. Capitalized technology development is amortized on a straight-line basis over periods ranging from 3 to 7 years. We perform periodic assessments of the useful lives assigned to capitalized software applications. Additionally, from time-to-time we may abandon additional development activities relating to specific software projects or applications and charge accumulated costs to technology development expense in the period such determination is made. We expect our technology development expenses to increase as we continue to upgrade and enhance our technology infrastructure, invest in our products, expand the functionality of our platform and provide new product offerings. We also expect technology development expenses to continue to be affected by variations in the amount of capitalized internally developed technology.

Depreciation and Amortization

Depreciation and amortization is comprised of the: (i) amortization of capitalized technology development; (ii) amortization of identifiable intangible assets; and (iii) depreciation of vehicle, furniture and equipment. Depreciation and amortization for the three-month and six-month periods ended June 30, 2017 increased by $112,860 and $172,470 respectively, as compared to the same period in 2016. The increase in amortization and depreciation is a result of the investments made in connection with the expansion and growth of the business which for the three-month and six-month periods ended June 30, 2017 included: (i) capitalized technology acquisition and development costs of $163,306 and $290,664, respectively; and (ii) the purchase of vehicles, furniture and equipment of $450,814 and $493,588, respectively. For the three-month and six-month periods ended June 30, 2017 amortization of: (i) capitalized technology development was $81,698 and $129,945, respectively; (ii) amortization of identifiable intangible was $11,250 and $22,500, respectively; and (iii) depreciation and amortization on vehicle, furniture and equipment was $20,388 and $20,974, respectively. Depreciation and amortization on vehicle, furniture and equipment for the same periods in 2016 was $475 and $950, respectively.

Interest Expense

Interest expense consists of interest on the: (i) BHLP Note; (ii) NextGen Note; and (iii) Private Placement Notes. Interest expense for the three-month and six-month periods ended June 30, 2017 increased by $69,461 and $279,053, respectively, as compared to the same periods in 2016. The increase resulted from a higher level of debt outstanding, the conversion of the BHLP Note and the amortization of the beneficial conversion feature on the Private Placement Notes for the three-month and six-month periods ended June 30, 2017 as compared to the same period in 2016. The conversion of the BHLP Note, resulted in a $196,076 charge to interest expense for the remaining balance of the beneficial conversion feature, net of deferred taxes and is included in interest expense for the three-month period ended June 30, 2017. The amortization of the beneficial conversion feature on the Private Placement Notes was $39,625 and is included in interest expense for the three-month period ended June 30, 2017. For additional information, see Note 8 - “Notes Payable” in the accompanying Notes to the Condensed Consolidated Financial Statements.

Liquidity and Capital Resources

The following table sets forth a summary of our cash flows for the six-month period ended June 30, 2017 and 2016:

	Six-months ended June 30,
	2017	2016

Net cash used in operating activities	$(2,746,122)	$(24,096)
Net cash used in investing activities	(1,534,252)	-
Net cash provided by financing activities	3,980,040	22,000
Net change in cash	$(300,334)	$(2,096)

Operating Activities

Net cash used in operating activities increased $2,722,026 to $2,746,122 for the six-month period ended June 30, 2017, as compared to the same period in 2016. The increase in net cash used is primarily due to a $2,788,188 increase in our net loss offset by an increase in the net change operating assets and liabilities of $471,794 and a $537,957 increase in non-cash expense items. The increase in the net loss for the six-month period ended June 30, 2017 was a result of the continued expansion and progress made on our business plan, including the integration of the NextGen acquisition and the purchase of inventory.

Investing Activities

Net cash used in investing activities increased $1,534,252 for the six-month period ended June 30, 2017, as compared to the same period in 2016. The increase in cash used for investment activities was primarily for the purchase of NextGen, costs incurred for technology development and the purchase of $493,588 of vehicles, furniture and equipment.

On January 8, 2017, we entered into an Asset Purchase Agreement with NextGen, Halcyon, and the members of Halcyon, pursuant to which NextGen agreed to sell to us substantially all of the assets of NextGen in exchange for a payment of approximately $750,000 in cash, the issuance to NextGen of the NextGen Shares, the issuance of the NextGen Note, and the assumption by us of certain specified post-closing liabilities of NextGen under the contracts being assigned to us as part of the transaction. On February 8, 2017, we assigned to NextGen Pro the right to acquire NextGen’s assets and liabilities.

On February 8, 2017, or the Closing Date, we and NextGen Pro completed the NextGen Acquisition in exchange for approximately $750,000 in cash, the NextGen Shares, the NextGen Note, and the other consideration described above. The NextGen Note matures on the third anniversary of the Closing Date, or the Maturity Date. Interest accrues and will be paid semi-annually (i) at a rate of 6.5% annually from the Closing Date through the second anniversary of such date and (ii) at a rate of 8.5% annually from the second anniversary of the Closing Date through the Maturity Date. Our obligations under the NextGen Note are secured by substantially all the assets of NextGen Pro pursuant to the Guaranty Agreement and a related Security Agreement. Under the terms of the Guaranty Agreement, NextGen Pro has agreed to guarantee the performance of all of our obligations under the NextGen Note. For additional information, see Note 8 - “Notes Payable” in the accompanying Notes to the Condensed Consolidated Financial Statements.

Financing Activities

Net cash provided by financing activities increased $3,958,040 to $3,980,040 for the six-month period ended June 30, 2017, compared with net cash provided by financing activities of $22,000 for the same period in 2016. This increase is primarily a result of the: (i) 2017 Private Placement of $2,630,000 in Class B Common Stock and (ii) second tranche of the 2016 Private Placement of $683,040 in Class B Common Stock and $667,000 in promissory notes described below. For additional information, see Note 1 - “Business Description,” Note 4 - “Acquisitions,” and Note 8 - “Notes Payable” in the accompanying Notes to the Condensed Consolidated Financial Statements. During the six-months ended June 30, 2017, we completed the private placement, or the 2017 Private Placement, of 657,500 shares of our Class B Common Stock, at a price of $4.00 per share for aggregate proceeds of $2,630,000. Our officers and directors acquired 175,000 shares of Class B Common Stock in the 2017 Private Placement. Proceeds from the 2017 Private Placement were used to complete the launch of our website, www.rumbleon.com, acquire vehicle inventory, continue development of our platform, and for working capital purposes. For additional information, see Note 9 - “Stockholders’ Equity” in the accompanying Notes to the Condensed Consolidated Financial Statements.

On March 31, 2017, we completed funding of the second tranche of the 2016 Private Placement. The investors were issued 1,161,920 shares of Class B Common Stock and notes in the aggregate principal amount of $667,000, or the Private Placement Notes, in consideration of cancellation of loan agreements having an aggregate principal amount committed by the purchasers of $1,350,000. Under the terms of the Private Placement Notes, interest accrues on the outstanding and unpaid principal amount until paid in full. The Private Placement Notes mature on March 31, 2020. Interest accrues at a rate of 6.5% annually from the closing date through the second anniversary of such date and (ii) at a rate of 8.5% annually from the second anniversary of the closing date through the maturity date. Upon the occurrence of any event of default, the outstanding balance under the Private Placement Notes shall become immediately due and payable upon election of the holder. Based on the relative fair values attributed to the Class B Common Stock and Private Placement Notes issued in the 2016 Private Placement, we recorded a debt discount on the Private Placement Notes of $667,000 with the corresponding amounts as addition to paid in capital. The debt discount will be amortized to interest expense over the life of the notes using the effective interest method. For additional information, see Note 8 - “Notes Payable” in the accompanying Notes to the Condensed Consolidated Financial Statements.

On July 13, 2016, we entered into the BHLP Note with Berrard Holdings, an entity owned and controlled by a current officer and director, Mr. Berrard, pursuant to which we were required to repay $191,858 on or before July 13, 2026 plus interest at 6% per annum. The BHLP Note was also convertible into common stock, in whole, at any time before maturity at the option of the holder at the greater of $0.06 per share or 50% of the price per share of the next qualified financing which is defined as $500,000 or greater. Effective August 31, 2016, the principal amount of the BHLP Note was amended to include an additional $5,500 loaned to us, on the same terms. On November 28, 2016, we completed our qualified financing at $1.50 per share which established the conversion price per share for the BHLP Note of $0.75 per share, resulting in the principal amount of the BHLP Note being convertible into 263,144 shares of Class B Common Stock. As such, November 28, 2016 became the “commitment date” for determining the value of the BHLP Note conversion feature. Because there had been one trade in January 2016 in our common stock since July 2014, other than the purchase by Berrard Holdings of 99.5% of the outstanding shares in a single transaction, we used the Monte Carlo simulation to determine the intrinsic value of the conversion feature of the BHLP Note, which resulted in a value in excess of the principal amount of the BHLP Note. Thus, we recorded a note discount of $197,358 with the corresponding amount as an addition to paid in capital. This note discount is amortized to interest expense until the scheduled maturity of the BHLP Note in July 2026 or until it is converted using the effective interest method. The effective interest rate at March 31, 2017 was 7.4%. Interest expense on the BHLP Note for the three-month period ended March 31, 2017 was $2,920 and the amortization of the beneficial conversion feature was $3,558. On March 31, 2017, we issued 275,312 shares of Class B Common Stock upon full conversion of the BHLP Note, having an aggregate principal amount, including accrued interest, of $206,484 and a conversion price of $0.75 per share. In connection with the conversion of the BHLP Note, the remaining debt discount of $196,076 was charged to interest expense in the Condensed Consolidated Statements of Operations and the related deferred tax liability was credited to additional paid in capital in the Condensed Consolidated Balance Sheets. For additional information, see Note 8 - “Notes Payable” in the accompanying Notes to the Condensed Consolidated Financial Statements.

Investment in Growth

As of June 30, 2017, we had a total of $1,050,246 in available cash. We expect our cash requirements for the next twelve months to be significant as we have begun to aggressively invest in the growth of our business and we expect this investment to continue. We plan to invest heavily in inventory, marketing, technology and infrastructure to support the growth of the business. These investments are expected to increase our negative cash flow from operations and operating losses at least in the near term, and there is no guarantee that we will be able to realize the return on our investments. If we do not receive any additional funds, we may not continue in business for the next 12 months with our currently available capital. Since inception, we have financed our cash flow requirements through debt and equity financing. However, additional funds may not be available when we need them, on terms that are acceptable to us, or at all. Volatility in the credit markets may also have an adverse effect on our ability to obtain debt financing. Our limited operating history makes predictions of future operating results difficult to ascertain. Our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stage of development, particularly companies in new and rapidly evolving markets. These risks include, but are not limited to, an evolving business model, advancement of technology and the management of growth. To address these risks, we must, among other things, continue our development of relevant applications, stay abreast of changes in the marketplace, as well as implement and successfully execute our business and marketing strategy. There can be no assurance that we will be successful in addressing such risks, and the failure to do so can have a material adverse effect on our business prospects, financial condition and results of operations.

Off-Balance Sheet Arrangements

As of June 30, 2017, we did not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenue or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

Emerging Growth Company

We are an “emerging growth company” under the federal securities laws and are subject to reduced public company reporting requirements. In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We are choosing not to take advantage of the extended transition period for complying with new or revised accounting standards.

Results of Operations for the Years Ended December 31, 2016 and November 30, 2015, and the Month Ended December 31, 2015

The following table provides our results of operations for the year ended December 31, 2016, for the month ended December 31, 2015, and for the year ended November 30, 2015. As of December 31, 2016, we had not generated any revenue. This financial information should be read in conjunction with our audited financial statements and notes thereto included in this prospectus.

Operating expenses:	December 31, 2016	December 31, 2015	November 30, 2015
General and administrative	$57,825	$-	$2,529
Depreciation and amortization	1,900	158	1,900
Impairment of assets	792	-	-
Professional fees	152,876	2,850	37,123

Total operating expenses	$213,393	$3,008	$41,552

Other expense:
Interest expense - related party	11,698	719	7,257
Total other expense	$11,698	$719	$7,257

Net loss before provision for income taxes	$225,091	$3,727	$48,809

Operating Expenses

Operating expenses increased $168,833 or 379% to $213,393 for the year ended December 31, 2016 as compared to the thirteen-month period ended December 31, 2015. The significant components of this change were increases in general and administrative expenses and professional fees. General and administrative expenses increased $55,296 to $57,825 for the year ended December 31, 2016, as compared to the thirteen-month period ended December 31, 2015. The components of this change were an increase in licenses and permits, insurance and travel expenses associated with developing our business model and completing the NextGen Acquisition.

Professional fees consist primarily of legal and accounting fees and costs associated with: (i) financing activities; (ii) general corporate matters; (iii) acquisitions; (iv) the preparation of quarterly and annual financial statements; and (v) the filing of regulatory reports required for public reporting purposes. Professional fees increased $112,903 or 282% to $152,876 for the year ended December 31, 2016, as compared to the thirteen-month period ended December 31, 2015. This increase was primarily a result of legal, accounting and other professional fees and expenses incurred in connection with the: (i) change of control transaction in August 2016; (ii) the 2016 Private Placement; (iii) NextGen Acquisition; and (iv) various corporate matters resulting from the discontinuation of our prior business strategy and the adoption of our current business plan. For additional information, see Item 1 Business “Background Overview”, and Note 11 “Subsequent Events” in the Notes to the Consolidated Financial Statements.

Interest expense-related party consist of interest on the convertible note-related party and the note payable-related party. Interest expense-related party increased $3,722 or 47% to $11,698 as a result of higher level debt outstanding for the year ended December 31, 2016, as compared to the thirteen-month period ended December 31, 2015. Included in interest expense is $1,282 of interest related to the beneficial conversion feature on the convertible note payable-related party.

Liquidity and Capital Resources

The following table provides a summary of our cash flows for the year ended December 31, 2016, for the month ended December 31, 2015, and for the year ended November 30, 2015:

	December 31, 2016	December 31, 2015	November 30, 2015
Net cash used in operating activities	$(19,976)	$(5,850)	$(32,632)
Net cash used in investing activities	(45,515)	-	-
Net cash provided by financing activities	1,412,358	8,000	28,000
Net increase/(decrease) in cash	$1,346,867	$2,150	$(4,632)

Operating Activities

Net cash used in operating activities decreased $18,506 or 48% to $19,976 for the year ended December 31, 2016, as compared to the thirteen-month period ended December 31, 2015. The decrease in net cash used is primarily due to a $172,042 increase in our net loss offset by an increase in net working capital of $208,635. The increase in the net loss for the year ended December 31, 2016 was a result of beginning to incur startup costs and expenses in connection with the development of our current business plan.

Investing Activities

Net cash used in investing activities increased $45,515 for the year ended December 31, 2016, as compared to the thirteen-month period ended December 31, 2015. The cash used in investment activities was for the purchase of various domain names. There was no cash used in investing activities for the month ended December 31, 2015 and for the year ended November 30, 2015.

Financing Activities

Net cash provided by financing activities increased $1,376,358 to $1,412,358 for the year ended December 31, 2016, compared with net cash provided by financing activities of $36,000 during the thirteen-month period ended December 31, 2015. This increase is primarily a result of the: (i) issuance of a $197,358 convertible note payable to Berrard Holdings Limited Partnership; (ii) issuance of $17,000 in notes payable to E. Venture Resources Inc. and (iii) sale of $1,354,000 of common stock in a private placement. These amounts were offset by a $158,000 repayment of the notes payable to E. Venture Resources Inc., cash requirements and financing transactions.

On November 28, 2016, we completed the 2016 Private Placement with three accredited investors, with respect to the sale of an aggregate of 900,000 shares of our common stock at a purchase price of $1.50 per share for total consideration of $1,350,000. In connection with the 2016 Private Placement, we also entered into loan agreements with the purchasers pursuant to which each purchaser agreed to loan us their pro rata share of up to $1,350,000 in the aggregate upon our request at any time on or after January 31, 2017 and before November 1, 2020.

As of December 31, 2016, we had a total of $1,350,580 in available cash. If we were to not receive any additional funds, we could not continue in business for the next 12 months with our currently available capital. Since inception, we have financed our cash flow requirements through debt and equity financing. As we expand our activities, we may, and most likely will, continue to experience net negative cash flows from operations, pending our ability to generate sustainable cash flow from the implementation of our current business strategy and utilization of our e-commerce platform.

Historically, we have funded our business activities through a series of promissory notes with E. Venture Resources, Inc., totaling $158,000. The terms of the promissory notes provide for an interest rate of 6% per annum with all accrued balances due and payable within 24 months of the date of the promissory note. During July 2016, we repaid the entire amount of principal and accrued interest to E. Venture Resources, Inc. During July 2016, we executed a convertible promissory note with Berrard Holdings Limited Partnership for a total of $197,358. The terms of the promissory notes provide for an interest rate of 6% per annum with all accrued balances due and payable in July 2026. The debt was convertible into shares of our common stock at a per share price of $0.75.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS FOR NEXTGEN

Background and Business Overview

On January 8, 2017, we, NextGen, Halcyon, and the members of Halcyon entered into an Asset Purchase Agreement. The agreement provides that, upon the terms and subject to the conditions set forth in the agreement, we would acquire all of NextGen’s assets, properties and rights of whatever kind, tangible and intangible, other than the excluded assets under the terms of the agreement. We also would assume liability only for certain post-closing contractual obligations pursuant to the terms of the agreement, primarily related to operating and maintaining the CyclePro application. Additionally, we agreed to be responsible for certain payroll costs and operating expenses of NextGen incurred after January 16, 2017 and through the closing of the NextGen Acquisition, and benefit from all revenue earned from January 16, 2017 forward. On February 8, 2017, before the closing of the NextGen Acquisition, we assigned to NextGen Pro the right to acquire NextGen’s assets and liabilities (but not any other rights or obligations under the agreement). The transaction closed on February 8, 2017.

On the Closing Date, we and NextGen Pro completed the NextGen Acquisition in exchange for approximately $750,000 in cash, the NextGen Shares, the NextGen Note, and the other consideration described above. The NextGen Note matures on the Maturity Date. Interest accrues and will be paid semi-annually (i) at a rate of 6.5% annually from the Closing Date through the second anniversary of such date and (ii) at a rate of 8.5% annually from the second anniversary of the Closing Date through the Maturity Date. Our obligations under the NextGen Note are secured by substantially all the assets of NextGen Pro pursuant to the Guaranty Agreement, by and among NextGen and NextGen Pro, and a related Security Agreement between the parties, each dated as of the Closing Date. Under the terms of the Guaranty Agreement, NextGen Pro has agreed to guarantee the performance of all of our obligations under the NextGen Note.

Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with GAAP requires estimates and assumptions that affect the reported amounts of assets and liabilities, revenue and expenses, and related disclosures of contingent assets and liabilities in the consolidated financial statements and accompanying notes. The SEC has defined a company’s critical accounting policies as the ones that are most important to the portrayal of the company’s financial condition and results of operations, and which require the company to make its most difficult and subjective judgments, often as a result of the need to make estimates of matters that are inherently uncertain. Based on this definition, we have identified the critical accounting policies and judgments addressed below. We also have other key accounting policies, which involve the use of estimates, judgments, and assumptions that are significant to understanding our results. Although we believe that our estimates, assumptions, and judgments are reasonable, they are based upon information presently available. Actual results may differ significantly from these estimates under different assumptions, judgments, or conditions.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. Any adjustments applied to estimated amounts are recognized in the year such adjustments are determined.

Software Capitalization

NextGen capitalizes the costs associated with the development of its software solutions and website pursuant to ASC Topic 350, Intangibles – Goodwill and Other. Other costs related to the maintenance of the software are expensed as incurred. Amortization is provided over the estimated useful lives of seven years using the straight-line method for financial statement purposes.

Revenue Recognition

NextGen recognizes revenue when all of the following conditions are satisfied: (1) there is persuasive evidence of an arrangement; (2) the product or service has been provided to the customer; (3) the amount of fees to be paid by the customer is fixed or determinable; and (4) the collection of its fees is probable. Dealers typically pay monthly subscription fees to access some or all modules on an a la carte basis, as well as, in certain cases, implementation or training fees.

Marketing and Advertising Costs

NextGen expenses marketing and advertising costs as incurred.

Newly Issued Accounting Pronouncements

No recently adopted or new accounting pronouncements have had, or are expected to have, a material effect on NextGen’s net loss, financial position or cash flows.

NextGen Results of Operations for the Year Ended December 31, 2016 and for the Period from December 10, 2015 through December 31, 2015

The following table provides NextGen’s results of operations for the year ended December 31, 2016, and for the period from December 10, 2015 (inception) and ended on December 31, 2015, or the “period ended December 31, 2015. This financial information should be read in conjunction with NextGen’s audited Consolidated Financial Statements and Notes to the Consolidated Financial Statements included elsewhere in this prospectus.

	For the year ended December 31, 2016	For the period ended December 31, 2015
Revenue:
Gross revenue	$138,141	$6,257

Cost and Expenses:
Cost of goods sold	332,559	17,857
General and administrative expenses	1,586,002	96,608
	1,918,561	114,465
Operating Loss	(1,780,420)	(108,208)

Other Income	644	-

Net Loss	$(1,779,776)	$(108,208)

Revenue

Revenue consists of: (i) monthly subscription fees paid by dealers for access to some (a la carte basis) or all modules that NextGen offers; and (ii) implementation and training fees. Subscription fees comprised approximately 80% of total revenue for the year ended December 31, 2016, while implementation accounted for the majority of the balance. Revenue increased $131,884 to $138,141 for the year ended December 13, 2016 as compared to 2015 primarily as a result of 2015 containing only 21 days in the period and an increase in new customers during the year ended December 31, 2016.

Cost of Goods Sold

Cost of sales consists of amount paid by NextGen for: (i) various data feeds from third parties; (ii) hosting of the customer facing website; (iii) commissions for new sales; (iv) labor incurred in development activities which include payroll and third-party contractors involved in application, content, production, maintenance, operation, and platform development of internal-use software and general website development; and (v) implementation and training of new and existing customers. These costs and expenses are charged to cost of goods sold as incurred. For the year ended December 31, 2016 training costs and hosting costs represented approximately 62% and 10%, respectively of cost of goods sold, with the cost of data feeds from information providers or integrated software vendors representing the balance of costs.

General and administrative

General and administrative expenses for the year ended December 31, 2016 and the period ended December 31, 2015 consisted of the following:

	For the year ended December 31, 2016%		For the period ended December 31, 2015%
Payroll	$548,299	35%	$24,000	25%
Technology costs	384,442	24%	6,495	7%
Depreciation and amortization	253,468	16%	9,369	10%
Marketing	100,035	6%	-	0%
Rent	87,305	6%	4,314	4%
Other	212,453	13%	52,430	54%
	$1,586,002	100%	$96,608	100%

Technology expenditures include those costs that are not capitalized pursuant to ASC 350, Intangibles — Goodwill and Other. Depreciation and amortization is primarily comprised of the amortization of capitalized software and website. Marketing includes the monthly fees and sales commissions earned by NextGen’s marketing partner under a Marketing Services Agreement. For additional information, see Note 3 “Related Party Transactions” in the Notes to the Consolidated Financial Statements for NextGen.

Liquidity and Capital Resources

The following table provides NextGen’s cash flows from operations for the year ended December 31, 2016 and for the period ended December 2015:

	For the year ended December 31, 2016	For the period ended December 31, 2015
Net cash used in operating activities	$(1,111,190)	$-
Net cash used in investing activities	(341,919)	-
Net cash provided by financing activities	-	1,500,000
Net increase/(decrease) in cash	$(1,453,109)	$1,500,000

Operating Activities

Net cash used in operating activities increased to $1,111,190 for the year ended December 31, 2016, as compared to the period ended December 31, 2015. The increase in net cash used is primarily due to a $1,671,568 increase in our net loss, offset by an increase in net working capital of $408,860. The increase in the net loss for the year ended December 31, 2016 was a result of continuing to incur startup cost and expenses in connection with the development of the NextGen business plan.

Investing Activities

Net cash used in investing activities increased $341,919 for the year ended December 31, 2016, as compared to the period ended December 31, 2015. The cash used in investment activities was for the capitalized costs and expenses associated with the development of NextGen’s software solutions and website in accordance with ASC Topic 350, Intangibles — Goodwill and Other. There was no cash used in investing activities for the period ended December 31, 2015.

Financing Activities

There was no net cash provided by financing activities for the year ended December 31, 2016. NextGen financially sustained its activities for the year ended December 31, 2016 from the initial contribution of $1,500,000 from an investor in December 2015

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
 ON ACCOUNTING AND FINANCIAL DISCLOSURE

On December 16, 2016, our Board approved the dismissal of Seale and Beers, CPAs as our independent registered public accounting firm, effective December 16, 2016.

Seale and Beers audited our financial statements for the years ended November 30, 2015 and November 30, 2014. Seale and Beers’ reports on our financial statements for the years ended November 30, 2015 and November 30, 2014 did not contain any adverse opinion or disclaimer of opinion, nor were the reports qualified or modified as to uncertainty, audit scope or accounting principles. However, the Seale and Beers’ reports on our financial statements for the years ended November 30, 2015 and November 30, 2014 each contained an explanatory paragraph noting there was substantial doubt as to our ability to continue as a going concern.

In connection with Seale and Beers’ audit of our financial statements for the fiscal years ended November 30, 2015 and November 30, 2014 and through the subsequent interim period ended December 16, 2016, we have had no disagreement with Seale and Beers on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Seale and Beers, would have caused Seale and Beers to make a reference to the subject matter of the disagreements in connection with its reports on the financial statements for the fiscal year ended November 30, 2015 and November 30, 2014.

On December 20, 2016, our Board also approved the engagement of Scharf Pera & Co., PLLC as our independent registered public accounting firm for the fiscal year ending December 31, 2016. The engagement of Scharf Pera was effective December 20, 2016. During the fiscal years ended November 30, 2014 and November 30, 2015, and the subsequent interim period through December 20, 2016, neither we nor anyone on our behalf consulted with Scharf Pera regarding either (i) the application of accounting principles to a specific completed or proposed transaction or the type of audit opinion that might be rendered on our financial statements, and Scharf Pera did not provide written reports or oral advice that was an important factor considered by us in reaching a decision as to any accounting, auditing or financial reporting issue during such periods or (ii) any matter that was either the subject of a disagreement (as defined in Item 304(a)(i)(iv) of Regulation S-K and related instructions to such item) or a reportable event (as described in Item 304(a)(i)(v) of Regulation S-K).

MANAGEMENT

Directors and Executive Officers

Below are the names of and certain information regarding our executive officers and directors:

Name	Age	Position
Marshall Chesrown	59	Chief Executive Officer and Chairman
Steven R. Berrard	63	Chief Financial Officer, Secretary and Director
Denmar Dixon	55	Director
Kartik Kakarala	39	Director
Mitch Pierce	60	Director
Kevin Westfall	61	Director
Richard A. Gray	69	Director

Marshall Chesrown has served as our Chief Executive Officer and Chairman since October 24, 2016. Mr. Chesrown has over 35 years of leadership experience in the automotive retail sector. From December 2014 to September 2016, Mr. Chesrown served as Chief Operating Officer and as a director of Vroom.com, or Vroom, an online direct car retailer. Mr. Chesrown served as Chief Operating Officer of AutoAmerica, an automotive retail company, from May 2013 to November 2014. Previously, Mr. Chesrown served as the President of Chesrown Automotive Group from January 1985 to May 2013, which was acquired by AutoNation, Inc., a leading automotive retail company, in 1997. Mr. Chesrown served as Senior Vice President of Retail Operations for AutoNation from 1997 to 1999. From 1999 to 2013, Mr. Chesrown served as the Chairman and Chief Executive Officer of Blackrock Development, a real estate development company widely known for development of the nationally recognized Golf Club at Black Rock. Mr. Chesrown filed for personal bankruptcy in May 2013, which petition was discharged in January 2017.

We believe that Mr. Chesrown possesses attributes that qualify him to serve as a member of our Board, including his extensive experience in the automotive retail sector.

Steven R. Berrard has served as our Chief Financial Officer since January 9, 2017 and served as Interim Chief Financial Officer from July 13, 2016 through January 9, 2017 and as Chief Executive Officer from July 13, 2016 through October 24, 2016. Mr. Berrard has also served as Secretary and a director of our company since July 13, 2016. Mr. Berrard served as a director of Walter Investment Management Corp. (“Walter Investment”) from 2010 until May 2017. Mr. Berrard served on the Board of Directors of Swisher Hygiene Inc., a publicly traded industry leader in hygiene solutions and products, from 2004 until May 2014. Mr. Berrard is the Managing Partner of New River Capital Partners, a private equity fund he co-founded in 1997. Mr. Berrard was the co-founder and Co-Chief Executive Officer of AutoNation from 1996 to 1999. Prior to joining AutoNation, Mr. Berrard served as President and Chief Executive Officer of the Blockbuster Entertainment Group, at the time the world’s largest video store operator. Mr. Berrard served as President of Huizenga Holdings, Inc., a real estate management and development company, and served in various positions with subsidiaries of Huizenga Holdings, Inc. from 1981 to 1987. Mr. Berrard was employed by Coopers & Lybrand (now PricewaterhouseCoopers LLP (“PwC”)) from 1976 to 1981. Mr. Berrard currently serves on the Board of Directors of Pivotal Fitness, Inc., a chain of fitness centers operating in a number of markets in the United States. He has previously served on the Boards of Directors of Jamba, Inc., (2005 – 2009), Viacom, Inc., (1987 – 1996), Birmingham Steel (1999 – 2002), HealthSouth (2004 – 2006), and Boca Resorts, Inc. (1996 – 2004). Mr. Berrard earned his B.S. in Accounting from Florida Atlantic University.

We believe that Mr. Berrard’s management experience and financial expertise is beneficial in guiding our strategic direction. He has served in senior management and/or on the Board of several prominent, publicly traded companies. In several instances, he has led significant growth of the businesses he has managed. In addition, Mr. Berrard has served as the Chairman of the audit committee of several boards of directors.

Denmar Dixon has served on our Board since January 9, 2017. Mr. Dixon served as a director of Walter Investment from April 2009 (and for its predecessor since December 2008) until June 2016. Effective October 2015, Mr. Dixon was appointed Chief Executive Officer and President of Walter Investment and served until his resignation effective June 2016. Mr. Dixon previously served as Vice Chairman of the Board of Directors and Executive Vice President of Walter Investment since January 2010 and Chief Investment Officer of Walter Investment since August 2013. Before becoming an executive officer of Walter Investment, also served as a member of Walter Investment's Audit Committee and Nominating and Corporate Governance Committee and as Chairman of the Compensation and Human Resources Committee (Mr. Dixon resigned from each of these committee positions immediately before his appointment as the Vice Chairman of the Board and Executive Vice President of our company). Before serving on the Board of Walter Investment, Mr. Dixon was elected to the board of managers of JWH Holding Company, LLC, a wholly-owned subsidiary of Walter Industries, Inc., in anticipation of the spin-off of Walter Investment Management, LLC from Walter Industries, Inc. (now known as Walter Energy, Inc.). In 2008, Mr. Dixon founded Blue Flame Capital, LLC, a consulting, financial advisory and investment firm. Before forming Blue Flame, Mr. Dixon spent 23 years with Banc of America Securities, LLC and its predecessors. At the time of his retirement, Mr. Dixon was a Managing Director in the Corporate and Investment Banking group and held the position of Global Head of the Basic Industries Group of Banc of America Securities.

We believe that Mr. Dixon possesses attributes that qualify him to serve as a member of our Board, including his extensive business development, mergers and acquisitions and capital markets/investment banking experience within the financial services industry. As a director, he provides significant input into, and is actively involved in, leading our business activities and strategic planning efforts. Mr. Dixon has significant experience in the general industrial, consumer and business services industries.

Kartik Kakarala was appointed to our Board immediately following the completion of the NextGen Acquisition in February 2017. Mr. Kakarala is the Chief Executive Officer of Halcyon Technologies, a global software solutions company. He is responsible for sales, business development and innovation, as well as the creation of technology assets. He has been responsible for the growth of a number of strategic, horizontal competencies, and vertical business units like automotive, utilities, finance and healthcare practices. Mr. Kakarala served as the Chief Executive Officer and President of NextGen from January 2016 to February 2017, which was acquired by us in February 2017, providing inventory management solutions to the power sports, recreational vehicle and marine sectors in North America. He served as Chief Executive Officer and President of NextGenAuto from July 2013 to December 2015. Mr. Kakarala served as Co-Founder and Managing Partner of Red Bumper from July 2010 to August 2014, a company which provided used car inventory management solutions used by thousands of automotive dealers across North America and which was later acquired by ADP in 2014. Mr. Kakarala served as Director/Co-Founder of GridFirst solutions since 2012, a company providing home automation solutions to energy customers. Mr. Kakarala holds a Master’s degree in Computer Science from University of Houston.

We believe that Mr. Kakarala possesses attributes that qualify him to serve as a member of our Board, as he is regarded as a pioneer in developing several systems in the automotive industry including CRM, ERP, inventory management and financial applications.

Mitch Pierce has served on our Board since January 9, 2017. Mr. Pierce has over 35 years of leadership experience in the automotive retail sector. Mr. Pierce served as the President of Tempe Toyota Group from January 1985 to June 1997, which was acquired by AutoNation in 1997. Mr. Pierce served as a Regional Vice President of Retail Operations for AutoNation from 1997 to 2003. Mr. Pierce currently owns one of the five largest Toyota stores in United States and is a partner in six other major auto dealerships. Mr. Pierce is a board member of the Southern California Toyota Dealers. He served on the National Dealer Council for Toyota Dealers in 1996-97. He is Past Chairman of the Arizona Automobile Dealer Association.

We believe that Mr. Pierce possesses attributes that qualify him to serve as a member of our Board, including his more than 30 years of executive experience in the automotive retail sector and broad base of business knowledge and experience.

Kevin Westfall has served on our Board since January 9, 2017. Mr. Westfall was a co-founder and served as Chief Executive Officer of Vroom from January 2012 through November 2015. Previously, from March 1997 through November 2011, Mr. Westfall served as Senior Vice President of Sales and Senior Vice President of Automotive Finance at AutoNation. Mr. Westfall was a founder of BMW Financial Services in 1990 and served as its President until March 1997. Mr. Westfall also served as Retail Lease Manager of Chrysler Credit Corporation from 1987 until 1990 and as President of World Automotive Imports and Leasing from 1980 until 1987.

We believe that Mr. Westfall possesses attributes that qualify him to serve as a member of our Board, including his more than 30 years of executive experience in automotive retail and finance operations.

Richard A. Gray, Jr., was appointed to our Board and the Audit Committee and the Nominating and Corporate Governance Committee, effective October 1, 2017. Mr. Gray has served as President of Gray & Co. Realtors, Inc., a licensed real estate service provider he founded, since 1987. Gray & Co. Realtors has been involved in the development, liquidation, the joint venture, and management of commercial real estate, representing both U.S. investors and foreign investors, and since 1998, has also been involved in raising venture capital for startup and additional round funding for public companies in the technology sector. Before Gray & Co. Realtors, he served as a broker at Wiggins Gray Interests, a company focused on development of retail and office properties in Dallas Fort Worth Metroplex, as well as office, industrial, land and retail brokerage from 1985 to 1987. Before Wiggins Gray Interests, he served at Hudson & Hudson Realtors from 1973 to 1985, Murray Investment Company from 1971 to 1973, and Borden Chemical Company from 1969 to 1971. Mr. Gray has also served as a director of the Cystic Fibrosis Foundation, Migra Tech, and Equitable Bank. Mr. Gray received his BBA from Texas Tech University.

We believe that Mr. Gray possesses attributes that qualify him to serve as a member of our Board, including his extensive experience in funding technology sector public companies.

Corporate Governance Principles and Code of Ethics

Our Board is committed to sound corporate governance principles and practices. Our Board’ core principles of corporate governance are set forth in our Corporate Governance Principles, which were adopted by our Board in May 2017. In order to clearly set forth our commitment to conduct our operations in accordance with our high standards of business ethics and applicable laws and regulations, our Board also adopted a Code of Business Conduct and Ethics, which is applicable to all directors, officers and employees. A copy of the Code of Business Conduct and Ethics and the Corporate Governance Principles are available on our corporate website at www.rumbleon.com. You also may obtain a printed copy of the Code of Ethics and Corporate Governance Principles by sending a written request to: Investor Relations, RumbleOn, Inc., 4521 Sharon Road, Suite 370, Charlotte, North Carolina 28211.

Board of Directors

The business and affairs of our company are managed by or under the direction of the Board. Currently, the Board is composed of six members. Effective October 1, 2017, the Board will be composed of seven members. The Board has not appointed a lead independent director; instead the presiding director for each executive session is rotated among the Chairs of the committees of our Board.

Our directors are expected to attend our Annual Meeting of Stockholders. Any director who is unable to attend our Annual Meeting is expected to notify the Chairman of the Board in advance of the Annual Meeting.

Board Committees

Pursuant to our bylaws, our Board may establish one or more committees of the Board however designated, and delegate to any such committee the full power of the Board, to the fullest extent permitted by law.

Our Board has established three separately designated standing committees to assist the Board in discharging its responsibilities: the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. The charters for our Board committees set forth the scope of the responsibilities of that committee. The Board will assess the effectiveness and contribution of each committee on an annual basis. The charters for our Board committees were adopted by the Board in May 2017. These charters are available at www.rumbleon.com, and you may obtain a printed copy of any of these charters by sending a written request to: Investor Relations, RumbleOn, Inc.

Audit Committee. The Board, by unanimous consent, established an Audit Committee in January 2017. Effective October 1, 2017, the members of this committee will be Messrs. Dixon (chair), Westfall, and Gray. The Board has determined that Mr. Dixon is an “audit committee financial expert,” as defined in Item 407 of Regulation S-K, and is the Chairman of the Audit Committee.

The primary function of the Audit Committee is to assist the Board in fulfilling its responsibilities by overseeing our accounting and financial processes and the audits of our financial statements. The independent auditor is ultimately accountable to the Audit Committee, as representatives of the stockholders. The Audit Committee has the ultimate authority and direct responsibility for the selection, appointment, compensation, retention and oversight of the work of our independent auditor that is engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for us (including the resolution of disagreements between management and the independent auditors regarding financial reporting), and the independent auditor must report directly to the Audit Committee. The Audit Committee also is responsible for the review of proposed transactions between us and related parties. For a complete description of the Audit Committee’s responsibilities, you should refer to the Audit Committee Charter.

Compensation Committee. In January 2017, the Board, by unanimous consent, established a Compensation Committee. Effective October 1, 2017, the members of the Compensation Committee will be Messrs. Westfall (chair), Dixon, and Pierce. The Compensation Committee was established to, among other things, administer and approve all elements of compensation and awards for our executive officers. The Compensation Committee has the responsibility to review and approve the business goals and objectives relevant to each executive officer’s compensation, evaluate individual performance of each executive in light of those goals and objectives, and determine and approve each executive’s compensation based on this evaluation. For a complete description of the Compensation Committee’s responsibilities, you should refer to the Compensation Committee Charter.

Nominating and Corporate Governance Committee. In January 2017, the Board, by unanimous consent, established a Nominating and Corporate Governance Committee. Effective October 1, 2017, the current members of the Nominating and Corporate Governance Committee will be Messrs. Pierce (chair), Gray, and Dixon. The Nominating Committee is responsible for identifying individuals qualified to become members of the Board or any committee thereof; recommending nominees for election as directors at each annual stockholder meeting; recommending candidates to fill any vacancies on the Board or any committee thereof; and overseeing the evaluation of the Board. For a complete description of the Nominating and Corporate Governance Committee’s responsibilities, you should refer to the Nominating and Corporate Governance Committee Charter.

The Nominating and Corporate Governance Committee will consider all qualified director candidates identified by various sources, including members of the Board, management and stockholders. Candidates for directors recommended by stockholders will be given the same consideration as those identified from other sources. The Nominating and Corporate Governance Committee is responsible for reviewing each candidate’s biographical information, meeting with each candidate and assessing each candidate’s independence, skills and expertise based on a number of factors. While we do not have a formal policy on diversity, when considering the selection of director nominees, the Nominating and Corporate Governance Committee considers individuals with diverse backgrounds, viewpoints, accomplishments, cultural background and professional expertise, among other factors.

Board Leadership

The Board has no policy regarding the need to separate or combine the offices of Chairman of the Board and Chief Executive Officer and instead the Board remains free to make this determination from time to time in a manner that seems most appropriate for us. The positions of Chairman of the Board and Chief Executive Officer are currently held by Marshall Chesrown. The Board believes the Chief Executive Officer is in the best position to direct the independent directors’ attention on the issues of greatest importance to us and our stockholders. As a result, we do not have a lead independent director.  Our overall corporate governance policies and practices combined with the strength of our independent directors and our internal controls minimize any potential conflicts that may result from combining the roles of Chairman and Chief Executive Officer.

Board Oversight of Enterprise Risk

The Board is actively involved in the oversight and management of risks that could affect our company. This oversight and management is conducted primarily through the committees of the Board identified above but the full Board has retained responsibility for general oversight of risks. The Audit Committee is primarily responsible for overseeing the risk management function, specifically with respect to management’s assessment of risk exposures (including risks related to liquidity, credit, operations and regulatory compliance, among others), and the processes in place to monitor and control such exposures. The other committees of the Board consider the risks within their areas of responsibility. The Board satisfies its oversight responsibility through full reports by each committee chair regarding the committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within our company.

Director Independence

We are not currently subject to listing requirements of any national securities exchange that has requirements that a majority of the Board be “independent.” Nevertheless, our Board has determined that all of our directors, other than Messrs. Chesrown, Berrard, and Kakarala, qualify as “independent” directors in accordance with the listing requirements of The NASDAQ Stock Market. The NASDAQ independence definition includes a series of objective tests regarding a director’s independence and requires that the Board make an affirmative determination that a director has no relationship with us that would interfere with such director’s exercise of independent judgment in carrying out the responsibilities of a director. There are no family relationships among any of our directors or executive officers.

EXECUTIVE AND DIRECTOR COMPENSATION

Summary Compensation

Pamela Elliott, who served as our President, CEO, Secretary, Treasurer, and sole Director from January 1, 2014 through July 13, 2016, has not received any compensation for her service to us, except for $1,500 and $1,200 paid in the fiscal years ended November 30, 2015 and 2014, respectively. No other compensation was earned or paid during the three years ended December 31, 2016.

Executive Employment Arrangements

Marshall Chesrown

We have not entered into an employment agreement or arrangement with Mr. Chesrown. Accordingly, he is employed as our Chief Executive Officer on an at-will basis. Mr. Chesrown currently receives no annual base salary.

Mr. Chesrown is eligible for equity compensation under our equity compensation plans, as determined from time to time by the compensation committee of our Board, however through the date of this filing, no grants of equity awards have been made to Mr. Chesrown.

Steven Berrard

We have not entered into an employment agreement or arrangement with Mr. Berrard. Accordingly, he is employed as our Chief Financial Officer on an at-will basis. Mr. Berrard currently receives no annual base salary.

Mr. Berrard is eligible for equity compensation under our equity compensation plans, as determined from time to time by the compensation committee of our Board, however through the date of this filing, no grants of equity awards have been made to Mr. Berrard.

Non-Employee Director Compensation

We have not yet established a policy for non-employee director compensation. As of December 31, 2016, no compensation had been paid to our non-employee directors, except consulting fees paid to our director Kartik Kakarala under the terms of a consulting agreement with us, which we further describe under “Certain Relationships and Related Party Transactions.”

Employee Benefit Plans

2017 Stock Incentive Plan

On January 9, 2017, the Board approved the adoption of the RumbleOn, Inc. 2017 Stock Incentive Plan, or the Plan, subject to stockholder approval at our 2017 Annual Meeting of Stockholders. On June 30, 2017, the Plan was approved by our stockholders at the 2017 Annual Meeting of Stockholders. The purposes of the Plan are to attract, retain, reward and motivate talented, motivated and loyal employees and other service providers, or the Eligible Individuals, by providing them with an opportunity to acquire or increase a proprietary interest in our company and to incentivize them to expend maximum effort for the growth and success of our company, so as to strengthen the mutuality of the interests between such persons and our stockholders. The Plan allows us to grant a variety of stock-based and cash-based awards to Eligible Individuals. Twelve percent of our issued and outstanding shares of Class B Common Stock from time to time are reserved for issuance under the Plan. As of June 30 2017, 9,018,541 shares of our Class B Common Stock were issued and outstanding, resulting in up to 1,082,225 shares of our Class B Common Stock available for issuance under the Plan. The foregoing description of the Plan does not purport to be complete and is qualified in its entirety by the Plan included as an exhibit to the registration statement of which this prospectus is a part.

On March 31, 2017, we granted each of Messrs. Dixon, Pierce, and Westfall 35,000 restricted stock units under the Plan, subject to stockholder approval of the Plan.

We have not maintained any other equity compensation plans since our inception.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

We have been a party to the following transactions since January 1, 2015, in which the amount involved exceeds $120,000 and in which any director, executive officer, or holder of more than 5% of any class of our voting stock, or any member of the immediate family of or entities affiliated with any of them, had or will have a material interest.

Related Party Loans Before Change in Control

As of December 31, 2015, we had loans of $141,000 and accrued interest of $13,002 due to an entity that is owned and controlled by a family member of Pamela Elliot, a former officer and director of our company.  All convertible notes and related party notes outstanding, including interest, of $175,909 as of July 13, 2016 were paid in full in July 2016 in connection with the change in control.

2016 Financing

On July 13, 2016, Berrard Holdings acquired 5,475,000 shares of our common stock from our former sole director and executive officer. The shares acquired by Berrard Holdings represented 99.5% of our issued and outstanding common stock. The aggregate purchase price for the shares was $148,141.75, which Berrard Holdings paid from cash on hand. In addition, at the closing, Berrard Holdings loaned us, and we and issued to Berrard Holdings the BHLP Note, pursuant to which we were required to repay $191,858 on or before July 13, 2026 plus interest at 6% per annum. The BHLP Note was convertible into common stock at any time before maturity at the greater of $0.06 per share or 50% of the price per share of the next “qualified financing,” which was defined as an offering resulting in net proceeds to us of $500,000 or greater. Effective August 31, 2016, the principal amount of the BHLP Note was amended to include an additional $5,500 loaned to us. On November 28, 2016, we completed a qualified financing at $1.50 per share, which established the conversion price per share for the BHLP Note of $0.75 per share. On March 31, 2017, we issued 275,312 shares of common stock upon conversion of the BHLP Note, which on such date had an aggregate principal amount, including accrued interest, of $206,484.

November 2016 Private Placement

On November 28, 2016, we completed the 2016 Private Placement of an aggregate of 900,000 shares of common stock at a purchase price of $1.50 per share for total consideration of $1,350,000. In connection with the 2016 Private Placement, the Company also entered into loan agreements with the investors pursuant to which the investors would loan the Company their pro rata share of up to $1,350,000 in the aggregate upon our request any time on or after January 31, 2017 and before November 1, 2020, pursuant to the terms of a convertible promissory note attached to the loan agreements.

In connection with the 2016 Private Placement, Blue Flame, an entity controlled by Denmar Dixon, one of the Company’s directors, paid $250,000 for 166,667 shares of the Company’s Class B Common Stock. Also, in connection with the private placement, Ralph Wegis, a holder of more than 5% of our common stock, paid $799,999.50 for 533,333 shares of the Company’s Class B Common Stock.

On March 31, 2017, we completed funding of the second tranche of the 2016 Private Placement, pursuant to which the investors each received their pro rata share of (1) 1,161,920 shares of common stock and (2) the Private Placement Notes, in consideration of cancellation of loan agreements having an aggregate principal amount committed by the purchasers of $1,350,000. The Private Placement Note was not convertible. As a result, Blue Flame received 645,512 shares of Class B Common Stock and a promissory note in the principal amount of $370,556, and Mr. Wegis received 258,204 shares of Class B Common Stock, and a promissory note in the principal amount of $148,222.

Test Dealer

A key component of our business model is to use dealer partners in the acquisition of motorcycles as well as utilize these dealer partners to provide inspection, reconditioning and distribution services. Correspondingly, we will earn fees and transaction income, and the dealer partner will earn incremental revenue and enhance profitability through increased sales, leads, and fees from inspection, reconditioning and distribution programs. These dealer partners will be designated by us as Select Dealers. In connection with the development of the Select Dealer program, we have already been testing various aspects of the program by utilizing a dealership, or the Test Dealer, to which Mr. Chesrown has provided financing in the form of a $400,000 convertible promissory note. The note matures on May 1, 2019, interest is payable monthly at 5% per annum and can be converted into a 25% ownership interest in the Test Dealer at any time. The Test Dealer is expected to be named a Select Dealer by an agreement with the same material terms as our other pending Select Dealer agreements.

In addition, we presently intend to secure warehouse space from the Test Dealer that is separate and distinct from the location of the Test Dealer, on the same terms as paid by the Test Dealer. This facility would then serve as our northwestern regional distribution center.

Consulting Agreement

In connection with the NextGen Acquisition, on February 8, 2017, we entered into a Consulting Agreement with Kartik Kakarala, who formerly served as the Chief Executive Officer of NextGen and now serves as a director on our Board. Under the Consulting Agreement, Mr. Kakarala serves as our consultant. The Consulting Agreement may be cancelled by either party, effective upon delivery of a written notice to the other party. Mr. Kakarala’s compensation pursuant to the Consulting Agreement is $5,000 per month.  During the six months ended June 30, 2017, we paid a total of $15,000 under the Consulting Agreement.

Services Agreement

In connection with the NextGen Acquisition, on February 8, 2017, we entered into a Services Agreement with Halcyon, to provide development and support services to us. Mr. Kakarala currently serves as the Chief Executive Officer of Halcyon. Pursuant to the Services Agreement, we pay Halcyon hourly fees for specific services, set forth in the Services Agreement, and such fees may increase on an annual basis, provided that the rates may not be higher than 110% of the immediately preceding year’s rates. We reimburse Halcyon for any reasonable travel and pre-approved out-of-pocket expenses incurred in connection with its services to us. During the six months ended June 30, 2017, we paid a total of $471,966 under the Services Agreement. For information relating to the NextGen Acquisition and Halcyon and payments made to Halcyon, see Description of Business - Corporate History.

March 2017 Private Placement

On March 31, 2017, we completed the 2017 Private Placement of 620,000 shares of our Class B Common Stock at a price of $4.00 per share for aggregate proceeds of $2.48 million. We sold an additional 37,500 shares in connection with the 2017 Private Placement on April 30, 2017. Our officers and directors acquired 175,000 shares of Class B Common Stock in the 2017 Private Placement as follows: Mr. Chesrown – 62,500 shares, Mr. Berrard (through Berrard Holdings) – 62,500 shares, Mr. Pierce (through Pierce Family Trust) – 37,500 shares, and Mr. Westfall – 12,500 shares.

2017 Bridge Note Financing

Effective September 5, 2017, we completed a Bridge Note financing, which included certain of our executive officers and directors, in the aggregate principal amount of $1,650,000, which includes an aggregate original issue discount of $150,000. The proceeds to the Company from the Bridge Notes, net of the original issuance discount, were $1,500,000.

The following executive officers and directors participated in the Bridge Note financing in the principal amounts set forth below:

Name	Position	Principal Amount	Original Issue Discount
Steven R. Berrard (1)	CFO and Director	$ 275,000	$ 25,000
Denmar Dixon (2)	Director	$ 275,000	$ 25,000
Kartik Kakarla	Director	$ 137,500	$ 12,500
Mitch Pierce (3)	Director	$ 275,000	$ 25,000

(1) Through Berrard Holdings and through his wife.
(2) Through Blue Flame Capital, LLC.
(3) Through Pierce Family Trust.

Related Party Transaction Policy

In May 2017, our Board adopted a formal policy that our executive officers, directors, holders of more than 5% of any class of our voting securities, and any member of the immediate family of and any entity affiliated with any of the foregoing persons, are not permitted to enter into a related party transaction with us without the prior consent of the Audit Committee, or other independent members of our Board if it is inappropriate for the Audit Committee to review such transaction due to a conflict of interest. Any request for us to enter into a transaction with an executive officer, director, principal stockholder, or any of their immediate family members or affiliates, in which the amount involved exceeds $120,000 must first be presented to the Audit Committee for review, consideration and approval. In approving or rejecting any such proposal, the Audit Committee is to consider the relevant facts and circumstances available and deemed relevant to the audit committee, including, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction. The related party transactions described above were entered into prior to the adoption of this policy.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. In accordance with the SEC rules, shares of our common stock that may be acquired upon exercise or vesting of equity awards within 60 days of the date of the table below are deemed beneficially owned by the holders of such options and are deemed outstanding for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage of ownership of any other person.

As of September 26, 2017, 1,000,000 shares of Class A Common Stock and 9,018,541 shares of Class B Common Stock were issued and outstanding. Immediately after completion of this offering, we will have 11,018,541 shares of Class B Common Stock issued and outstanding. The following table sets forth information with respect to the beneficial ownership of our common stock as of September 26, 2017 and as adjusted to reflect the sale of 2,000,000 shares of our Class B Common Stock offered by us in this offering, by (i) each of our directors and executive officers, (ii) all of our directors and executive officers as a group, and (iii) each stockholder known by us to be the beneficial owner of more than 5% of our common stock. To the best of our knowledge, except as otherwise indicated, each of the persons named in the table has sole voting and investment power with respect to the shares of common stock beneficially owned by such person, except to the extent such power may be shared with a spouse. To our knowledge, none of the shares listed below are held under a voting trust or similar agreement, except as noted. To our knowledge, there is no arrangement, including any pledge by any person of our securities or any of our parents, the operation of which may at a subsequent date result in a change in control of our company.

Unless otherwise noted below, the address of each person listed on the table is c/o RumbleOn, Inc., 4521 Sharon Road, Suite 370, Charlotte, NC 28211.

	Before and After Offering		Before Offering		After Offering
Name and Address of Beneficial Owner	No. of Shares of Class A Common Stock Owned	Percentage of Class A Ownership (1)(2)	No. of Shares of Class B Common Stock Owned	Percentage of Class B Ownership (1)(3)	No. of Shares of Class B Common Stock Owned	Percentage of Class B Ownership (1)(4)
Named Executive Officers and Directors:
Marshall Chesrown(5)	875,000	87.5%	1,737,656	19.3%	1,737,656	15.8%
Steven R. Berrard(6)	125,000	12.5%	1,970,000	21.8%	1,970,000	17.9%
Denmar Dixon(7)	-	-	962,179	10.7%	962,179	8.7%
Kartik Kakarala(8)	-	-	1,523,809	16.9%	1,523,809	13.8%
Mitch Pierce(9)	-	-	37,500	*	37,500	*
Kevin Westfall	-	-	12,500	*	12,500	*
Richard A. Gray (10)	-	-	25,000	*	25,000	*
All directors and executive officers as a group (6 persons)(11)	1,000,000	100.0%	6,243,644	69.2%	6,243,644	56.7%
5% Stockholders:
Ralph Wegis(11)	-	-	891,537	9.9%	891,537	8.1%
NextGen Dealer Solutions, LLC(8)	-	-	1,523,809	16.9%	1,523,809	13.8%
____________
*Represents beneficial ownership of less than 1%.
(1)
Calculated in accordance with applicable rules of the SEC.
(2)
Based on 1,000,000 shares of Class A Common Stock issued and outstanding as of September 26, 2017. The Class A Common Stock has ten votes for each share outstanding compared to one vote for each share of Class B Common Stock outstanding. As of September 26, 2017, the holders of the Class A Common Stock has in aggregate, including shares of Class B Common Stock held by them, voting power representing 72.1% of our outstanding common stock on a fully diluted basis.
(3)
Based on 9,018,541 shares of Class B Common Stock issued and outstanding as of September 26, 2017.
(4)
Based on 11,018,541 shares of Class B Common Stock issued and outstanding after this offering.

(5)
As of September 26, 2017, Mr. Chesrown had voting power representing approximately 55.1% of our outstanding common stock on a fully diluted basis. After this offering, Mr. Chesrown will have voting power representing approximately 49.9% of our outstanding common stock on a fully diluted basis.
(6)
Shares are owned directly through Berrard Holdings, a limited partnership controlled by Steven R. Berrard. Mr. Berrard has the sole power to vote and the sole power to dispose of each of the shares of common stock which he may be deemed to beneficially own. As of September 26, 2017, Mr. Berrard had voting power representing approximately 16.9% of our outstanding common stock on a fully diluted basis. After this offering, Mr. Berrard will have voting power representing approximately 15.3% of our outstanding common stock on a fully diluted basis.
(7)
Shares are owned directly through Blue Flame Capital, LLC, an entity controlled by Mr. Dixon. Mr. Dixon has the sole power to vote and the sole power to dispose of each of the shares of common stock which he may be deemed to beneficially own. As of September 26, 2017, Mr. Dixon had voting power representing approximately 5.1% of our outstanding common stock on a fully diluted basis. After this offering, Mr. Dixon will have voting power representing approximately 4.6% of our outstanding common stock on a fully diluted basis.
(8)
Shares are owned indirectly through NextGen Dealer Solutions, LLC, a limited liability company of which Mr. Kakarala is the Manager. Mr. Kakarala has the sole power to vote and the sole power to dispose of each of the shares of common stock he may be deemed to beneficially own. As of September 26, 2017, Mr. Kakarala had voting power representing approximately 8.0% of our outstanding common stock on a fully diluted basis. After this offering, Mr. Kakarala will have voting power representing approximately 7.2% of our outstanding common stock on a fully diluted basis.
(9)
Held through Pierce Family Trust.
(10)
Mr. Gray was appointed a director of the Company, effective October 1, 2017.
(11)
As of September 26, 2017, all directors and executive officers as a group had voting power representing approximately 85.4% of our outstanding common stock on a fully diluted basis. After this offering, all directors and executive officers as a group will have voting power representing approximately 77.3% of our outstanding common stock on a fully diluted basis.
(12)
As of September 26, 2017, Mr. Wegis had voting power representing approximately 4.7% of our outstanding common stock on a fully diluted basis. After this offering, Mr. Wegis will have voting power representing approximately 4.2% of our outstanding common stock on a fully diluted basis.

DESCRIPTION OF CAPITAL STOCK

Common Stock

Our Articles of Incorporation authorize the issuance of 100,000,000 shares of common stock, $0.001 par value per share, of which 1,000,000 shares are designated as Class A Common Stock and all other shares of common stock are designated as Class B Common Stock. The Class A Common Stock ranks pari passu with all of the rights and privileges of the Class B Common Stock, except that holders of the Class A Common Stock are entitled to ten votes per share of Class A Common Stock issued and outstanding. The Class B Common Stock are identical to the Class A Common Stock in all respects, except that holders of the Class B Common Stock will be entitled to one vote per share of Class B Common Stock issued and outstanding. Our Class B Common Stock is registered pursuant to Section 12(g) of the Exchange Act. As of September 26, 2017, 1,000,000 shares of Class A Common Stock and 9,018,541 shares of Class B Common Stock were issued and outstanding.

Holders of shares of common stock are entitled to share ratably in dividends, if any, as may be declared, from time to time by the Board in its discretion, from funds legally available to be distributed. In the event of a liquidation, dissolution or winding up of our company, the holders of shares of common stock are entitled to share pro rata all assets remaining after payment in full of all liabilities and the prior payment to the preferred stockholders if any. Holders of common stock have no preemptive rights to purchase our common stock. There are no conversion rights or redemption or sinking fund provisions with respect to the common stock.

Preferred Stock

Our Articles of Incorporation authorize the issuance of 10,000,000 shares of preferred stock, $0.001 par value per share, of which no shares were outstanding as of the date of this prospectus. The preferred stock may be issued from time to time by the Board as shares of one or more classes or series.

Our Board, subject to the provisions of our Articles of Incorporation and limitations imposed by law, is authorized to:

●	adopt resolutions;
●	to issue shares;
●	to fix the number of shares;
●	to change the number of shares constituting any series; and
●	to provide for or change the following:
●	the voting powers;
●	designations;
●	preferences; and
●	relative, participating, optional or other special rights, qualifications, limitations or restrictions, including the following:
●	dividend rights (including whether dividends are cumulative);
●	dividend rates;
●	terms of redemption (including sinking fund provisions);
●	redemption prices;
●	conversion rights; and
●	liquidation preferences of the shares constituting any class or series of the preferred stock.

In each of the listed cases, other than authorizing or issuing additional shares of Class A Common Stock, which requires the affirmative written consent of a majority of the holders of Class A Common Stock, we will not need any further action or vote by the stockholders.

One of the effects of undesignated preferred stock may be to enable the Board to render more difficult or to discourage an attempt to obtain control of us by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of our management. The issuance of shares of preferred stock pursuant to the Board’s authority described above may adversely affect the rights of holders of common stock. For example, preferred stock issued by us may rank prior to the common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of common stock. Accordingly, the issuance of shares of preferred stock may discourage bids for the common stock at a premium or may otherwise adversely affect the market price of the common stock.

Nevada Laws

The Nevada Business Corporation Law contains a provision governing “Acquisition of Controlling Interest.” This law provides generally that any person or entity that acquires 20% or more of the outstanding voting shares of a publicly-held Nevada corporation in the secondary public or private market may be denied voting rights with respect to the acquired shares, unless a majority of the disinterested stockholders of the corporation elects to restore such voting rights in whole or in part. The control share acquisition act provides that a person or entity acquires “control shares” whenever it acquires shares that, but for the operation of the control share acquisition act, would bring its voting power within any of the following three ranges:

●	20 to 33%;
●	33% to 50%; and
●	more than 50%.

A “control share acquisition” is generally defined as the direct or indirect acquisition of either ownership or voting power associated with issued and outstanding control shares. The stockholders or board of directors of a corporation may elect to exempt the stock of the corporation from the provisions of the control share acquisition act through adoption of a provision to that effect in the articles of incorporation or bylaws of the corporation. Our Articles of Incorporation and bylaws do exempt our common stock from the control share acquisition act.

Market Information

Our Class B Common Stock currently trades on the OTCQB under the symbol “RMBL.” We have applied for the listing of our Class B common stock on the NASDAQ Capital Market under the symbol “RMBL.” The closing of this offering is contingent on the successful listing of our Class B Common Stock on The NASDAQ Capital Market.

Holders

As of September 26, 2017, we had approximately 44 stockholders of record of 9,018,541 issued and outstanding shares of Class B Common Stock and two holders of record of 1,000,000 issued and outstanding shares of Class A Common Stock.

Transfer Agent and Registrar

The transfer agent and registrar for our Class A Common Stock and Class B Common Stock is West Coast Stock Transfer, Inc.

SHARES AVAILABLE FOR FUTURE SALES

Future sales of our Class B Common Stock in the public market, or the availability of such shares for sale in the public market, could adversely affect market prices prevailing from time to time. As described below, the sale of a portion of our shares will be limited after this offering due to contractual and legal restrictions on resale. Nevertheless, sales of our Class B Common Stock in the public market after such restrictions lapse, or the perception that those sales may occur, could adversely affect the prevailing market price at such time and our ability to raise equity capital in the future.

Based on the number of shares of Class B Common Stock as of September 26, 2017, upon the completion of this offering, 11,018,541 shares of our Class B Common Stock will be outstanding, assuming 2,000,000 shares of Class B Common Stock are issued in this offering, and assuming no exercise of the underwriters’ remaining over-allotment option, or 11,318,541 shares of our Class B Common Stock will be outstanding, assuming 2,300,000 shares of Class B Common Stock are issued in this offering and the underwriters’ over-allotment option is exercised in full.

Except for shares of our Class B Common Stock subject to lock-up agreements, upon consummation of this offering, substantially all of our outstanding shares will be freely tradable, except that any shares held by our affiliates (as that term is defined in Rule 144 under the Securities Act), may only be sold in compliance with Rule 144, including the volume limitations described below. An aggregate of 7,112,500 shares of Class B Common Stock are subject to lock-up agreements that restrict the sale of these shares through December 31, 2017. Also, an aggregate of   shares of Class B Common Stock will be subject to lock-up agreements to be entered into in connection with this offering that restrict the sale of these shares through  , 2018. For information concerning the number of shares of Class B Common Stock beneficially owned by our directors, officers and principal stockholders following completion of this offering, see the section of this prospectus entitled “Security Ownership of Certain Beneficial Owners and Management.”

Rule 144

In general, under Rule 144 of the Securities Act, as in effect on the date of this prospectus, any person who is not our affiliate at any time during the preceding three months, and who has beneficially owned their shares for at least six months (including the holding period of any prior owner other than one of our affiliates), would be entitled to sell shares of our common stock, subject to the provisions of Rule 144, including the volume limitations set forth below, provided current public information about us is available, and after owning such shares for at least one year (including the holding period of any prior owner other than one of our affiliates), would be entitled to sell an unlimited number of shares of our common stock without restriction, provided current public information about us is available.

A person who is our affiliate or who was our affiliate at any time during the preceding three months, and who has beneficially owned restricted securities for at least six months, including the affiliates, is entitled to sell within any three-month period a number of shares that does not exceed the greater of:

●
1% of the number of shares of our common stock then outstanding, which will equal approximately  shares, or  shares if the underwriters exercise their over-allotment option in full, immediately following this offering, based on the number of shares of our common stock outstanding as of  , 2017; or

●
the average weekly trading volume of our common stock on the OTCQB during the four calendar weeks preceding the filing of a Form 144 notice with respect to the sale.

Sales under Rule 144 by our affiliates are also subject to manner of sale provisions and notice requirements and all sales of our securities pursuant to Rule 144 are subject to the availability of current public information about us.

UNDERWRITING

We have entered into an underwriting agreement dated , 2017 with Roth Capital Partners, LLC and Maxim Group LLC, acting as the representatives for the underwriters named below. Subject to the terms and conditions of the underwriting agreement, the underwriters named below have agreed to purchase, and we have agreed to sell to them, the number of shares of Class B Common Stock at the public offering price, less the underwriting discounts and commissions, as set forth on the cover page of this prospectus and as indicated below:

Underwriter	Number of Shares
Roth Capital Partners, LLC
Maxim Group LLC
Aegis Capital Corp.
Total	2,000,000

All of the shares to be purchased by the underwriters will be purchased from us.

The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the shares of Class B Common Stock offered by this prospectus are subject to various conditions and representations and warranties, including the approval of certain legal matters by their counsel and other conditions specified in the underwriting agreement. The shares of Class B Common Stock are offered by the underwriters, subject to prior sale, when, as and if issued to and accepted by them. The underwriters reserve the right to withdraw, cancel or modify the offer to the public and to reject orders in whole or in part. The underwriters are obligated to take and pay for all of the shares of Class B Common Stock offered by this prospectus if any such shares of Class B Common Stock are taken, other than those shares of Class B Common Stock and warrants covered by the over-allotment option described below.

Over-Allotment Option

We have granted to the underwriters an option, exercisable no later than 30 calendar days after the closing of this offering, to purchase up to an additional 300,000 shares of Class B Common Stock (15% of the shares of Class B Common Stock sold in this offering) from us to cover over-allotments, if any, at a price per share of Class B Common Stock of $9.49 (the last sale prices of our Class B Common Stock on the OTCQB on September 26, 2017), less the underwriting discounts and commissions. The underwriters may exercise this option only to cover over-allotments made in connection with this offering. If the underwriters exercise this option in whole or in part, then the underwriters will be severally committed, subject to the conditions described in the underwriting agreement, to purchase these additional shares of Class B Common Stock. If any additional shares of Class B Common Stock are purchased, the underwriters will offer the additional shares of Class B Common Stock on the same terms as those on which the shares of Class B Common Stock are being offered hereby.

Discounts and Commissions

The representative has advised us that the underwriters propose to offer the shares of Class B Common Stock to the public at the initial public offering price per share set forth on the cover page of this prospectus. The underwriters may offer shares to securities dealers at that price less a concession of not more than $            per share, of which up to $            per share may be re-allowed to other dealers. After the initial offering to the public, the public offering price and other selling terms may be changed by the representative.

The following table summarizes the public offering price, underwriting discounts and commissions and proceeds before expenses to us assuming both no exercise and full exercise by the underwriters of their over-allotment option:

	Per Share	Total Without Over- Allotment	Total With Over-Allotment
Public offering price	$	$	$
Underwriting discounts and commissions (7%)	$	$	$
Proceeds, before expenses, to us	$	$	$

We have also agreed to pay the reasonable out of pocket expenses of the underwriters relating to the offering, including the underwriters’ legal fees incurred in connection with this offering, in an amount up to $150,000.

We estimate the expenses of this offering payable by us, not including underwriting discounts and commissions and the $150,000 advisory fee payable to Roth Capital Partners, will be approximately $247,075.

Representatives' Warrants and Advisory Fees

Upon closing of this offering, we have agreed to issue to the representatives of the underwriters as compensation warrants to purchase a number of shares of Class B Common Stock equal to 7.5% of the aggregate number of shares of Class B Common Stock sold in this public offering, or the Representatives' Warrants. The Representatives' Warrants will be exercisable at a per share exercise price equal to 115% of the public offering price per share of the shares of Class B Common Stock sold in this offering. The Representatives' Warrants are exercisable at any time and from time to time, in whole or in part, during the four-year period commencing one year from the effective date of the registration statement related to this offering.

 The Representatives' Warrants and the shares of Class B Common Stock underlying the Representatives' Warrants have been deemed compensation by FINRA and are, therefore, subject to a 180-day lock-up pursuant to FINRA Rule 5110(g)(1). The representative, or permitted assignees under such rule, may not sell, transfer, assign, pledge, or hypothecate the Representatives' Warrants or the securities underlying the Representatives' Warrants, nor will the representative engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the Representatives' Warrants or the underlying shares of Class B Common Stock for a period of 180 days from the effective date of the registration statement. Additionally, the Representatives' Warrants may not be sold transferred, assigned, pledged or hypothecated for a 180-day period following the effective date of the registration statement except to any underwriter and selected dealer participating in the offering and their bona fide officers or partners. The Representatives' Warrants will provide for adjustment in the number and price of the Representatives' Warrants and the shares of Class B Common Stock underlying such Representatives' Warrants in the event of recapitalization, merger, stock split or other structural transaction, or a future financing undertaken by us.

Upon the closing of this offering, we have also agreed to pay Roth Cpaital Partners, LLC as compensation a one-time advisory fee in the amount of $150,000.

NASDAQ Listing

We have applied to list the shares of our Class B Common Stock on The NASDAQ Capital Market under the symbol “RMBL.” The closing of this offering is contingent on the successful listing of our Class B Common Stock on The NASDAQ Capital Market.

Lock-Up Agreements

We, each of our directors and officers and all of our stockholders holding 10% or more of our common stock as of the date of this prospectus have agreed, for a period of 180 days after the date of this prospectus and subject to certain exceptions, not to directly or indirectly:

●
issue (in the case of us), offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of any shares of our Class B Common Stock or other capital stock or any securities convertible into or exercisable or exchangeable for our Class B Common Stock or other capital stock; or

●
in the case of us, file or cause the filing of any registration statement under the Securities Act with respect to any shares of our Class B Common Stock or other capital stock or any securities convertible into or exercisable or exchangeable for our Class B Common Stock or other capital stock; or

●	in the case of us, complete any offering of our debt securities, other than entering into a line of credit with a traditional bank; or

●
enter into any swap or other agreement, arrangement, hedge or transaction that transfers to another, in whole or in part, directly or indirectly, any of the economic consequences of ownership of our Class B Common Stock or other capital stock or any securities convertible into or exercisable or exchangeable for our Class B Common Stock or other capital stock, whether any transaction described in any of the foregoing bullet points is to be settled by delivery of our Class B Common Stock or other capital stock, other securities, in cash or otherwise, or publicly announce an intention to do any of the foregoing.

Price Stabilization, Short Positions and Penalty Bids

In connection with this offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our Class B Common Stock. Specifically, the underwriters may over-allot in connection with this offering by selling more shares than are set forth on the cover page of this prospectus. This creates a short position in our Class B Common Stock for its own account. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares of Class B Common Stock over-allotted by the underwriters is not greater than the number of shares of Class B Common Stock that they may purchase in the over-allotment option. In a naked short position, the number of shares of Class B Common Stock involved is greater than the number of shares Class B Common Stock in the over-allotment option. To close out a short position, the underwriters may elect to exercise all or part of the over-allotment option. The underwriters may also elect to stabilize the price of our Class B Common Stock or reduce any short position by bidding for, and purchasing, Class B Common Stock in the open market.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter or dealer repays selling concessions allowed to it for distributing shares of Class B Common Stock in this offering because the underwriter repurchases the shares of Class B Common Stock in stabilizing or short covering transactions.

Finally, the underwriters may bid for, and purchase, shares of our Class B Common Stock in market making transactions, including “passive” market making transactions as described below.

These activities may stabilize or maintain the market price of our Class B Common Stock at a price that is higher than the price that might otherwise exist in the absence of these activities. The underwriters are not required to engage in these activities, and may discontinue any of these activities at any time without notice. These transactions may be effected on NASDAQ, in the over-the-counter market, or otherwise.

In connection with this offering, the underwriters and selling group members, if any, or their affiliates may engage in passive market making transactions in our Class B Common Stock immediately prior to the commencement of sales in this offering, in accordance with Rule 103 of Regulation M under the Exchange Act. Rule 103 generally provides that:

●
a passive market maker may not effect transactions or display bids for our Class B Common Stock in excess of the highest independent bid price by persons who are not passive market makers;

●
net purchases by a passive market maker on each day are generally limited to 30% of the passive market maker’s average daily trading volume in our Class B Common Stock during a specified two-month prior period or 200 shares, whichever is greater, and must be discontinued when that limit is reached; and

●
passive market making bids must be identified as such.

Indemnification

We have agreed to indemnify the underwriters against liabilities relating to the offering arising under the Securities Act and the Exchange Act, liabilities arising from breaches of some or all of the representations and warranties contained in the underwriting agreement, and to contribute to payments that the underwriters may be required to make for these liabilities.

Electronic Distribution

A prospectus in electronic format may be made available on a website maintained by one or more underwriters, or selling group members, if any, participating in this offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representative of the underwriters to underwriters and selling group members that may make internet distributions on the same basis as other allocations. In connection with the offering, the underwriters or syndicate members may distribute prospectuses electronically. No forms of electronic prospectus other than prospectuses that are printable as Adobe® PDF will be used in connection with this offering.

The underwriters have informed us that they do not intend to confirm sales to accounts over which they exercise discretionary authority in excess of five percent of the total number of shares of Class B Common Stock offered by them.

Other than the prospectus in electronic format, the information on any underwriter’s website and any information contained in any other website maintained by an underwriter is not part of the prospectus or the registration statement of which this prospectus is a part, has not been approved and/or endorsed by us or any underwriter in its capacity as underwriter and should not be relied upon by investors.

Selling Restrictions

No action has been taken in any jurisdiction (except in the United States) that would permit a public offering of our common stock, or the possession, circulation or distribution of this prospectus supplement, the accompanying prospectus or any other material relating to us or our common stock in any jurisdiction where action for that purpose is required. Accordingly, our common stock may not be offered or sold, directly or indirectly, and none of this prospectus or any other offering material or advertisements in connection with our common stock may be distributed or published, in or from any country or jurisdiction, except in compliance with any applicable rules and regulations of any such country or jurisdiction.

LEGAL MATTERS

The validity of the shares of Class B Common Stock offered through this prospectus has been passed on by Akerman LLP. Certain legal matters in connection with this offering will be passed upon for the underwriters by Troutman Sanders LLP, Irvine, California.

EXPERTS

The financial statements of RumbleOn, Inc. (formerly Smart Server, Inc.) as of December 31, 2016, December 31, 2015 and November 30, 2015 included in this prospectus have been audited by Scharf Pera & Co., PLLC, independent registered public accountants, and are included herein in reliance upon the authority of such firm as experts in accounting and auditing in giving such report.

The consolidated financial statements of NextGen Dealer Solutions, LLC as of December 31, 2016 and December 31, 2015 included in this prospectus have been audited by Scharf Pera & Co., PLLC, independent registered public accountants, and are included herein in reliance upon the authority of such firm as experts in accounting and auditing in giving such report.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of Class B Common Stock being offered by this prospectus. This prospectus does not contain all of the information in the registration statement of which this prospectus is a part and the exhibits to such registration statement. For further information with respect to us and the Class B Common Stock offered by this prospectus, we refer you to the registration statement of which this prospectus is a part and the exhibits to such registration statement. Statements contained in this prospectus as to the contents of any contract or any other document are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement of which this prospectus is a part. Each of these statements is qualified in all respects by this reference.

You may read and copy the registration statement of which this prospectus is a part, as well as our reports, proxy statements and other information, at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the Public Reference Room. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including RumbleOn, Inc. The SEC’s Internet site can be found at http://www.sec.gov. You may also request a copy of these filings, at no cost, by writing us at:

RumbleOn, Inc.
4521 Sharon Road
Suite 370
Charlotte, North Carolina 28211
Attn: Secretary

We are subject to the information and reporting requirements of the Exchange Act and, in accordance with this law, file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information are available for inspection and copying at the SEC’s public reference facilities and the website of the SEC referred to above. We also maintain a website at www.rumbleon.com. You may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on our website is not a part of this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only.

Index to Financial Statements

RumbleON, Inc. (formerly Smart Server, Inc.) Financial Statements
Financial Statements as of December 31, 2016, December 31, 2015 and November 30, 2015
Report of Independent Registered Public Accounting Firm	F-2
RumbleON, Inc. (formerly Smart Server, Inc.) Balance Sheets	F-3
RumbleON, Inc. (formerly Smart Server, Inc.) Statements of Operations	F-4
RumbleON, Inc. (formerly Smart Server, Inc.) Statement of Stockholders' Equity (Deficit)	F-5
RumbleON, Inc. (formerly Smart Server, Inc.) Statements of Cash Flows	F-6
RumbleON, Inc. (formerly Smart Server, Inc.) Notes to Financial Statements	F-7

Condensed Consolidated Financial Statements (Unaudited) as of June 30, 2017 and December 31, 2016,
and for the Three-Months and Six-Months Ended June 30, 2017 and 2016
RumbleON, Inc. (formerly Smart Server, Inc.) Condensed Consolidated Balance Sheets	F-15
RumbleON, Inc. (formerly Smart Server, Inc.) Condensed Consolidated Statements of Operations	F-16
RumbleON, Inc. (formerly Smart Server, Inc.) Condensed Consolidated Statement of Stockholders’ Equity	F-17
RumbleON, Inc. (formerly Smart Server, Inc.) Condensed Consolidated Statements of Cash Flows	F-18
RumbleON, Inc. (formerly Smart Server, Inc.) Notes to the Condensed Consolidated Financial Statements	F-19

NextGen Dealer Solutions, LLC Financial Statements
Financial Statemens as of December 31, 2016 and December 31, 2015
Report of Independent Registered Public Accounting Firm	F-32
NextGen Dealer Solutions, LLC Balance Sheets	F-33
NextGen Dealer Solutions, LLC Statements of Operations and Changes in Members’ Equity	F-34
NextGen Dealer Solutions, LLC Statements of Cash Flows	F-35
NextGen Dealer Solutions, LLC Notes to Financial Statements	F-36

RumbleON, Inc. (formerly Smart Server, Inc.) Financial Statements
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and
Stockholders of RumbleON, Inc.
We have audited the accompanying balance sheets of RumbleON, Inc. as of December 31, 2016, December 31, 2015, and November 30, 2015, and the related statements of income, stockholders’ equity, and cash flows for the twelve months ended December 31, 2016 and November 30, 2015, and for the month ended December 31, 2015. RumbleON, Inc.’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor werewe engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of RumbleON, Inc. as of December 31, 2016, December 31, 2015, and November 30, 2015, and the results of its operations and its cash flows for the twelve months ended December 31, 2016 and November 30, 2015, and for the month ended December 31, 2015, in conformity with accounting principles generally accepted in the United States of America.
The accompanying financial statements have been prepared assuming the Company will continue as a going concern. Since the Company has not generated revenue from operations substantial doubt exists about its ability to continue on as a going concern. Management’s plans concerning these matters are described in Note 2 to the financial statements. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.
Scharf Pera & Co., PLLC
Charlotte, North Carolina

February 14, 2017

RumbleON, Inc.
(formerly Smart Server, Inc.)
Balance Sheets
	December 31,		November 30,
	2016	2015	2015
ASSETS
Current assets:
Cash	$1,350,580	$3,713	$1,563
Prepaid expense	1,667	-	-
Total current assets	1,352,247	3,713	1,563

Other assets	45,515	2,692	2,850

Total assets	$1,397,762	$6,405	$4,413

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities:
Accounts payable	$139,083	$8,799	$11,799
Accounts payable-related party	80,018	-	-
Current portion of note payable-related party	-	100,000	100,000
Accrued interest payable-current portion	-	11,137	10,627
Total current liabilities	219,101	119,936	122,426

Long-term liabilities:
Accrued interest payable - related party	5,508	1,865	1,656
Note payable-related party		41,000	33,000
Convertible note payable - related party, net	1,282	-	-
Deferred tax liability	78,430	-	-
Total long-term liabilities	85,220	42,865	34,656

Total liabilities	304,321	162,801	157,082

Commitments and Contingencies (Notes 3, 6, 9, 10)	-	-	-

Stockholders' equity (deficit):
Preferred stock, $0.001 par value, 10,000,000 shares
authorized, no shares issued and outstanding
as of December 31, 2016, December 31, 2015 and November 30, 2015	-	-	-
Common stock, $0.001 par value, 100,000,000 shares
authorized, 6,400,000, 5,500,000 and 5,500,000 shares issued and outstanding
as of December 31, 2016, December 31, 2015 and November 30, 2015	6,400	5,500	5,500
Additional paid-in capital	1,534,015	64,500	64,500
Subscriptions receivable	(1,000)	(5,000)	(5,000)
Accumulated deficit	(445,974)	(221,396)	(217,669)
Total stockholders' equity (deficit)	1,093,441	(156,396)	(152,669)

Total liabilities and stockholders' equity (deficit)	$1,397,762	$6,405	$4,413

See Accompanying Notes to Financial Statements.

RumbleON, Inc. (formerly Smart Server, Inc.) Statements of Operations

	For the year ended December 31, 2016	For the month ended December 31, 2015	For the year ended November 30, 2015

Revenue	$-	$-	$-

Operating expenses:
General and administrative	57,825	-	2,529
Depreciation and amortization	1,900	158	1,900
Impairment of assets	792	-	-
Professional fees	152,876	2,850	37,123
Total operating expenses	213,393	3,008	41,552

Other expense:
Interest expense - related party	11,698	719	7,257
Total other expense	11,698	719	7,257

Net loss before provision for income taxes	(225,091)	(3,727)	(48,809)

Benefit for income taxes	513	-	-

Net loss	$(224,578)	$(3,727)	$(48,809)

Weighted average number of common
shares outstanding - basic	5,581,370	5,500,000	3,513,699
shares outstanding - diluted	5,581,370	5,500,000	3,513,699

Net loss per share - basic	$(0.04)	$(0.00)	$(0.01)
Net loss per share - diluted	$(0.04)	$(0.00)	$(0.01)

See Accompanying Notes to Financial Statements.

RumbleON, Inc. (formerly Smart Server, Inc.) Statement of Stockholders' Equity (Deficit)
	Preferred Shares		Common Shares		Additional Paid	Subscription	Accumulated	Total Stockholders' Equity
	Shares	Amount	Shares	Amount	In Capital	Receivable	Deficit	(Deficit)
Balance, November 30, 2014	-	$-	5,500,000	$5,500	$64,500	$-	$(168,860)	$(98,860)

Repurchased and cancellation of common stock	-	-	(5,000,000)	(5,000)	-	-	-	(5,000)

Issuance of common stock	-	-	5,000,000	5,000	-	(5,000)	-	-

Net loss	-	-	-	-	-	-	(48,809)	(48,809)

Balance, November 30, 2015	-	$-	5,500,000	$5,500	$64,500	$(5,000)	$(217,669)	$(152,669)

Net loss	-	-	-	-	-	-	(3,727)	(3,727)

Balance, December 31, 2015	-	$-	5,500,000	$5,500	$64,500	$(5,000)	$(221,396)	$(156,396)

Cash received for subscriptions receivable	-	-	-	-	-	5,000	-	5,000

Donated capital	-	-	-	-	2,000	-	-	2,000

Issuance of common stock	-	-	900,000	900	1,349,100	(1,000)	-	1,349,000

Beneficial conversion feature, net of deferred taxes	-	-	-	-	118,415	-	-	118,415

Net loss	-	-	-	-	-	-	(224,578)	(224,578)

Balance, December 31, 2016	-	$-	6,400,000	$6,400	$1,534,015	$(1,000)	$(445,974)	$1,093,441

 See Accompanying Notes to Financial Statements.

RumbleON, Inc. (formerly Smart Server, Inc.) Statements of Cash Flows

	For the year ended December 31, 2016	For the month ended December 31, 2015	For the year ended November 30, 2015

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(224,578)	$(3,727)	$(48,809)
Adjustments to reconcile net loss
to net cash used in operating activities:
Depreciation and amortization	1,900	158	1,900
Impairment of asset	792	-	-
Amortization of beneficial conversion feature	1,282	-	-
Increase in deferred tax liability	(513)	-	-
Changes in operating assets and liabilities:
Increase in prepaid expenses	(1,667)	-	-
Increase in accounts payable	130,284	-	-
Increase (decrease) in accounts payable - related party	80,018	(3,000)	7,020
(Decrease) increase in accrued interest payable - related party	(7,494)	719	7,257
Net cash used in operating activities	(19,976)	(5,850)	(32,632)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of other assets	(45,515)	-	-
Net cash used in investing activities	(45,515)	-	-

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from note payable - related party	214,358	8,000	33,000
Repayments for note payable - related party	(158,000)	-	-
Proceeds from sale of common stock	1,354,000	-	-
Donated capital	2,000	-	-
Payments for the purchase of treasury stock	-	-	(5,000)
Net cash provided by financing activities	1,412,358	8,000	28,000

NET INCREASE (DECREASE) IN CASH	1,346,867	2,150	(4,632)

CASH AT BEGINNING OF PERIOD	3,713	1,563	6,195
CASH AT END OF PERIOD	$1,350,580	$3,713	$1,563

SUPPLEMENTAL INFORMATION:
Interest paid	$17,909	$-	$-
Income taxes paid	$-	$ -	$-

See Accompanying Notes to Financial Statements.

NOTES TO FINANCIAL STATEMENTS
Note 1 –Description of Business and Significant Accounting Policies
Organization
RumbleON, Inc. (the “Company”) was incorporated in October, 2013 under the laws of the State of Nevada, as Smart Server, Inc. (“Smart Server”). On February 13, 2017, the Company changed its name from Smart Server, Inc. to RumbleON, Inc.
Description of Business
  Smart Server was formed to engage in the business of designing and developing computer application software for smart phones and tablet computers (“mobile payment application”) to provide customers at participating restaurants, bars, and clubs the ability to pay their bill with their smartphone without having to ask for the check. Smart Server ceased its software development activities in 2014 and, having no operations and no or nominal assets, met the definition of a "shell company" under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.
In July 2016, Berrard Holdings Limited Partnership ("Berrard Holdings") acquired 99.5% of the common stock of Smart Server from the prior owner of such shares and efforts began on the development of a unique, capital light, and disruptive e-commerce platform facilitating the ability of both consumers and dealers to Buy-Sell-Trade-Finance pre-owned recreation vehicles. It is our goal to have the platform recognized as the most trusted and effective solution for the sale, acquisition, and distribution of recreation vehicles and provide users an efficient, fast, transparent, and engaging experience. Our initial focus is the market for 650cc and larger on road motorcycles, particularly those concentrated in the Harley-Davidson brand; we will look to extend to other brands and additional vehicle types and products as the platform matures.
RumbleON intends to both make consumers or dealers a cash offer for the purchase of their vehicle and provide them the flexibility to trade, list, consign, or auction their vehicle through the websites and mobile apps of RumbleON and our partner dealers. In addition, RumbleON will offer a large inventory of vehicles for sale on its website and will offer financing and associated products. RumbleON will earn fees and transaction income, and partner dealers will earn incremental revenue and enhance profitability through increased sales leads, and fees from inspection, reconditioning and distribution programs. RumbleON will be driven by a proprietary technology platform that was acquired on February 8, 2017 from NextGen Dealer Solutions, LLC. The NextGen platform provides integrated accounting, appraisal, inventory management, CRM, lead and call center management, equity mining, and other key services necessary to drive the online marketplace. For additional information, see Note 11 “Subsequent Events.”
As of December 31, 2016, the Company had a total of $1,350,580 in available cash. If we were to not receive any additional funds, we could not continue in business for the next 12 months with our currently available capital. Since inception, we have financed our cash flow requirements through debt and equity financing. As we expand our activities, we may, and most likely will, continue to experience net negative cash flows from operations, pending the Company’s ability to generate sustainable cash flow from the implementation of its business strategy and utilization of its e-commerce platform.
Year end
In October 2016, the Company changed its fiscal year-end from November 30 to December 31.
Use of Estimates
The preparation of financial statements in conformity with GAAP requires estimates and assumptions that affect the reported amounts of assets and liabilities, revenue and expenses, and related disclosures of contingent assets and liabilities in the consolidated financial statements and accompanying notes. Estimates are used for, but not limited to, inventory valuation, depreciable lives, carrying value of intangible assets, sales returns, receivables valuation, restructuring-related liabilities, taxes, and contingencies. Actual results could differ materially from those estimates.

Earnings (Loss) Per Share
The Company follows the FASB Accounting Standards Codification ("ASC") Topic 260-Earnings per share. Basic earnings per common share ("EPS") calculations are determined by dividing net income (loss) by the weighted average number of shares of common stock outstanding during the year. Diluted earnings (loss) per common share calculations are determined by dividing net income (loss) by the weighted average number of common shares and dilutive common share equivalents outstanding. During periods when common stock equivalents, if any, are anti-dilutive they are not considered in the computation.

Revenue Recognition
We recognize revenue when all of the following conditions are satisfied: (1) there is persuasive evidence of an arrangement; (2) the product or service has been provided to the customer; (3) the amount to be paid by the customer is fixed or determinable; and (4) the collection of our payment is probable.
Purchase Accounting for Business Combinations
The Company will account for acquisitions by allocating the fair value of the consideration transferred to the fair value of the assets acquired and liabilities assumed on the date of the acquisition and any remaining difference will be recorded as goodwill. Adjustments may be made to the preliminary purchase price allocation when facts and circumstances that existed on the date of the acquisition surface during the allocation period subsequent to the preliminary purchase price allocation, not to exceed one year from the date of acquisition. Contingent consideration is recorded at fair value based on the facts and circumstances on the date of the acquisition and any subsequent changes in the fair value are recorded through earnings each reporting period. Transactions that occur in conjunction with or subsequent to the closing date of the acquisition are evaluated and accounted for based on the facts and substance of the transactions.
Goodwill
Goodwill is not amortized but rather tested for impairment at least annually. The Company will test goodwill for impairment annually during the fourth quarter of each year. Goodwill will also be tested for impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of the reporting unit below its carrying amount.  Impairment testing for goodwill will be done at the reporting unit level. A reporting unit is an operating segment or one level below an operating segment (also known as a component). A component of an operating segment is a reporting unit if the component constitutes a business for which discrete financial information is available, and segment management regularly reviews the operating results of that component.  The Company has concluded that currently it has one reporting unit.
Determining fair value includes the use of significant estimates and assumptions.  Management will utilize an income approach, specifically the discounted cash flow technique as a means for estimating fair value. This discounted cash flow analysis requires various assumptions including those about future cash flows, transactional and customer growth rates and discount rates. Expected cash flows are based on historical customer growth and the growth in transactions, including attrition, future strategic initiatives and continued long-term growth of the business. The discount rates used for the analysis will reflect a weighted average cost of capital based on industry and capital structure adjusted for equity risk and size risk premiums. These estimates can be affected by factors such as customer and transaction growth, pricing, and economic conditions that can be difficult to predict.
Other Assets
Included in “Other Assets” on our balance sheet will be identifiable intangible assets including customer relationships, non-compete agreements, trademarks, trade names and internet domain names, net of amortization. The estimated fair value of these intangible assets at the time of acquisition will be based upon various valuation techniques including replacement cost and discounted future cash flow projections.  Customer relationships will be amortized on a straight-line basis over the expected average life of the acquired accounts, which will be based upon several factors, including historical longevity of customers and contracts acquired and historical retention rates. Non-compete agreements will be amortized on a straight-line basis over the term of the agreement, which will generally not exceed five years. The Company will review the recoverability of these assets if events or circumstances indicate that the assets may be impaired and will periodically reevaluate the estimated remaining lives of these assets.
Trademarks, trade names and internet domain names are considered to be indefinite lived intangible assets unless specific evidence exists that a shorter life is more appropriate.  Indefinite lived intangible assets will be tested, at a minimum, on an annual basis using an income approach or sooner whenever events or changes in circumstances indicate that an asset may be impaired.
Long-Lived Assets
Fixed assets will be reviewed for impairment when events or changes in circumstances indicate that the carrying amount of an asset or asset group may not be recoverable.  Recoverability of assets to be held and used will be measured by a comparison of the carrying amount of an asset to the future net cash flows expected to be generated by the asset.  If such assets or asset groups are considered to be impaired, the impairment to be recognized will be measured by the amount by which the carrying amount of the assets or asset groups exceeds the related fair values.  The Company will also perform a periodic assessment of the useful lives assigned to the long-lived assets.

Inventories
Inventories will be stated at the lower of cost or market.
Valuation Allowance for Accounts Receivable
We will estimate the allowance for doubtful accounts for accounts receivable by considering a number of factors, including overall credit quality, age of outstanding balances, historical write-off experience and specific account analysis that projects the ultimate collectability of the outstanding balances. Ultimately, actual results could differ from these assumptions.
Cash and Cash Equivalents
For the statements of cash flows, all highly liquid investments with an original maturity of three months or less are considered to be cash equivalents. The carrying value of these investments approximates fair value.
Marketing and Advertising Costs

Marketing costs primarily consist of targeted online advertising, television advertising, public relations expenditures, and payroll and related expenses for personnel engaged in marketing and selling activities and will be expensed as incurred. There were no marketing costs included in general and administrative expenses for the year ended December 31, 2016, for the month ended December 31, 2015 and for the year ended November 30, 2015.

Technology and Content

Technology costs for the RumbleON technology platform will be accounted for pursuant to ASC Topic 350-Intangibles — Goodwill and Other and will consist principally of development activities including payroll and related expenses for employees and third-party contractors involved in application, content, production, maintenance, operation, and platform development for new and existing products and services, as well as other technology infrastructure expenses. Technology and content costs for design or maintenance of internal-use software and general website development will be expensed as incurred. Costs incurred to develop new website functionality as well as new software products for resale and significant upgrades to existing platforms or modules will be capitalized and amortized over seven years.
The costs associated with the development of the Smart Server mobile payment application website were capitalized pursuant to ASC Topic 350-Intangibles — Goodwill and Other. Other costs related to the maintenance of the website were expensed as incurred. The Company commenced amortization upon the completion of the Company’s fully operational mobile payment application website. Amortization was provided over the estimated useful lives of three years using the straight-line method for financial statement purposes. Amortization expense for the year ended December 31, 2016, for the month ended December 31, 2015 and for the year ended November 30, 2015 was $1,900, $158 and $1,900, respectively. In December, 2016 the Company evaluated its mobile payment application website and recorded $792 of impairment. The carrying value of this website as of December 31, 2016, was $0.

Property and Equipment, Net
Property and equipment will be stated at cost less accumulated depreciation. Equipment will include assets such as furniture and fixtures, heavy equipment, servers, networking equipment, internal-use software and website development. Depreciation will be recorded on a straight-line basis over the estimated useful lives of the assets.

Fair Value of Financial Instruments
Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of December 31, 2016, December 31, 2015 and November 30, 2015. The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values. These financial instruments include cash, prepaid expenses and accounts payable. Fair values were assumed to approximate carrying values for cash and payables because they are short term in nature and their carrying amounts approximate fair values or they are payable on demand.
ASC Topic 820-10-30-2-Fair Value Measuement establishes a fair value hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring the most observable inputs be used when available. Observable inputs are from sources independent of the Company, whereas unobservable inputs reflect the Company’s assumptions about the inputs market participants would use in pricing the asset or liability developed on the best information available in the circumstances. The fair value hierarchy is categorized into three levels based on the inputs as follows:

Level 1: The preferred inputs to valuation efforts are "quoted prices in active markets for identical assets or liabilities," with the caveat that the reporting entity must have access to that market. Information at this level is based on direct observations of transactions involving the same assets and liabilities, not assumptions, and thus offers superior reliability. However, relatively few items, especially physical assets, actually trade in active markets.
Level 2: FASB acknowledged that active markets for identical assets and liabilities are relatively uncommon and, even when they do exist, they may be too thin to provide reliable information. Inputs other than quoted market prices included in Level 1, that are observable for the asset or liability, either directly or indirectly, are Level 2 inputs.
Level 3: If inputs from levels 1 and 2 are not available, FASB acknowledges that fair value measures of many assets and liabilities are less precise. The board describes Level 3 inputs as "unobservable," and limits their use by saying they "shall be used to measure fair value to the extent that observable inputs are not available." This category allows "for situations in which there is little, if any, market activity for the asset or liability at the measurement date". Earlier in the standard, FASB explains that "observable inputs" are gathered from sources other than the reporting company and that they are expected to reflect assumptions made by market participants.
Beneficial Conversion Feature
From time to time, the Company may issue convertible notes that may have conversion prices that create an embedded beneficial conversion feature pursuant to the guidelines established by the ASC Topic 470-20, Debt with Conversion and Other Options. The Beneficial Conversion Feature ("BCF") of a convertible security is normally characterized as the convertible portion or feature of certain securities that provide a rate of conversion that is below market value or in-the-money when issued. The Company records a BCF related to the issuance of a convertible security when issued and also records the estimated fair value of any conversion feature issued with those securities. Beneficial conversion features that are contingent upon the occurrence of a future event are recorded when the contingency is resolved.

The BCF of a convertible note is measured by allocating a portion of the note's proceeds to the conversion feature, if applicable, and as a reduction of the carrying amount of the convertible note equal to the intrinsic value of the conversion feature, both of which are credited to additional paid-in-capital. The debt discount is amortized to interest expense over the life of the note using the effective interest method. The Company calculates the fair value of the conversion feature embedded in any convertible security using either a) the Black Scholes valuation model, or b) a discount cash flow analysis tested for sensitivity to key Level 3 inputs using Monte Carlo simulation.

Stock-Based Compensation
The Company records stock based compensation in accordance with the guidance in ASC Topic 505-Equity and 718-Compensation, Stock Expense which requires the Company to recognize expenses related to the fair value of its employee stock option awards.  This eliminates accounting for share-based compensation transactions using the intrinsic value and requires instead that such transactions be accounted for using a fair-value-based method. The Company recognizes the cost of all share-based awards on a graded vesting basis over the vesting period of the award.
The Company accounts for equity instruments issued in exchange for the receipt of goods or services from other than employees in accordance with ASC Topic 718-10 and the conclusions reached by the ASC Topic 505-50. Costs are measured at the estimated fair market value of the consideration received or the estimated fair value of the equity instruments issued, whichever is more reliably measurable. The value of equity instruments issued for consideration other than employee services is determined on the earliest of a performance commitment or completion of performance by the provider of goods or services as defined by ASC Topic 505-50.
Income Taxes
The Company follows ASC Topic 740-Income Taxes for recording the provision for income taxes. Deferred tax assets and liabilities are computed based upon the difference between the financial statement and income tax basis of assets and liabilities using the enacted marginal tax rate applicable when the related asset or liability is expected to be realized or settled. Deferred income tax expenses or benefits are based on the changes in the asset or liability each period. If available evidence suggests that it is more likely than not that some portion or all of the deferred tax assets will not be realized, a valuation allowance is required to reduce the deferred tax assets to the amount that is more likely than not to be realized. Future changes in such valuation allowance are included in the provision for deferred income taxes in the period of change. Deferred income taxes may arise from temporary differences resulting from income and expense items reported for financial accounting and tax purposes in different periods. Deferred taxes are classified as current or non-current, depending on the classification of assets and liabilities to which they relate. Deferred taxes arising from temporary differences that are not related to an asset or liability are classified as current or non-current depending on the periods in which the temporary differences are expected to reverse.

The Company applies a more-likely-than-not recognition threshold for all tax uncertainties. ASC Topic 740 only allows the recognition of those tax benefits that have a greater than fifty percent likelihood of being sustained upon examination by the taxing authorities. As of December 31, 2016, December 31, 2015 and November 30, 2015, the Company reviewed its tax positions and determined there were no outstanding, or retroactive tax positions with less than a 50% likelihood of being sustained upon examination by the taxing authorities, therefore this standard has not had a material effect on the Company.
The Company does not anticipate any significant changes to its total unrecognized tax benefits within the next 12 months.
The Company classifies tax-related penalties and net interest as income tax expense. As of December 31, 2016, December 31, 2015 and November 30, 2015, no income tax expense has been incurred.
Recent Pronouncements
The Company has evaluated the recent accounting pronouncements through January 2017 and believes that none of them will have a material effect on the company’s financial statements.
Note 2 – Going Concern
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the recoverability of assets and the satisfaction of liabilities in the normal course of business. As noted above, the Company is in the development stage and, accordingly, has not yet generated revenue from operations. Since its inception, the Company has been engaged substantially in financing activities and developing its mobile payment application business plan and incurring start-up costs and expenses, resulting in an accumulated net losses from inception (October 24, 2013) through the period ended December 31, 2016 of $445,974. The Company’s development activities since inception have been financially sustained through debt and equity financing.
The ability of the Company to continue as a going concern is dependent upon its continued ability to raise additional capital from the sale of common stock and, ultimately, the achievement of significant operating revenue. These financial statements do not include any material adjustments relating to the recoverability and classification of recorded asset amounts, or amounts and classification of liabilities that might result from this uncertainty.
Note 3 – Notes Payable – Related Party
During 2013, the Company entered into a series of unsecured promissory notes with a related party for aggregate proceeds of $30,000. Each unsecured note bears interest at 6% per annum with principal and interest due at the end of twenty-four months beginning in November 2015.
During 2014, the Company entered into a series of unsecured promissory notes with a related party for aggregate proceeds of $70,000. Each unsecured note bears interest at 6% per annum with principal and interest due at the end of twenty-four months beginning in August 2015.
During 2015, the Company entered into a series of unsecured promissory notes with a related party for aggregate proceeds of $41,000. Each unsecured note bears interest at 6% per annum with principal and interest due at the end of twenty-four months beginning in February 2016.
During 2016, the Company entered into a series of unsecured promissory notes with a related party for aggregate proceeds of $17,000. Each unsecured note bears interest at 6% per annum with principal and interest due at the end of twenty-four months beginning in February 2018.
In July, 2016, the Company repaid the total outstanding principal and accrued interest of $175,909 on the unsecured promissory note with the related party. Interest expense on this note for the year ended December 31, 2016, for the month ended December 31, 2015 and for the year ended November 30, 2015 was $5,626, $719 and $7,257, respectively.

Note 4 – Other Assets
At December 31, 2016, other assets consisted of $45,515 of costs to acquire domain names to be used in connection with the launch of the Company’s e-commerce platform. As of December 31, 2015, and November 30, 2015 other assets was $0.
Note 5 – Income Taxes
At December 31, 2016, December 31, 2015 and November 30, 2015, the Company has operating loss carryforwards of $230,564, $221,396 and $217,669, respectively, which begin to expire in 2033. We believe that it is more likely than not that the benefit from our operating loss carryforwards will not be realized. In recognition of this risk, we have provided a valuation allowance on the deferred tax assets relating to these operating loss carryforwards of $87,614, $77,489 and $76,184 for the periods ended December 31, 2016, December 31, 2015 and November 30, 2015, respectively. In assessing the recovery of the deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized.  The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income in the periods in which those temporary differences become deductible.  Management considers the scheduled reversals of future deferred tax assets, projected future taxable income, and tax planning strategies in making this assessment.
The Company’s effective tax rate benefit for the year ended December 31, 2016 was .01% and was a result of the amortization of the debt discount on the convertible note payable-related party. For the year ended December 31, 2016, there was a $78,943 deferred tax liability associated with the beneficial conversion feature on the convertible note payable-related party.  For additional information, see Note 6 “Convertible Notes Payable-Related Party.”
Note 6 – Convertible Notes Payable – Related Party
On July 13, 2016, the Company entered into unsecured Convertible Note (“Note”) with Berrard Holdings Limited Partnership (“BHLP”), an entity owned and controlled by a current officer and director, Mr. Berrard, pursuant to which the Company received $191,858. The Note is due on July 13, 2026 and bears interest at 6% per annum. The Note is convertible into common stock, in whole at any time prior to maturity at the option of the holder at the greater of $0.06 per share or 50% of the price per share of the next qualified financing which is defined as $500,000 or greater. The Note is due on July 13, 2026 and bears interest at 6% per annum.
Effective August 31, 2016, the principal amount of the Note was amended to include an additional $5,500 loaned to the Company, on the same terms as the original Note. As of August 31, 2016, the total amount owed was $197,358.

On November 28, 2016, the Company completed its qualified financing at $1.50 per share which established the conversion price per share for the Note of $0.75 per share, resulting in the principal amount of the Note being convertible into 263,144 shares of common stock. As such, November 28, 2016 became the “commitment date” for purposes of determining the value of the Note conversion feature. Given that there was no trading in the Company common stock since July, 2014, other than the purchase by BHLP of 99.5% of the shares in a single transaction, the Company used the Monte Carlo simulation to determine the intrinsic value of the conversion feature of the Note which resulted in a value in excess of the principal amount of the Note. Thus, the Company recorded as a Note discount of $197,358 with the corresponding amount as an addition to paid in capital. The Note discount will be amortized to interest expense until the Note matures in July, 2026 using the effective interest method. The effective interest rate at December 31, 2016 was 7.4%.

As of December 31, 2016, the balance of the note consists of:

December 31, 2016
Principal	$197,358
Less: Debt discount	(196,076)
$1,282

Interest expense on this note for the year ended December 31, 2016 was $5,508 and the amortization of the beneficial conversion feature was $1,282. The holder of the Note has indicated to the Company despite being permitted under the terms of the Note, he will neither request payment of, nor consent to prepayment by the Company of any accrued and unpaid interest.

The debt discount related to the Note creates a timing difference for taxes and results in the creation of a deferred tax liability and a reduction in paid-in-capital of $78,943 assuming a tax rate of 40% of the $197,358 Note discount. Correspondingly, the $1,282 of debt discount amortization in 2016 yields a $513 reduction in the deferred tax liability and is correspondingly reflected as an income tax benefit in the statements of operations.

Note 7 – Stockholders’ Equity
At December 31, 2016, the Company was authorized to issue 100,000,000 shares of its $0.001 par value common stock and 10,000,000 shares of its $0.001 par value preferred stock. For additional information, see Note 11, "Subsequent Events."
On January 9, 2017, the Company's Board and stockholders holding 6,375,000 of the Company's issued and outstanding shares of common stock approved the issuance to (i) Marshall Chesrown of 875,000 shares of Class A Common Stock in exchange for an equal number of shares of Class B Common Stock held by Mr. Chesrown, and (ii) Steven R. Berrard of 125,000 shares of Class A Common Stock in exchange for an equal number of shares of Class B Common Stock held by Mr. Berrard, effective at the time the Certificate of Amendment was filed with the Secretary of State of Nevada.
On June 24, 2015, the Company repurchased and cancelled 5,000,000 shares of common stock from a former officer and director of the Company for $5,000.
On July 24, 2015, the Company issued 5,000,000 shares of common stock for services to an officer and director. The Company and the officer and director mutually agreed to rescind the transaction.
On November 16, 2015, the Company sold 5,000,000 shares of common stock to an officer and director for subscriptions receivable of $5,000. In February 2016, the Company received $5,000.
In July 2016, the Company received donated capital of $2,000 from a shareholder of the Company.
On November 28, 2016, the Company sold 900,000 shares of common stock to three investors for cash of $1,349,000 and subscriptions receivable of $1,000.
On November 28, 2016, the Company recorded a beneficial conversion feature of $197,358 related to the convertible note with an entity owned and controlled by a current officer and director, Steven Berrard. For additional information, see Note 6, “Convertible Notes Payable – Related Party.”
Note 8 – Warrants and Options
As of December 31, 2016, December 31, 2015 and November 30, 2015, there were no warrants or options outstanding to acquire any additional shares of common stock.
Note 9 – Related Party Transactions
As of December 31, 2016, the Company had convertible notes payable of $197,358 and accrued interest totaling $5,508 due to an entity that is owned and controlled by a current officer and director of the Company. For additional information, see Note 6 “Convertible Notes Payable – Related Party.”
As of December 31, 2015, and November 30, 2015, the Company had loans totaling $141,000 and $133,000 and accrued interest totaling $13,002 and $12,283 due to an entity that is owned and controlled by a family member of an officer and director of the Company. During the year ended December 31, 2016, month ended December 31, 2015 and for the year ended November 30, 2015, the interest expense was $4,907, $719 and $7,257, respectively. In March 2015, there was a new officer and director appointed and the lender is now considered a related party. All convertible notes and related party notes outstanding as of July 13, 2016, were paid in full in July, 2016.
Note 10 – Commitments and Contingencies
We may be involved in litigation from time to time in the ordinary course of business. If any such litigation arises, we may not be able to provide assurance that the ultimate resolution of any such legal or administrative proceedings or disputes will not have a material adverse effect on our business, financial condition and results of operations. As of December 31, 2016, December 31, 2015 and November 30, 2015 we were not aware of any threatened or pending litigation.

Note 11 – Subsequent Events
On January 8, 2017, RumbleON entered into an Asset Purchase Agreement with NextGen Dealer Solutions, LLC ("NextGen"), Halcyon Consulting, LLC ("Halcyon"), and members of Halcyon signatory thereto ("Halcyon Members," and together with Halcyon, the "Halcyon Parties"), as amended by that certain Assignment, dated February 8, 2017, between the Company and NextGen Pro, LLC (the "NextGen Agreement"). NextGen and the Halcyon Parties are collectively referred to as the "Seller Parties." NextGen has developed a proprietary technology platform that will underpin the operations of the Company. The Agreement provides that, upon the terms and subject to the conditions set forth in the Agreement, the Company will acquire all of NextGen's assets, properties and rights of whatever kind, tangible and intangible, other than the excluded assets under the terms of the Agreement. The Company will assume liability only for certain post-closing contractual obligations pursuant to the terms of the Agreement. The transaction closed in the first quarter of 2017.
The Agreement provides that the Company will acquire substantially all of the assets of NextGen in exchange for approximately $750,000 in cash, plus 1,523,809 unregistered shares of common stock of the Company (the "Purchaser Shares"), and a subordinated secured promissory note issued by the Company in favor of NextGen in the amount of $1,333,333 (the "Acquisition Note"). The Acquisition Note matures on the third anniversary of the date the Acquisition Note is entered into (the "Maturity Date"). Interest will accrue and be paid semi-annually on the Acquisition Note (i) at a rate of 6.5% annually from the date the Acquisition Note is entered into through the second anniversary of such date and (ii) at a rate of 8.5% annually from the second anniversary of the date the Acquisition Note is entered into through the Maturity Date. In connection with the closing of the transaction, the Company has agreed with certain investors to accelerate the funding of the second tranche of their investment totaling $1.35 million by issuing such investors 1,161,920 shares of the Company's common stock and a note in the amount of $667,000, to be issued on the closing date.
On January 9, 2017, the Company’s Board of Directors approved the adoption of the RumbleON, Inc. 2017 Stock Incentive Plan (the "Plan"), subject to stockholder approval at the Company's next Annual Meeting of Stockholders. The purposes of the Plan are to attract, retain, reward and motivate talented, motivated and loyal employees and other service providers ("Eligible Individuals") by providing them with an opportunity to acquire or increase a proprietary interest in the Company and to incentivize them to expend maximum effort for the growth and success of the Company, so as to strengthen the mutuality of the interests between such persons and the stockholders of the Company. The Plan will allow the Company to grant a variety of stock-based and cash-based awards to Eligible Individuals. Twelve percent (12%) of the Company's issued and outstanding shares of common stock from time to time are reserved for issuance under the Plan. As of the date of this report, 6,400,000 shares are issued and outstanding, resulting in 768,000 shares available for issuance under the Plan.
On January 9, 2017, the Company's Board and stockholders holding 6,375,000 of the Company's issued and outstanding shares of common stock approved an amendment to the Company's Articles of Incorporation (the "Certificate of Amendment"), to change the name of the Company to RumbleON, Inc. and to create an additional class of common stock of the Company, which was effective on February 13, 2017 (the "Effective Date").
Immediately before approving the Certificate of Amendment, the Company had authorized 100,000,000 shares of common stock, $0.001 par value (the "Authorized Common Stock"), including 6,400,000 issued and outstanding shares of common stock (the "Outstanding Common Stock, and together with the Authorized Common Stock, the "Common Stock"). Pursuant to the Certificate of Amendment, the Company designated 1,000,000 shares of Authorized Common Stock as Class A Common Stock (the "Class A Common Stock"), which Class A Common Stock ranks pari passu with all of the rights and privileges of the Common Stock, except that holders of the Class A Common Stock are entitled to ten votes per share of Class A Common Stock issued and outstanding, and (ii) all other shares of Common Stock, including all shares of Outstanding Common Stock shall be deemed Class B Common Stock (the "Class B Common Stock"), which Class B Common Stock will be identical to the Class A Common Stock in all respects, except that holders of the Class B Common Stock are entitled to one vote per share of Class B Common Stock issued and outstanding.
Also on January 9, 2017, the Company's Board and stockholders holding 6,375,000 of the Company's issued and outstanding shares of common stock approved the issuance to (i) Marshall Chesrown of 875,000 shares of Class A Common Stock in exchange for an equal number of shares of Class B Common Stock held by Mr. Chesrown, and (ii) Steven R. Berrard of 125,000 shares of Class A Common Stock in exchange for an equal number of shares of Class B Common Stock held by Mr. Berrard, effective at the time the Certificate of Amendment was filed with the Secretary of State of Nevada.

On February 8, 2017 (the "Closing Date"), RumbleON completed the NextGen Acquisition in exchange for $750,000 in cash, the Purchaser Shares, and the Acquisition Note. The Acquisition Note matures on the third anniversary of the Closing Date (the "Maturity Date"). Interest accrues and will be paid semi-annually (i) at a rate of 6.5% annually from the Closing Date through the second anniversary of such date and (ii) at a rate of 8.5% annually from the second anniversary of the Closing Date through the Maturity Date.
On February 13, 2017, the Effective Date, the Company filed the Certificate of Amendment with the Secretary of State of the State of Nevada changing the Company's name to RumbleON, Inc. and creating the Class A and Class B Common Stock. Also on the Effective Date, the Company issued an aggregate of 1,000,000 shares of Class A Common Stock to Messrs. Chesrown and Berrard in exchange for an aggregate of 1,000,000 shares of Class B Common Stock held by them. Also on the Effective Date, the Company amended its bylaws to reflect the name change to RumbleON, Inc. and to reflect the Company's primary place of business as Charlotte, North Carolina.

RumbleOn, Inc.
 CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)

ASSETS	Balance at
	June 30, 2017	December 31, 2016
Current assets:
Cash	$1,050,246	$1,350,580
Vehicle Inventory	1,283,534	-
Prepaid expense	171,929	1,667
Other current assets	107,011	-
Total current assets	2,612,720	1,352,247

Property and Equipment, net	2,033,333	-
Goodwill	3,240,000	-
Intangible Assets, net	133,015	45,515

Total assets	$8,019,068	$1,397,762

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued liabilities	$1,262,093	$219,101
Accrued interest payable-current portion	33,479	-
Total current liabilities	1,295,572	219,101

Long term liabilities:
Notes payable	1,372,959	1,282
Accrued interest payable, excluding current portion	10,809	5,508
Deferred tax liability	-	78,430
Total long-term liabilities	1,383,768	85,220

Total liabilities	2,679,340	304,321

Commitments and Contingencies

Stockholders’ equity:
Preferred stock, $0.001 par value, 10,000,000 shares
authorized, no shares issued and outstanding
as of June 30, 2017 and December 31, 2016	-	-
Common A stock, $0.001 par value, 10,000,000 shares
authorized, 1,000,000 shares issued and outstanding
as of June 30, 2017 and none outstanding at December 31, 2016	1,000	-
Common B stock, $0.001 par value, 100,000,000 shares
authorized, 9,018,541 and 6,400,000 shares issued and outstanding
as of June 30, 2017 and December 31, 2016	9,019	6,400
Additional paid in capital	8,591,803	1,534,015
Subscriptions receivable	(1,000)	(1,000)
Accumulated deficit	(3,261,094)	(445,974)
Total stockholders’ equity	5,339,728	1,093,441

Total liabilities and stockholders’ equity	$8,019,068	$1,397,762

See Notes to the Condensed Consolidated Financial Statements.

RumbleOn, Inc.
 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three-months ended June 30,		Six-months ended June 30,
	2017	2016	2017	2016
Revenue:

Wholesale vehicle sales	$81,940	$-	$81,940	$-
Subscription fees	34,582	-	73,471	-
Total Revenue	116,522	-	155,411	-

Expenses:
Cost of revenue	114,643	-	149,331	-
Selling, general and administrative	1,708,967	10,825	2,364,174	21,429
Depreciation and amortization	113,335	475	173,420	950
Total expenses	1,936,945	11,300	2,686,925	22,379

Operating loss	(1,820,423)	(11,300)	(2,531,514)	(22,379)

Interest expense	71,804	2,343	283,606	4,553

Net loss before provision for income taxes	(1,892,227)	(13,643)	(2,815,120)	(26,932)

Benefit for income taxes	-	-	-	-

Net loss	$(1,892,227)	$(13,643)	$(2,815,120)	$(26,932)

Weighted average number of common
shares outstanding – basic and diluted	10,003,981	5,500,000	8,641,307	5,500,000

Net loss per share – basic and diluted	$(0.19)	$(0.00)	$(0.33)	$(0.00)

See Notes to the Condensed Consolidated Financial Statements.

 RumbleOn, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
 FOR THE SIX-MONTHS ENDED JUNE 30, 2017
(unaudited)

	Preferred Shares		Class A Common Shares		Class B Common Shares		Additional Paid In	Subscription	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Receivable	Deficit	Equity
Balance, December 31, 2016	-	-	-	$-	6,400,000	$6,400	1,534,015	$(1,000)	$(445,974)	$1.093,441

Exchange of common stock	-	-	1,000,000	1,000	(1,000,000)	(1,000)	-	-	-	-

Issuance of common stock in connection with acquisition	-	-	-	-	1,523,809	1,524	2,665,142	-	-	2,666,666

Issuance of common stock in private placements	-	-	-	-	657,500	658	2,629,342	-	-	2,630,000

Issuance of common stock in connection with loan agreement	-	-	-	-	1,161,920	1,162	1,348,878	-	-	1,350,040

Issuance of common stock in connection with conversion of Note Payable-related party	-	-	-	-	275,312	275	284,639	-	-	284,914

Stock-based compensation	-	-	-	-	-	-	129,787	-	-	129,787

Net Loss	-	-	-	-	-	-	-	-	(2,815,120)	(2,815,120)
Balance, June 30, 2017	-	-	1,000,000	$1,000	9,018,541	$9,019	8,591,803	$(1,000)	$(3,261,094)	$5,339,728

See Notes to the Condensed Consolidated Financial Statements.

RumbleOn, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Six-months ended June 30,
	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(2,815,120)	$(26,932)
Adjustments to reconcile net loss
to net cash used in operating activities:
Depreciation and amortization	173,420	950
Amortization of debt discount	39,625	-
Interest expense on conversion of debt	196,076	-
Stock-based compensation expense	129,787	-
Changes in operating assets and liabilities:
(Increase) in inventory	(1,283,534)	-
(Increase) in prepaid expenses	(170,262)	(6,667)
(Increase) in other current assets	(107,011)	-
Increase in accounts payable and accrued liabilities	1,052,119	4,000
Increase in accrued interest payable	38,780	4,553

Net cash used in operating activities	(2,746,122)	(24,096)

CASH FLOWS FROM INVESTING ACTIVITIES
Cash used for acquisitions	(750,000)	-
Technology development	(290,664)	-
Purchase of property and equipment	(493,588)	-

Net cash used in investing activities	(1,534,252)	-

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from note payable	667,000	17,000
Proceeds from sale of common stock	3,313,040	5,000

Net cash provided by financing activities	3,980,040	22,000

NET CHANGE IN CASH	(300,334)	(2,096)

CASH AT BEGINNING OF PERIOD	1,350,580	3,713

CASH AT END OF PERIOD	$1,050,246	$1,617

See Notes to the Condensed Consolidated Financial Statements.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

NOTE 1 – BUSINESS DESCRIPTION

Organization

RumbleOn, Inc. (along with its consolidated subsidiaries, the “Company”) was incorporated in October 2013 under the laws of the State of Nevada, as Smart Server, Inc. (“Smart Server”). On February 13, 2017, the Company changed its name from Smart Server, Inc. to RumbleOn, Inc.

Nature of Operations

Smart Server was originally formed to engage in the business of designing and developing mobile application payment software for smart phones and tablet computers. After Smart Server ceased its software development activities in 2014, it had no operations and nominal assets, meeting the definition of a “shell company” under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and regulations thereunder.

In July 2016, Berrard Holdings Limited Partnership (“Berrard Holdings”) acquired 99.5% of the common stock of the Company from the principal stockholder. Shortly after the Berrard Holdings common stock purchase, the Company began exploring the development of a capital light e-commerce platform facilitating the ability of both consumers and dealers to Buy-Sell-Trade-Finance pre-owned recreation vehicles in one online location. The Company’s goal is for the platform to be widely recognized as the leading online solution for the sale, acquisition, and distribution of recreation vehicles by providing users with the most efficient, timely and transparent experience. The Company’s initial focus is the market for 650cc and larger on road motorcycles, particularly those concentrated in the “Harley-Davidson” brand. The Company will look to extend to other brands and additional vehicle types and products as the platform matures.

The Company’s business plan is currently driven by a technology platform that it acquired on February 8, 2017 from NextGen Dealer Solutions, LLC (“NextGen”), which the Company owns and operates through its wholly-owned subsidiary NextGen Pro, LLC (“NextGen Pro”). The NextGen’s platform provides vehicle appraisal, inventory management, customer relationship management and lead management, equity mining, and other key services necessary to drive the online marketplace. For additional information, see Note 4 - “Acquisitions.”

With its online platform, the Company offers consumers and dealers cash for the purchase of their vehicles and provides the flexibility for consumers or dealers to trade, list, or auction their vehicle through the Company and its dealer partners. In addition, the Company offers a large inventory of vehicles for sale on its website as well as third-party financing and associated products. The Company earns fees and transaction income, while its dealer partners can earn incremental revenue and enhance profitability through increased sales leads as well as income from inspection, reconditioning and distribution programs.

On March 31, 2017, the Company completed the sale of 620,000 shares of Class B Common Stock, par value $0.001, at a price of $4.00 per share for aggregate proceeds of $2,480,000 in the private placement (the “2017 Private Placement”). Officers and directors of the Company acquired 175,000 shares of Class B Common Stock in the 2017 Private Placement. Proceeds from the 2017 Private Placement were used to complete the launch of the Company’s website, www.rumbleon.com, acquire vehicle inventory, continue development of the Company’s platform, and for working capital purposes.

On June 30, 2017, the Company filed a Registration Statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission (the "SEC") covering the resale of 8,993,541 shares of Class B Common Stock issued in the NextGen acquisition and the 2017 Private Placement and other shares previously held by our stockholders, including our officers and directors. The SEC declared the Registration Statement effective on July 7, 2017. In connection with the filing of the Registration Statement, our officers and directors and certain stockholders entered into a lock-up agreement restricting, through December 31, 2017, the resale of an aggregate of 6,848,800 shares of our common stock held by them and subject to the Registration Statement.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying Condensed Consolidated Financial Statements have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Rule 10-01 of Regulation S-X promulgated by the SEC and therefore do not contain all of the information and footnotes required by GAAP and the SEC for annual financial statements. The Company’s Condensed Consolidated Financial Statements reflect all adjustments (consisting only of normal recurring adjustments) that management believes are necessary for the fair presentation of their financial condition, results of operations, and cash flows for the periods presented. Certain prior period amounts have been reclassified to conform to the current year’s presentation.  Amounts and percentages may not total due to rounding. The information at December 31, 2016 in the Company’s Condensed Consolidated Balance Sheets included in this quarterly report was derived from the audited Consolidated Balance Sheets included in the Company’s 2016 Annual Report on Form 10-K filed with the SEC on February 14, 2017. The Company’s 2016 Annual Report on Form 10-K, together with the information incorporated by reference into such report, is referred to in this quarterly report as the “2016 Annual Report.” This quarterly report should be read in conjunction with the 2016 Annual Report.

Year-end

In October 2016, the Company changed its fiscal year-end from November 30 to December 31.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires estimates and assumptions that affect the reported amounts of assets and liabilities, revenue and expenses, and related disclosures of contingent assets and liabilities in the financial statements and accompanying notes. Estimates are used for, but not limited to, inventory valuation, depreciable lives, carrying value of intangible assets, sales returns, receivables valuation, restructuring-related liabilities, taxes, and contingencies. Actual results could differ materially from those estimates.

Earnings (Loss) Per Share

The Company follows the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 260, Earnings per share. Basic earnings per common share (“EPS”) calculations are determined by dividing net income (loss) by the weighted average number of shares of common stock outstanding during the year. Diluted earnings (loss) per common share calculations are determined by dividing net income (loss) by the weighted average number of common shares and dilutive common share equivalents outstanding. During periods when common stock equivalents, if any, are anti-dilutive they are not considered in the computation.

Revenue Recognition

Revenue is derived from two primary sources: (1) subscription fees; and (2) the Company's online marketplace. The Company recognizes revenue when all of the following conditions are satisfied: (i) there is persuasive evidence of an arrangement; (ii) the product or service has been provided to the customer; (iii) the amount to be paid by the customer is fixed or determinable; and (iv) the collection of the Company’s payment is probable.

Subscription fees are generated from dealer partners under a license arrangement that provides access to our software solution and ongoing support. Dealer partners pay a monthly subscription fee for ongoing support and access to the RumbleOn software solution which includes: (i) a vehicle appraisal process; (ii) inventory management system; (iii) customer relationship and lead management program; and (v) equity mining. Dealer partners may also be charged an initial software installation and training fee. Dealer partners do not have the contractual right to take possession of the software and may cancel the license for these products and services by providing a 30-day notice. Installation and training do not have value to the user without the license and ongoing support and maintenance. Because the dealer partner has the right to cancel the license with 30 days’ notice, revenue for installation and training is recognized when complete, acceptance has occurred and collectability of a determinable amount is probable. Revenue recognition of monthly subscription fees commences upon completion of installation, acceptance has occurred, and collectability of a determinable amount is probable.

The online marketplace includes: (i) used retail vehicle sales; (ii) wholesale vehicle sales; (iii) online listing and sales fees; (iv) retail merchandise sales; (v) vehicle financing; and (vi) vehicle service contracts.

Used Retail Vehicle Sales

The Company sells used vehicles directly to its customers through its website. Revenue from used vehicle retail sales is recognized upon delivery of the vehicle to the customer, when the sales contract is signed and the purchase price has been received or financing has been arranged. Used retail vehicle sales revenue is recognized net of a reserve for returns.

Wholesale Vehicle Sales

The Company sells used vehicles to dealer partners, auctions and other third-parties at wholesale. The source of these vehicles is primarily from the Company’s Sell Us Your Vehicle Program and customers who trade-in their existing vehicles when making a used vehicle purchase. Vehicles sold to dealer partners are sold at a below market retail price which is the aggregate of: (1) RumbleOn’s acquisition cost; (2) reconditioning costs; and (3) a customary profit. Vehicles sold at auction and to other third parties generally do not meet the Company’s quality standards to list or be sold through Rumbleon.com. Revenue from wholesale vehicle sales is recognized when the vehicle is delivered to a dealer partner, auction or a third-party, a sales contract is signed and the purchase price has been received.

Online Listing and Sales Fees

The Company charges a non-refundable fee for sellers to list their vehicle on the RumbleOn website. During the listing period, the Company manages all sales leads, handles all the documentation necessary to complete a sale, accepts a buyer’s trade and provides financing through third-party providers to the potential buyer, if necessary. Upon a successful sale, the seller pays a selling fee which is based on the difference between the actual retail sales price of the vehicle sold and the net proceeds agreed to be paid by RumbleOn to the seller when the listing agreement was signed. Revenue from non-refundable online listing fees is recognized once the listing agreement is signed, the vehicle is listed for sale and the listing fee has been received. Revenue for selling fees is recognized upon delivery of the vehicle to the customer, when the sales contract is signed and the purchase price has been received or financing has been arranged.

Retail Merchandise Sales

The Company recognizes sales revenue, net of sales taxes at the time it sells the merchandise or in the case of online sales when the merchandise is delivered to the customer and payment has been received.

Vehicle Financing

Customers can pay for their vehicle using cash or we offer a range of finance options through unrelated third-parties such as banks or credit unions. These third-party providers generally pay us a fee either in a flat amount or in an amount equal to the difference between the interest rates charged to customers over the predetermined interest rates set by the financial institution. We may be charged back for commissions in the event a contract is prepaid, defaulted upon, or terminated. Revenue for these finance fees are recognized upon delivery of the vehicle to the customer, when the sales contract is signed and the financing has been arranged.

Vehicle Service Contracts

At the time of vehicle sale, the Company provides customers, on behalf of unrelated third parties who are the primary obligors, a range of other related products and services, including extended protection plan (“EPP”) products and vehicle appearance protection. EPP products include extended service plans (“ESPs”) which is designed to cover unexpected expenses associated with mechanical breakdowns and guaranteed asset protection (“GAP”), which is intended to cover the unpaid balance on a vehicle loan in the event of a total loss of the vehicle or unrecovered theft. Vehicle appearance protection includes products aimed at maintaining vehicle appearance. The Company receives commissions from the sale of these product and service contracts and has no contractual liability to customers for claims under these products.  The EPPs and vehicle appearance protection currently offered to consumers provides coverage up to 60 months (subject to mileage limitations), while GAP covers the customer for the term of their finance contract.

As of June 30, 2017, there have been no sales of EPP or vehicle appearance products but the Company expects to generate revenue from these products during the second half of 2017. At that time commission revenue will be recognized at the time of sale, net of a reserve for estimated contract cancellations. The reserve for cancellations will be estimated based upon historical industry experience and recent trends and will be reflected as a reduction of other sales revenue in the accompanying Consolidated Statements of Operations and a component of accounts payable and accrued liabilities in the accompanying Consolidated Balance Sheets. Our risk related to contract cancellations is limited to the revenue that we receive.

Purchase Accounting for Business Combinations

The Company accounts for acquisitions by allocating the fair value of the consideration transferred to the fair value of the assets acquired and liabilities assumed on the date of the acquisition and any remaining difference is recorded as goodwill. Adjustments may be made to the preliminary purchase price allocation when facts and circumstances that existed on the date of the acquisition surface during the allocation period subsequent to the preliminary purchase price allocation, not to exceed one year from the date of acquisition. Contingent consideration is recorded at fair value based on the facts and circumstances on the date of the acquisition and any subsequent changes in the fair value are recorded through earnings each reporting period.

Goodwill

Goodwill is not amortized but rather tested for impairment at least annually. The Company tests goodwill for impairment annually during the fourth quarter of each year. Goodwill will also be tested for impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of the reporting unit below its carrying amount. Impairment testing for goodwill is done at the reporting unit level. A reporting unit is an operating segment or one level below an operating segment (also known as a component). A component of an operating segment is a reporting unit if the component constitutes a business for which discrete financial information is available, and management regularly reviews the operating results of that component. The Company has concluded that currently it has one reporting unit.

Determining fair value includes the use of significant estimates and assumptions. Management utilizes an income approach, specifically the discounted cash flow technique as a means for estimating fair value. This discounted cash flow analysis requires various assumptions including those about future cash flows, transactional and customer growth rates and discount rates. Expected cash flows are based on historical customer growth and the growth in transactions, including attrition, future strategic initiatives and continued long-term growth of the business. The discount rates used for the analysis reflect a weighted average cost of capital based on industry and capital structure adjusted for equity risk and size risk premiums. These estimates can be affected by factors such as customer and transaction growth, pricing, and economic conditions that can be difficult to predict.

Intangible Assets

Included in “Intangible Assets” on the Company’s Condensed Consolidated Balance Sheets are identifiable intangible assets including customer relationships, non-compete agreements, trademarks, trade names and internet domain names. The estimated fair value of these intangible assets at the time of acquisition are based upon various valuation techniques including replacement cost and discounted future cash flow projections. Trademarks, trade names and internet domain names are not amortized. Customer relationships are amortized on a straight-line basis over the expected average life of the acquired accounts, which are based upon several factors, including historical longevity of customers and contracts acquired and historical retention rates. Non-compete agreements are amortized on a straight-line basis over the term of the agreement, which will generally not exceed three years. The Company reviews the recoverability of these assets if events or circumstances indicate that the assets may be impaired and periodically reevaluates the estimated remaining lives of these assets.

Trademarks, trade names and internet domain names are considered to be indefinite lived intangible assets unless specific evidence exists that a shorter life is more appropriate. Indefinite lived intangible assets are tested for impairment, at a minimum, on an annual basis using an income approach or sooner whenever events or changes in circumstances indicate that an asset may be impaired.

Long-Lived Assets

Property and Equipment are reviewed for impairment when events or changes in circumstances indicate that the carrying amount of an asset or asset group may not be recoverable. Recoverability of assets to be held and used are measured by a comparison of the carrying amount of an asset to the future net cash flows expected to be generated by the asset. If such assets or asset groups are considered to be impaired, the impairment to be recognized will be measured by the amount by which the carrying amount of the assets or asset groups exceeds the related fair values. The Company also performs a periodic assessment of the useful lives assigned to the long-lived assets.

Technology Development Costs

Technology development costs are accounted for pursuant to ASC 350, Intangibles — Goodwill and Other. Technology development costs include internally developed software and website applications that are used by the Company for its own internal use and to provide services to its customers, which include consumers, dealer partners and ancillary service providers. Under the terms of these customer arrangements the Company retains the revenue generating technology and hosts the applications on its servers and mobile applications. The customer does not have a contractual right to take possession of the software during the term of the arrangement and are not permitted to run the software itself or contract with another party unrelated to the entity to host the software. Technology development costs consist principally of (i) development activities including payroll and related expenses billed by a third-party contractor involved in application, content, production, maintenance, operation, and platform development for new and existing products and services, (ii) technology infrastructure expenses, and (iii) costs of Company employees devoted to the development and maintenance of software products. Technology and content costs for design, maintenance and post-implementation stages of internal-use software and general website development are expensed as incurred. For costs incurred to develop new website functionality as well as new software products and significant upgrades to existing internally used platforms or modules, capitalization begins during the application development stage and ends when the software is available for general use. Capitalized technology development is amortized on a straight-line basis over periods ranging from 3 to 7 years. The Company will perform periodic assessment of the useful lives assigned to capitalized software applications. Additionally, the Company from time-to-time may abandon additional development activities relating to specific software projects or applications and charge accumulated costs to technology development expense in the period such determination is made.

Vehicle Inventory

Vehicle inventory is accounted for pursuant to ASC 330, Inventory and consists of the cost to acquire and recondition a used vehicle. Reconditioning costs are billed by third-party providers and includes parts, labor, and other repair expenses directly attributable to a specific vehicle. Transportation costs are expensed as incurred. Inventory is stated at the lower of cost or net realizable value. Vehicle inventory cost is determined by specific identification. Net realizable value is the estimated selling price less costs to complete, dispose and transport the vehicles. Selling prices are derived from historical data and trends, such as sales price and inventory turn times of similar vehicles, as well as independent, market resources. Each reporting period, the Company recognizes any necessary adjustments to reflect vehicle inventory at the lower of cost or net realizable value through cost of sales in the accompanying Condensed Consolidated Statements of Operations.

Valuation Allowance for Accounts Receivable

The Company estimates the allowance for doubtful accounts for accounts receivable by considering a number of factors, including overall credit quality, age of outstanding balances, historical write-off experience and specific account analysis that projects the ultimate collectability of the outstanding balances. Ultimately, actual results could differ from these assumptions.

Cash and Cash Equivalents

For the Condensed Consolidated Statements of Cash Flows, all highly liquid investments with an original maturity of three-months or less are considered to be cash equivalents. The carrying value of these investments approximates fair value.

Property and Equipment, Net

Property and equipment is stated at cost less accumulated depreciation and amortization and consists of capitalized technology development costs, furniture and equipment. Depreciation and amortization is recorded on a straight-line basis over the estimated useful life of the assets. Costs of significant additions, renewals and betterments, are capitalized and depreciated. Maintenance and repairs are charged to expense when incurred.

Fair Value of Financial Instruments

Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of June 30, 2017. The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values. These financial instruments include cash, prepaid expenses and accounts payable. Fair values were assumed to approximate carrying values for cash and payables because they are short term in nature and their carrying amounts approximate fair values or they are payable on demand.

ASC Topic 820, Fair Value Measurement, establishes a fair value hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring the most observable inputs be used when available. Observable inputs are from sources independent of the Company, whereas unobservable inputs reflect the Company’s assumptions about the inputs market participants would use in pricing the asset or liability developed on the best information available in the circumstances. The fair value hierarchy is categorized into three levels based on the inputs as follows:

Level 1: The preferred inputs to valuation efforts are “quoted prices in active markets for identical assets or liabilities,” with the caveat that the reporting entity must have access to that market. Information at this level is based on direct observations of transactions involving the same assets and liabilities, not assumptions, and thus offers superior reliability. However, relatively few items, especially physical assets, actually trade in active markets.

Level 2: FASB acknowledged that active markets for identical assets and liabilities are relatively uncommon and, even when they do exist, they may be too thin to provide reliable information. Inputs other than quoted market prices included in Level 1, that are observable for the asset or liability, either directly or indirectly, are Level 2 inputs.

Level 3: If inputs from Levels 1 and 2 are not available, FASB acknowledges that fair value measures of many assets and liabilities are less precise. The board describes Level 3 inputs as “unobservable,” and limits their use by saying they “shall be used to measure fair value to the extent that observable inputs are not available.” This category allows “for situations in which there is little, if any, market activity for the asset or liability at the measurement date”. Earlier in the standard, FASB explains that “observable inputs” are gathered from sources other than the reporting company and that they are expected to reflect assumptions made by market participants.

Beneficial Conversion Feature

From time to time, the Company may issue convertible notes that may have conversion prices that create an embedded beneficial conversion feature pursuant to the guidelines established by the ASC Topic 470-20, Debt with Conversion and Other Options. The Beneficial Conversion Feature (“BCF”) of a convertible security is normally characterized as the convertible portion or feature of certain securities that provide a rate of conversion that is below market value or in-the-money when issued. The Company records a BCF related to the issuance of a convertible security when issued and also records the estimated fair value of any conversion feature issued with those securities. Beneficial conversion features that are contingent upon the occurrence of a future event are recorded when the contingency is resolved.

The BCF of a convertible note is measured by allocating a portion of the note’s proceeds to the conversion feature, if applicable, and as a reduction of the carrying amount of the convertible note equal to the intrinsic value of the conversion feature, both of which are credited to additional paid in capital. The debt discount is amortized to interest expense over the life of the note using the effective interest method. The Company calculates the fair value of the conversion feature embedded in any convertible security using either a) the Black Scholes valuation model or b) a discount cash flow analysis tested for sensitivity to key Level 3 inputs using Monte Carlo simulation.

Cost of Revenue

Cost of vehicle sales includes the cost to acquire vehicles and the reconditioning and transportation costs associated with preparing the vehicles for resale. Vehicle acquisition costs are driven by the mix of vehicles we acquire, the source of those vehicles, and supply and demand dynamics in the vehicle market. Reconditioning costs are billed by third-party providers and include parts, labor, and other repair expenses directly attributable to specific vehicles. Transportation costs consist of costs incurred to transport the vehicles from the point of acquisition or delivery. Cost of sales also includes any necessary adjustments to reflect vehicle inventory at the lower of cost or net realizable value.

Cost of subscription fee revenue includes the (i) various data feeds from third parties; (ii) hosting of the customer facing website; (iii) commissions for new sales; and (iv) implementation and training of new and existing customers. These costs and expenses are charged to cost of revenue as incurred.

Selling, General and Administrative Expenses

Selling, general and administrative (“SG&A”) expenses primarily include compensation and benefits, advertising and marketing; professional fees, technology development expenses, rent and other occupancy costs, insurance, travel and other administrative expenses.

Advertising and Marketing Costs

Advertising and marketing costs are expensed as incurred and are included in selling, general and administrative expenses in the accompanying Condensed Consolidated Statements of Operations. Advertising and marketing expenses were $242,906 and $269,036, respectively for the three-month and six-month periods ended June 30, 2017. There was no advertising and marketing costs incurred for the same periods in 2016.

Stock-Based Compensation

On January 9, 2017, the Company’s Board of Directors approved, subject to stockholder approval, the RumbleOn, Inc. 2017 Stock Incentive Plan (the “Plan”) under which restricted stock units (“RSUs”) and other equity awards may be granted to employees and non-employee members of the Board of Directors. On June 30, 2017, the Plan was approved by the Company's stockholders at the 2017 Annual Meeting of Stockholders. The Company estimates the fair value of awards granted under the Plan on the date of grant. The fair value of an RSU is based on the average of the high and low market prices of the Company’s Class B Common Stock on the date of grant and is recognized as an expense on a straight-line basis over its vesting period; to date, the Company has only issued RSUs that vest over a three-year period utilizing the following vesting schedule: (i) 20% on the first anniversary of the grant date; (ii) 30% on the second anniversary of the grant date; and (iii) 50% on the third anniversary of the grant date. During the six-month period ended June 30, 2017, the Company granted 560,000 RSUs under the Plan to members of the board of directors, officers and employees. Compensation expense associated with RSU grants for the three-month and six-month periods ended June 30, 2017 was $129,787 and is included in selling, general and administrative expenses in the Condensed Consolidated Statements of Operations.

Income Taxes

The Company follows ASC Topic 740, Income Taxes, for recording the provision for income taxes. Deferred tax assets and liabilities are computed based upon the difference between the financial statement and income tax basis of assets and liabilities using the enacted marginal tax rate applicable when the related asset or liability is expected to be realized or settled. Deferred income tax expenses or benefits are based on the changes in the asset or liability each period. If available evidence suggests that it is more likely than not that some portion or all of the deferred tax assets will not be realized, a valuation allowance is required to reduce the deferred tax assets to the amount that is more likely than not to be realized. Future changes in such valuation allowance are included in the provision for deferred income taxes in the period of change. Deferred income taxes may arise from temporary differences resulting from income and expense items reported for financial accounting and tax purposes in different periods.

The Company applies a more-likely-than-not recognition threshold for all tax uncertainties. ASC Topic 740 only allows the recognition of those tax benefits that have a greater than fifty percent likelihood of being sustained upon examination by the taxing authorities. As of June 30, 2017, the Company reviewed its tax positions and determined there were no outstanding, or retroactive tax positions with less than a fifty percent likelihood of being sustained upon examination by the taxing authorities, therefore this standard has not had a material effect on the Company.

The Company classifies tax-related penalties and net interest as income tax expense. As of June 30, 2017, no income tax expense has been incurred.

Recent Pronouncements

The Company has adopted Accounting Standards Update 2015-11 Inventory (Topic 330), Simplifying the Measurement of Inventory, which requires inventory to be stated at the lower of cost or net realizable value. Vehicle inventory cost is determined by specific identification. Net realizable value is the estimated selling price less costs to complete, dispose and transport the vehicles. Selling prices are derived from historical data and trends, such as sales price and inventory turn times of similar vehicles, as well as independent, market resources. Each reporting period the Company recognizes any necessary adjustments to reflect vehicle inventory at the lower of cost or net realizable value through cost of revenue in the accompanying Condensed Consolidated Statements of Operations.

NOTE 3 – GOING CONCERN

The accompanying Condensed Consolidated Financial Statements have been prepared assuming the Company will continue as a going concern, which contemplates the recoverability of assets and the satisfaction of liabilities in the normal course of business. The Company has not yet generated significant revenue from operations. Since its inception, the Company has been engaged substantially in financing activities and developing its business plans and incurring start-up costs and expenses, resulting in accumulated net losses from October 24, 2013 (inception) through the period ended June 30, 2017 of $3,261,094. As of June 30, 2017, the Company had a total of $1,050,246 in available cash. Since inception, the Company has financed its cash flow requirements through debt and equity financing. As the Company expands its activities, it will continue to experience net negative cash flow from operations, until the Company generates sustainable cash flow from the implementation of its business strategy and utilization of its e-commerce platform.

The ability of the Company to continue as a going concern is dependent upon its continued ability to raise additional capital from the sale of common stock and debt financing, and ultimately, the achievement of significant operating revenue and positive cash flow. If the Company were to not raise additional funds, it may be unable to continue in business for the next 12 months with its currently available capital. These Condensed Consolidated Financial Statements do not include any material adjustments relating to the recoverability and classification of recorded asset amounts, or amounts and classification of liabilities that might result from this uncertainty.

NOTE 4 – ACQUISITIONS

On February 8, 2017, the Company acquired substantially all of the assets of NextGen in exchange for $750,000 in cash, plus 1,523,809 unregistered shares of Class B Common Stock of the Company, which were issued at a negotiated fair value of $1.75 per share and a subordinated secured promissory note issued by the Company in favor of NextGen in the amount of $1,333,334 (the “NextGen Note”). The NextGen Note matures on the third anniversary of the closing date (the “Maturity Date”).

The following table presents the purchase price consideration as of June 30, 2017:

Issuance of shares	$2,666,666
Debt	1,333,334
Cash paid	750,000
$4,750,000

Net tangible assets acquired:
Technology development	$1,400,000
Customer contracts	10,000
Non-compete agreements	100,000
Tangible assets acquired	1,510,000
Goodwill	3,240,000
Total purchase price	4,750,000
Less: Issuance of shares	(2,666,666)
Less: Debt issued	(1,333,334)

Cash paid	$750,000

Supplemental pro forma information

The results of operations of NextGen since the acquisition date are included in the accompanying Condensed Consolidated Financial Statements.

The following supplemental pro forma information presents the financial results as if the acquisition of NextGen was made as of January 1, 2017 for both the three-month and six-month periods ended June 30, 2017 and on January 1, 2016 for both the three-month and six-month periods ended June 30, 2016.

Pro forma adjustments for the six-month period ended June 30, 2017 and 2016 primarily include adjustments to reflect additional depreciation and amortization of $29,866 and $48,788, respectively, related to technology development and identifiable intangible assets recorded as part of the acquisition, and interest expense related to the NextGen Note of $27,353 and $42,833, respectively.

	Three-Months Ended June 30,		Six- Months Ended June 30,
	2017	2016	2017	2016

Pro forma revenue	$116,522	$23,449	$161,937	$54,400
Pro forma net loss	$(1,892,227)	$(598,455)	$(2,920,311)	$(1,058,289)
Loss per share - basic and fully diluted	$(0.19)	$(0.09)	$(0.33)	$(0.15)
Weighted-average common shares used in the computation of loss per share-basic and diluted	10,003,981	7,023,809	8,963,000	7,023,809

NOTE 5 – PROPERTY AND EQUIPMENT, NET

The following table summarizes property and equipment, net of accumulated depreciation and amortization as of June 30, 2017 and December 31, 2016:

	June 30, 2017	December 31, 2016
Vehicles	$387,376	$-
Furniture and equipment	106,213	-
Technology development	1,690,664	-
Total property and equipment	2,184,253	-
Less: accumulated depreciation and amortization	150,920	-
Property and equipment, net	$2,033,333	$-

At June 30, 2017, capitalized technology development costs were $1,690,664, which includes $1,400,000 of software acquired in the NextGen transaction. For additional information, see Note 4 - “Acquisitions.” Total technology development costs incurred for the six-month period ended June 30, 2017 were $471,366, of which $290,664 was capitalized and $186,702 was charged to expense in the accompanying Condensed Consolidated Statements of Operations. The amortization of capitalized technology development costs for the three-month and six-month periods ended June 30, 2017 was $81,698 and $129,945, respectively. There were no technology development costs incurred and no amortization of capitalized development costs for the same periods in 2016. Depreciation expense on vehicles, furniture and equipment for the three-month and six-month periods ended June 30, 2017 was $20,388 and $20,974, respectively. Depreciation on vehicles, furniture and equipment for the three-month and six-month periods ended June 30, 2016 was $475 and $950, respectively.

NOTE 6 – INTANGIBLE ASSETS, NET

Intangible assets, net consist of the following at June 30, 2017 and December 31, 2016:

June 30, 2017
Amortized Identifiable Intangible Assets:

Customer agreements
Balance at December 31, 2016	$-
Customers acquired	10,000
Amortization	(2,500)
Balance at June 30, 2017	7,500

Non-compete agreements
Balance at December 31, 2016	-
Agreements	$100,000
Amortization	(20,000)
Balance at June 30, 2017	80,000

Unamortized Identifiable Intangible Assets:
Domain names
Balance at December 31, 2016	$45,515
Domain names acquired	-
Impairment or write down	-
Balance at June 30, 2017	$45,515

Intangible assets, net at June 30, 2017	$133,015

Amortization expense related to intangible assets for the three-month and six-month periods ended June 30, 2017 was $11,250 and $22,500, respectively. The estimated future amortization expenses related to identifiable intangible assets is as follows:

Remainder through December 31, 2017	$22,500
2018	45,000
2019	20,000
$87,500

NOTE 7 – ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

The following table summarizes accounts payable and other accrued liabilities as of June 30, 2017 and December 31, 2016:

	June 30, 2017	December 31, 2016
Accounts payable	$1,046,225	$219,101
Sales taxes	717	-
Accrued compensation and benefits	211,951	-
Other	3,200	-
Total accounts payable and accrued liabilities	$1,262,093	$219,101

NOTE 8 – NOTES PAYABLE

Notes payable consisted of the following as of June 30, 2017 and December 31, 2016:

	June 30, 2017	December 31, 2016

Notes payable-NextGen dated February 8, 2017. Interest is payable semi-annually at 6.5% through February 9, 2019 and 8.5% through maturity which is February 8, 2020.	$1,333,334	$-
Notes payable-private placement dated March 31, 2017. Interest is payable at maturity and accrues at 6.5% through March 31, 2019 and 8.5% through maturity which is March 31, 2020.	667,000	-
Convertible note payable-related party dated July 13, 2016. Interest rate of 6.0% which is accrued and paid at maturity. Note matures on July 26, 2026. Note is convertible into common stock, in whole at any time before maturity at the option of the holder at $.75 per share.	-	197,358
Less: Debt discount	(627,375)	(196,076)
Current portion	$-	$-
Long-term portion	$1,372,959	$1,282

Convertible Note Payable-Related Party

On July 13, 2016, the Company entered into an unsecured convertible note (the “BHLP Note”) with Berrard Holdings, an entity owned and controlled by a current officer and director, Mr. Berrard, pursuant to which the Company was required to repay $191,858 on or before July 13, 2026 plus interest at 6% per annum. The BHLP Note was also convertible into common stock, in whole, at any time before maturity at the option of the holder at the greater of $0.06 per share or 50% of the price per share of the next qualified financing which is defined as $500,000 or greater. Effective August 31, 2016, the principal amount of the BHLP Note was amended to include an additional $5,000 loaned to the Company, on the same terms. On November 28, 2016, the Company completed its qualified financing at $1.50 per share which established the conversion price per share for the BHLP Note of $0.75 per share, resulting in the principal amount of the BHLP Note being convertible into 263,144 shares of common stock. As such, November 28, 2016 became the “commitment date” for determining the value of the BHLP Note conversion feature. Because there had been no trading in the Company’s common stock since July 2014, other than the purchase by Berrard Holdings of 99.5% of the outstanding shares in a single transaction, the Company used the Monte Carlo simulation to determine the intrinsic value of the conversion feature of the BHLP Note, which resulted in a value in excess of the principal amount of the BHLP Note. Thus, the Company recorded a note discount of $197,358 with the corresponding amount as an addition to paid in capital. This note discount was amortized to interest expense until the scheduled maturity of the BHLP Note in July 2026 or until it was converted using the effective interest method. The effective interest rate at March 31, 2017 was 7.4%. Interest expense on the BHLP Note for the three-month period ended March 31, 2017 was $2,920 and the amortization of the beneficial conversion feature was $3,558. On March 31, 2017, the Company issued 275,312 shares of Class B Common Stock upon full conversion of the BHLP Note, having an aggregate principal amount, including accrued interest, of $206,484 and a conversion price of $0.75 per share. In connection with the conversion of the BHLP Note, the remaining debt discount of $196,076 was charged to interest expense in the Condensed Consolidated Statements of Operations and the related deferred tax liability was credited to additional paid in capital in the Condensed Consolidated Balance Sheets.

Note Payable-NextGen

On February 8, 2017, in connection with the acquisition of NextGen, the Company issued a subordinated secured promissory note in favor of NextGen in the amount of $1,333,334. The NextGen Note matures on the third anniversary of the Maturity Date. Interest accrues and will be paid semi-annually (i) at a rate of 6.5% annually from the closing date through the second anniversary of such date and (ii) at a rate of 8.5% annually from the second anniversary of the closing date through the Maturity Date. Upon the occurrence of any event of default, the outstanding balance under the NextGen Note shall become immediately due and payable upon election of the holder. The Company’s obligations under the NextGen Note are secured by substantially all the assets of NextGen Pro, pursuant to an Unconditional Guaranty Agreement (the “Guaranty Agreement”), by and among NextGen and NextGen Pro, and a related Security Agreement between the parties, each dated as of February 8, 2017. Under the terms of the Guaranty Agreement, NextGen Pro has agreed to guarantee the performance of all the Company’s obligations under the NextGen Note.

Notes Payable-Private Placement

On March 31, 2017, the Company completed funding of the second tranche of the 2016 Private Placement. The investors were issued 1,161,920 shares of Class B Common Stock of the Company and promissory notes (the “Private Placement Notes”) in the amount of $667,000, in consideration of cancellation of loan agreements having an aggregate principal amount committed by the purchasers of $1,350,000. Under the terms of the Private Placement Notes, interest shall accrue on the outstanding and unpaid principal amounts until paid in full. The Private Placement Notes mature on March 31, 2020. Interest accrues at a rate of 6.5% annually from the closing date through the second anniversary of such date and at a rate of 8.5% annually from the second anniversary of the closing date through the maturity date. Upon the occurrence of any event of default, the outstanding balance under the Private Placement Notes shall become immediately due and payable upon election of the holders. Based on the relative fair values attributed to the Class B Common Stock and promissory notes issued in the 2016 Private Placement the Company recorded a debt discount on the promissory notes of $667,000 with the corresponding amounts as addition to paid in capital. The debt discount is amortized to interest expense until the scheduled maturity of the Private Placement Notes in March 2020 using the effective interest method. The effective interest rate at March 31, 2017 was 5.9%. Interest expense on the Private Placement Notes for the three-month and six-month periods ended June 30, 2017 was $10,809 and the amortization of the debt discount was $39,625.

NOTE 9 – STOCKHOLDERS’ EQUITY

On January 9, 2017, the Company’s board of directors approved, subject to stockholder approval, the adoption of the Plan. On June 30, 2017, the Plan was approved by the Company’s stockholders at the 2017 Annual Meeting of Stockholders. The purposes of the Plan are to attract, retain, reward and motivate talented, motivated and loyal employees and other service providers (“Eligible Individuals”) by providing them with an opportunity to acquire or increase a proprietary interest in the Company and to incentivize them to expend maximum effort for the growth and success of the Company, so as to strengthen the mutuality of the interests between such persons and the stockholders of the Company. The Plan will allow the Company to grant a variety of stock-based and cash-based awards to Eligible Individuals. Twelve percent (12%) of the Company’s issued and outstanding shares of Class B Common Stock from time to time are reserved for issuance under the Plan. As of the date of this report, 9,018,541 shares are issued and outstanding, resulting in up to 1,082,225 shares available for issuance under the Plan. As of June 30, 2017, the Company has granted 560,000 RSUs under the Plan to certain officers and employees of the Company. The aggregate fair value of the RSUs was $2,103,500. The RSUs vest over a three-year period as follows: (i) 20% on the first anniversary of the grant date; (ii) 30% on the second anniversary of the grant date; and (iii) 50% on the third anniversary of the grant date. The fair value of the grant is amortized over the period from the grant date through the vesting dates. Compensation expense recognized for these grants for the three-month and six-month periods ended June 30, 2017 was $129,787. The Company has approximately $1,763,363 in unrecognized stock-based compensation, with an average remaining vesting period of three years.

On January 9, 2017, the Company’s board of directors and stockholders holding 6,375,000 of the Company’s issued and outstanding shares of common stock approved an amendment to the Company’s Articles of Incorporation (the “Certificate of Amendment”), to change the name of the Company to RumbleOn, Inc. and to create an additional class of common stock of the Company, which was effective on February 13, 2017 (the “Effective Date”).

Immediately before approving the Certificate of Amendment, the Company had authorized 100,000,000 shares of common stock, $0.001 par value (the “Authorized Common Stock”), including 6,400,000 issued and outstanding shares of common stock (the “Outstanding Common Stock, and together with the Authorized Common Stock, the “Common Stock”). Pursuant to the Certificate of Amendment, the Company designated 1,000,000 shares of Authorized Common Stock as Class A Common Stock (the “Class A Common Stock”), which Class A Common Stock ranks pari passu with all of the rights and privileges of the Common Stock, except that holders of the Class A Common Stock are entitled to ten votes per share of Class A Common Stock issued and outstanding, and all other shares of Common Stock, including all shares of Outstanding Common Stock shall be deemed Class B Common Stock (the “Class B Common Stock”), which Class B Common Stock is identical to the Class A Common Stock in all respects, except that holders of the Class B Common Stock are entitled to one vote per share of Class B Common Stock issued and outstanding.

Also on January 9, 2017, the Company’s board of directors and stockholders holding 6,375,000 of the Company’s issued and outstanding shares of common stock approved the issuance to (i) Marshall Chesrown of 875,000 shares of Class A Common Stock in exchange for an equal number of shares of Class B Common Stock held by Mr. Chesrown, and (ii) Steven R. Berrard of 125,000 shares of Class A Common Stock in exchange for an equal number of shares of Class B Common Stock held by Mr. Berrard, effective at the time the Certificate of Amendment was filed with the Secretary of State of Nevada.

On the Effective Date, the Company filed the Certificate of Amendment with the Secretary of State of the State of Nevada changing the Company’s name to RumbleOn, Inc. and creating the Class A and Class B Common Stock. Also on the Effective Date, the Company issued an aggregate of 1,000,000 shares of Class A Common Stock to Messrs. Chesrown and Berrard in exchange for an aggregate of 1,000,000 shares of Class B Common Stock held by them. Also on the Effective Date, the Company amended its bylaws to reflect the name change to RumbleOn, Inc. and to reflect the Company’s primary place of business as Charlotte, North Carolina.

On March 31, 2017, the Company completed the 2017 Private Placement and the second tranche of the 2016 Private Placement. For additional information, see Note 1 - “Business Description,” Note 4 - “Acquisitions,” and Note 8 - “Notes Payable.”

NOTE 10 – SELLING, GENERAL AND ADMINISTRATIVE

The following table summarizes the detail of selling, general and administrative expense for the three-month and six-month periods ended June 30, 2017 and 2016:

	Three-months ended June 30,		Six-months ended June 30,
	2017	2016	2017	2016
Selling, general and administrative:
Compensation and related costs	801,162	-	923,092	-
Advertising and marketing	242,906	-	269,036	-
Professional fees	186,188	8,200	532,445	14,973
Technology development	108,694	-	186,702	-
General and administrative	370,017	2,625	452,899	6,456
	$1,708,967	$10,825	$2,364,174	$21,429

NOTE 11 – SUPPLEMENTAL CASH FLOW INFORMATION

The following table includes supplemental cash flow information, including noncash investing and financing activity for the six-month periods ended June 30, 2017 and 2016.

	Six-Months Ended June 30,
	2017	2016
Cash paid for interest	$-	$-

Note payable issued on acquisition	$1,333,334	$-

Conversion of notes payable-related party	$206,209	$-

Issuance of shares for acquisition	$2,666,666	$-

NOTE 12 – INCOME TAXES

In projecting the Company’s income tax expense for the year ended December 31, 2017 management has concluded it is not likely to recognize the benefit of its deferred tax asset, net of deferred tax liabilities, and as a result a full valuation allowance will be required. As such, no income tax benefit has been recorded for the three-month and six-month periods ended June 30, 2017 or 2016.

NOTE 13 — LOSS PER SHARE

Net loss per share is computed by dividing net loss by the weighted average number of common shares outstanding during the period. The computation of diluted net loss per share for the three-month and six-month periods ended June 30, 2017 did not include 475,000 and 560,000 respectively, of restricted stock units to purchase shares of Class B Common Stock as their inclusion would be antidilutive. There were no restricted stock units outstanding for the three-month and six-month periods ended June 30, 2016.

NOTE 14 – RELATED PARTY TRANSACTIONS

As of December 31, 2016, the Company had the BHLP Note payable of $197,358 and accrued interest of $5,508 due to an entity that is owned and controlled by a current officer and director of the Company. On March 31, 2017, the Company issued 275,312 shares of Class B Common Stock upon full conversion of the BHLP Note. The accrued interest is included in accrued interest under Long-term liabilities in the Condensed Consolidated Balance Sheets. For additional information, see Note 8 - “Notes Payable.”

As of December 31, 2015, the Company had loans of $141,000 and accrued interest of $13,002 due to an entity that is owned and controlled by a family member of an officer and director of the Company. Interest expense on these loans for the three-month and six-month periods ended June 30, 2016 was $2,343 and $4,553, respectively. All convertible notes and related party notes outstanding as of July 13, 2016 were paid in full in July 2016.

On March 31, 2017, the Company completed the sale of 620,000 shares of Class B Common Stock in the 2017 Private Placement. Officers and directors of the Company acquired 175,000 shares of Class B Common Stock in the 2017 Private Placement. In May 2017, the Company completed the sale of an additional 37,500 shares of Class B Common Stock in the 2017 Private Placement. For additional information, see Note 1 - “Business Description.”

A key component of the Company’s business model is to use dealer partners in the acquisition of motorcycles as well as utilize these dealer partners to provide inspection, reconditioning and distribution services. Correspondingly, the Company will earn fees and transaction income, and the dealer partner may earn incremental revenue and enhance profitability through increased sales, leads, and fees from inspection, reconditioning and distribution programs. These dealer partners will be designated by the Company as Select Dealers. In connection with the development of the Select Dealer program the Company has already been testing various aspects of the program by utilizing a dealership (the “Test Dealer”) to which Mr. Chesrown, the Company’s Chief Executive Officer has provided financing in the form of a $400,000 convertible promissory note. The note matures on May 1, 2019, interest is payable monthly at 5% per annum and can be converted into a 25% ownership interest in the Test Dealer at any time. The Test Dealer is expected to be named a Select Dealer by an agreement with the same material terms as the Company’s other Select Dealer agreements. Revenue generated by the Company from the Test Dealer for the three-month and six-month periods ended June 30, 2017 was $1,995 and $86,329, respectively.

In connection with the NextGen acquisition the Company entered into a Consulting Agreement (the “Consulting Agreement”) with Kartik Kakarala, who formerly served as the Chief Executive Officer of NextGen and now serves as a director of the Company. Pursuant to the Consulting Agreement, Mr. Kakarala serves as a consultant to the Company. The Consulting Agreement may be cancelled by either party, effective upon delivery of a written notice to the other party. Mr. Kakarala’s compensation pursuant to the Consulting Agreement is $5,000 per month. For the three-month and six-month periods ended June 30, 2017 the Company paid $5,000 and $15,000, respectively under the Consulting Agreement. These amounts are included in selling, general and administrative expenses in the Condensed Consolidated Statements of Operations. For additional information, see Note 4 - “Acquisitions.”

In connection with the NextGen acquisition, the Company entered into a Services Agreement (the “Services Agreement”) with Halcyon Consulting, LLC (“Halcyon”), to provide development and support services to the Company. Mr. Kakarala currently serves as the Chief Executive Officer of Halcyon. Pursuant to the Services Agreement, the Company will pay Halcyon hourly fees for specific services, set forth in the Services Agreement, and such fees may increase on an annual basis, provided that the rates may not be higher than 110% of the immediately preceding year’s rates. The Company will reimburse Halcyon for any reasonable travel and pre-approved out-of-pocket expenses in connection with its services to the Company. For the three-month and six-month periods ended June 30, 2017 the Company paid $266,600 and $471,966, respectively under the Services Agreement.

As of June 30, 2017, the Company had promissory notes of $370,556 and accrued interest of $6,005 due to an entity controlled by a director and to the director of the Company. The promissory notes were issued in connection with the completion of the 2016 Private Placement on March 31, 2017. Interest expense on the notes was $6,005 and the amortization of the beneficial conversion feature of the notes was $22,014 for the three-month and six-month periods ended June 30, 2017. The $6,005 of interest was charged to interest expense in the Condensed Consolidated Statements of Operations and included in accrued interest under long-term liabilities in the Condensed Consolidated Balance Sheets.

NOTE 15 – COMMITMENTS AND CONTINGENCIES

The Company is subject to legal proceedings and claims which arise in the ordinary course of its business. Although occasional adverse decisions (or settlements) may occur, the Company believes that the final disposition of such matters will not have a material adverse effect on the Company’s financial position, results of operations or cash flows.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Members of NextGen Dealer Solutions, LLC
We have audited the accompanying balance sheets of NextGen Dealer Solutions, LLC as of December 31, 2016 and 2015, and the related statements of operations and changes in members’ equity, and cash flows for the year ended December 31, 2016 and the period December 10, 2015 to December 31, 2015. NextGen Dealer Solutions, LLC’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of NextGen Dealer Solutions, LLC as of December 31, 2016, and 2015, and the results of its operations and its cash flows for the year ended December 31, 2016 and the period December 10, 2015 to December 31, 2015, in conformity with accounting principles generally accepted in the United States of America.

Scharf Pera & Co., PLLC
Charlotte, North Carolina

February 14, 2017

NextGen Dealer Solutions, LLC
Balance Sheets

	At December 31,
	2016	2015
Assets:
Current Assets
Cash	$46,891	$1,500,000
Prepaid expenses	5,635	-
Total current assets	52,526	1,500,000

Property and Equipment - Net of Accumulated Depreciation	1,400,703	1,312,252

Total Assets	$1,453,229	$2,812,252

Liabilities and Members’ Equity
Current Liabilities:
Accounts payable	$3,445	$21,495
Due to related parties	516,146	77,343

Total current liabilities	519,591	98,838
Commitments and Contingencies	-	-
Members' Equity	933,638	2,713,414

Total liabilities and Members’ equity	$1,453,229	$2,812,252

See Accompanying Notes to Financial Statements

NextGen Dealer Solutions, LLC
Statements of Operations and Changes in Members’ Equity

	For the year ended December 31, 2016	For the period from December 10, 2015 through December 31, 2015
Revenue:
Gross revenue	$138,141	$6,257

Cost and Expenses:
Cost of goods sold	332,559	17,857
General and administrative expenses	1,586,002	96,608
	1,918,561	114,465

Operating Loss	(1,780,420)	(108,208)

Other Income	644	-

Net Loss	(1,779,776)	(108,208)

Members' Equity - Beginning	2,713,414	-

Contributions	-	2,821,622

Members' Equity - Ending	$933,638	$2,713,414

See Accompanying Notes to Financial Statements

NextGen Dealer Solutions, LLC Statements of Cash Flows

	For the year ended December 31, 2016	For the period from December 10, 2015 through December 31, 2015

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(1,779,776)	$(108,208)
Adjustments to reconcile net loss
to net cash used in operating activities:
Depreciation and amortization	253,468	9,370
Changes in operating assets and liabilities:
Increase in prepaid expenses	(5,635)	-
Increase (decrease) in accounts payable	(18,050)	21,495
Increase in accounts payable - related party	438,803	77,343
Net cash used in operating activities	(1,111,190)	-

CASH FLOWS FROM INVESTING ACTIVITIES
Investments in software	(341,919)	-
Net cash used in investing activities	(341,919)	-

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from member contribution	-	1,500,000
Net cash provided by financing activities	-	1,500,000
		-
NET (DECREASE) INCREASE IN CASH	(1,453,109)	1,500,000

CASH AT BEGINNING OF PERIOD	1,500,000	-
CASH AT END OF PERIOD	$46,891	$1,500,000

See Accompanying Notes to Financial Statements

NextGen Dealer Solutions, LLC
Notes to Financial Statements
Note 1 - Description of Business and Significant Accounting Policies
Organization
NextGen Dealer Solutions, LLC (“Company”) was formed on December 10, 2015 as a limited liability company under the laws of the State of Delaware.
Nature of operations
The Company has developed a software platform for the powersports vehicle industry incorporating modules sales, operations, customer relationship management, equity mining and marketing with dealer management systems and website providers under the brand name of CyclePro Solutions. The solution is intended to provide powersports vehicle dealers with increased visibility and information related to their sales process, inventory levels, and customer data. Additionally, the platform offers dealers the ability to more easily communicate with their customers, with the goal of driving incremental sales. Dealers typically pay monthly subscription fees to access some or all modules on an a la carte basis.
Year end
The Company’s year-end is December 31.
Cash and Cash Equivalents
For the statements of cash flows, all highly liquid investments with an original maturity of three months or less are considered to be cash equivalents. The carrying value of these investments approximates fair value.
Software Capitalization
The Company capitalizes the costs associated with the development of the Company’s software solutions and website pursuant to ASC Topic 350. Other costs related to the maintenance of the software are expensed as incurred.  Amortization is provided over the estimated useful lives of 7 years using the straight-line method for financial statement purposes.
Revenue Recognition
The Company recognizes revenue when all of the following conditions are satisfied: (1) there is persuasive evidence of an arrangement; (2) the product or service has been provided to the customer; (3) the amount of fees to be paid by the customer is fixed or determinable; and (4) the collection of our fees is probable. Dealers typically pay monthly subscription fees to access some or all modules on an a la carte basis, as well as, in certain cases, implementation or training fees.
Cost of Sales
Cost of sales represents amount paid by the Company for hosting of the customer facing website, various data feeds from third parties, and the Company’s labor for implementing and training new customers.
Marketing and Advertising Costs
The Company expenses marketing and advertising costs as incurred. The Company’s marketing and advertising costs in the period ended December 31, 2016, and December 31, 2015 were $100,235 and $0, respectively, primarily driven by the costs of the marketing services agreement between the Company and a member of the Company. For additional information, see Note 3 “Related Party Transactions.”
Fair Value of Financial Instruments
Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of December 31, 2016, and 2015. The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values. These financial instruments include cash, prepaid expenses and accounts payable. Fair values approximate carrying values for cash and payables because they are short term in nature and their carrying amounts approximate fair values or they are payable on demand.

NextGen Dealer Solutions, LLC
Notes to Financial Statements
FASB ASC 820-10-30-2 establishes a fair value hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring the most observable inputs be used when available. Observable inputs are from sources independent of the Company, whereas unobservable inputs reflect the Company’s assumptions about the inputs market participants would use in pricing the asset or liability developed on the best information available in the circumstances. The fair value hierarchy is categorized into three levels based on the inputs as follows:
Level 1: The preferred inputs to valuation efforts are “quoted prices in active markets for identical assets or liabilities,” with the caveat that the reporting entity must have access to that market.  Information at this level is based on direct observations of transactions involving the same assets and liabilities, not assumptions, and thus offers superior reliability. However, relatively few items, especially physical assets, actually trade in active markets.
Level 2: FASB acknowledged that active markets for identical assets and liabilities are relatively uncommon and, even when they do exist, they may be too thin to provide reliable information. Inputs other than quoted market prices in Level 1 that are observable for the asset or liability, either directly or indirectly, are considered Level 2 inputs.
Level 3: If inputs from levels 1 and 2 are not available, FASB acknowledges that fair value measures of many assets and liabilities are less precise. The board describes Level 3 inputs as “unobservable,” and limits their use by saying they “shall be used to measure fair value to the extent that observable inputs are not available.” This category allows “for situations in which there is little, if any, market activity for the asset or liability at the measurement date”. Earlier in the standard, FASB explains that “observable inputs” are gathered from sources other than the reporting company and that they are expected to reflect assumptions made by market participants.
Income Taxes
The Company is a limited liability company and has elected to be taxed under partnership provisions of the Internal Revenue Code. Under these provisions, the members are taxed on their share of the Company's taxable income. The Company bears no liability or expense for income taxes and none is reflected in these financial statements. Similar provisions apply for state income taxes.
The Company accounts for income taxes in accordance with ASC Topic 740, “Income Taxes.” ASC 740-10 clarifies the accounting for income taxes by prescribing a minimum recognition threshold a tax position is required to meet before being recognized in the balance sheet. It also provides guidance on derecognition, measurement and classification of amounts related to uncertain tax positions, accounting for and disclosure of interest and penalties, accounting in interim period disclosures and transition relating to the adoption of new accounting standards. Under ASC 740-10, the recognition for uncertain tax positions should be based on a more-likely-than-not threshold that the tax position will be sustained upon audit. The tax position is measured as the largest amount of benefit that has a greater than fifty percent probability of being realized upon settlement. Management has determined that adoption of this topic has had no effect on the Company’s balance sheet. The Company’s tax returns for 2016 and 2015 remain open to potential Internal Revenue Service investigation.
Use of Estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. Any adjustments applied to estimated amounts are recognized in the year such adjustments are determined.
Recent Pronouncements
The Company has evaluated the recent accounting pronouncements through January 2017 and believes that none of them will have a material effect on the company’s financial statements.
Note 2 – Property and Equipment - Software Capitalization
The Company capitalizes the costs associated with the development of the Company’s software solutions and website pursuant to ASC Topic 350. Other costs related to the maintenance of the software are expensed as incurred.  Additionally, upon formation the Company determined the fair value of software contributed to the Company to be $ 1,312,252. Amortization is provided over the estimated useful lives of 7 years using the straight-line method for financial statement purposes. The Company capitalized a total of $341,919 during the twelve months ending December 31, 2016, and incurred amortization expense for the periods ending December 31, 2016 and December 31, 2015 of $253,468 and $9,370, respectively.

NextGen Dealer Solutions, LLC
Notes to Financial Statements
Note 3 - Related Party Transactions
The Company and a technology consulting firm (“Developer”) owned and managed by Company’s majority Member entered into a Services Agreement in December, 2015 whereby Developer agreed to make available up to 15 full time equivalent resources to perform software development, corrections and testing. Additionally, an entity owned by the majority Member provided billing services and start-up support to the Company (“Services Provider”). The total amounts billed by Developer for development fees in the periods ending December 31, 2016 and December 31, 2015 was $723,475 and $0, respectively. The total amount owed to both the Developer and the Services Provider as of December 2016 and 2015, was $468,932 and $49,433, respectively. Amounts owed to the Developer will be paid as and when the proceeds from the sale of the Company’s assets are received.
The Company and its minority member (“Marketing Partner”) entered into a Marketing Services Agreement in December, 2015 whereby 1) Marketing Partner would assist in identifying potential customers for Company and facilitate in the closing of sales to such prospective customers; 2) Company would pay Marketing Partner $10,000 per month plus reasonable out of pocket expenses incurred by the Marketing Partner’s person(s) assisting Company , and 3) pay to Marketing Partner a percentage of all receipts by Company from such prospects equal to 15% for the first year that such prospect is a customer and 5% for each of the two succeeding years. Amounts billed to Marketing Partner in the periods ending December 31, 2016 and December 31, 2015 were $60,541 and $0, respectively, and the balance owed Marketing Partner at December 31, 2016 and 2015 was $47,214 and $27,910, respectively.
The Company uses a portion of certain leased premises in Irving, Texas that are leased by the majority owner of the Company pursuant to a Sublease Agreement dated October 25, 2016 by and between the landlord and the majority owner.  The sublease ends April 30, 2018. The Company uses the premises on a month to month basis. The Company pays $3,488 per month for the use of the premises.
Note 4 – Members’ Equity
The Company was formed on December 10, 2015 as a limited liability company under the laws of the State of Delaware. Upon formation on December 10, 2015, the Company authorized the issuance of up to 80,000 Class A Preferred Units and 10,000 Class B Preferred Units; on the same date, the Company issued 60,000 Class A Preferred Units as well as granted a member of the Company an option to purchase 20,000 Class A Preferred Units prior to December 10, 2016. The option was not exercised, so as of each of December 31, 2016 and 2015 there were 60,000 Class A Preferred Units outstanding.
Each of the Class A Preferred Units and Class B Preferred Units are convertible at any time to Common Units; however the Common Units have no preferences related to distributions and the like. As of December 31, 2016, there were no Common Units outstanding.
During the period from December 15, 2015 through the period ended December 31, 2016, there have been no other units, preferred or otherwise, issued, except as noted below.
On August 1, 2016, the Company approved the NextGen Dealer Solutions, LLC Incentive Plan providing for the issuance of up to 15,000 Class C Profit Units; and on the same date, the Company awarded 6,667 Class C Profit Units to one of the Company’s employees, representing 10% of total issued and outstanding Units post award. Class C Profit Units have no voting rights, vest over a period of four (4) years, accelerate vesting upon a change in control and share in distributions in accordance with the terms set forth in the Incentive Plan and in the Limited Liability Company Agreement of the Company dated December 10, 2015. No value or expense associated with such grant was recorded.
As part of the initial contributions, one member, in exchange for 40,000 Class A Preferred Units, contributed the sales session management, inventory management, customer relationship management, equity mining, and back office and call center business development center functionality software product and application known as CyclePro, including all designs, source code, databases, user interfaces, and derivatives thereof valued at $1,321,622. The other member, in exchange for 20,000 Class A Preferred Units and an option to purchase an additional 20,000 Class A Preferred Units prior to December 10, 2016, contributed $1,500,000.
Note 5- Subsequent Events
On January 8, 2017, the Company, Halcyon Consulting, LLC (“Halcyon”), and members of Halcyon signatory thereto (“Halcyon Members” and together with Halcyon, the “Halcyon Parties”) entered into an Asset Purchase Agreement with Smart Server Inc. (“Smart Server”). The Company and the Halcyon Parties are collectively referred to as the “Seller Parties.” The Agreement provides that, upon the terms and subject to the conditions set forth in the Agreement, Smart Server would acquire all of the Company's assets, properties and rights of whatever kind, tangible and intangible, other than the excluded assets under the terms of the Agreement. Smart Server also would assume liability only for certain post-closing contractual obligations pursuant to the terms of the Agreement, primarily related to operating and maintaining the CyclePro application. Additionally, Smart Server agreed to be responsible for certain payroll costs and operating expenses incurred after January 16, 2017, and 2) benefit from all revenue earned from January 16, 2017 forward. The transaction closed on February 8, 2017.
Smart Server acquired substantially all of the assets of the Company in exchange for approximately $750,000 in cash, plus 1,523,809 unregistered shares of common stock of Smart Server (the "Purchaser Shares"), and a subordinated secured promissory note issued by Smart Server in favor of the Company in the amount of $1,333,333 (the "Acquisition Note"). The Acquisition Note matures on the third anniversary of the date the Acquisition Note is entered into (the "Maturity Date"). Interest will accrue on the Acquisition Note (i) at a rate of 6.5% annually from the date the Acquisition Note is entered into through the second anniversary of such date and (ii) at a rate of 8.5% annually from the second anniversary of the date the Acquisition Note is entered into through the Maturity Date.
As of the date of this filing, Smart Server has changed its name to RumbleON, Inc.

Index for Pro Forma Financial Statements
Unaudited Pro Forma Condensed Combined Financial Statements
RumbleON, Inc. and Subsidiary Pro Forma Condensed Combined Balance Sheet (unaudited)	PF-4
RumbleON, Inc. and Subsidiary Pro Forma Condensed Combined Statement of Operations (unaudited)	PF-5
Notes to Unaudited Pro Forma Condensed Combined Financial Statements	PF-6

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
On January 8, 2017, Smart Server, Inc. entered into an Asset Purchase Agreement with NextGen Dealer Solutions, LLC ("NextGen"), Halcyon Consulting, LLC ("Halcyon"), and members of Halcyon signatory thereto ("Halcyon Members," and together with Halcyon, the "Halcyon Parties"), as amended by that certain Assignment, dated January 31, 2017, between the Company and NextGen Pro, LLC (the "NextGen Agreement"). The NextGen Agreement provided that NextGen Pro, LLC, a Delaware limited liability company and a wholly-owned subsidiary of the Company, will acquire substantially all of the assets of NextGen in exchange for approximately $750,000 in cash, plus 1,523,809 unregistered shares of Company common stock (the "Purchaser Shares"), and a subordinated secured promissory note issued by the Company in favor of NextGen in the amount of $1,333,333 (the "Acquisition Note"). NextGen and the Halcyon Parties are collectively referred to as the "Seller Parties."
On January 9, 2017, the Company's Board of Directors (the "Board") and stockholders holding 6,375,000 of the Company's issued and outstanding shares of common stock approved an amendment to the Company's Articles of Incorporation (the "Certificate of Amendment") to change the name Smart Server, Inc. to RumbleON, Inc. and to create an additional class of Company common stock. The Certificate of Amendment became effective on February 13, 2017 (the "Effective Date"), after the notice and accompanying Information Statement describing the amendment was furnished to non-consenting stockholders of the Company in accordance with Nevada and Federal securities law.
Immediately before approving the Certificate of Amendment, the Company had authorized 100,000,000 shares of common stock, $0.001 par value (the "Authorized Common Stock"), including 6,400,000 issued and outstanding shares of common stock (the "Outstanding Common Stock," and together with the Authorized Common Stock, the "Common Stock"). Pursuant to the Certificate of Amendment, the Company designated 1,000,000 shares of Authorized Common Stock as Class A Common Stock (the "Class A Common Stock"), which Class A Common Stock ranks pari passu with all of the rights and privileges of the Common Stock, except that holders of Class A Common Stock will be entitled to 10 votes per share of Class A Common Stock issued and outstanding and (ii) all other shares of Common Stock, including all shares of Outstanding Common Stock shall be deemed Class B Common Stock (the "Class B Common Stock"), which Class B Common Stock will be identical to the Class A Common Stock in all respects, except that holders of Class B Common Stock will be entitled to one vote per share of Class B Common Stock issued and outstanding.
Also on January 9, 2017, the Company's Board and stockholders holding 6,375,000 of the Company's issued and outstanding shares of common stock approved the issuance to (i) Mr. Chesrown of 875,000 shares of Class A Common Stock in exchange for an equal number of shares of Class B Common Stock held by Mr. Chesrown, and (ii) Mr. Berrard of 125,000 shares of Class A Common Stock in exchange for an equal number of shares of Class B Common Stock held by Mr. Berrard.
On February 8, 2017 (the "Closing Date"), RumbleON completed the NextGen Acquisition in exchange for $750,000 in cash, the Purchaser Shares, and the Acquisition Note. The Acquisition Note matures on the third anniversary of the Closing Date (the "Maturity Date"). Interest accrues (i) at a rate of 6.5% annually from the Closing Date through the second anniversary of such date and (ii) at a rate of 8.5% annually from the second anniversary of the Closing Date through the Maturity Date.
On February 13, 2017, the Company agreed with the Purchasers in the Private Placement to accelerate the funding of the second tranche of their investment totaling $1.35 million by issuing such Purchasers 1,161,920 shares of the Company's common stock and a note in the amount of $667,000 (the "Investor Note") and cancelling the Loan Agreements.
On February 13, 2017, the Effective Date, the Company filed the Certificate of Amendment with the Secretary of State of the State of Nevada changing the Company's name to RumbleON, Inc. and creating the Class A and Class B Common Stock. Also on the Effective Date, the Company issued an aggregate of 1,000,000 shares of Class A Common Stock to Messrs. Chesrown and Berrard in exchange for an aggregate of 1,000,000 shares of Class B Common Stock held by them. Also on the Effective Date, the Company amended its bylaws to reflect the name change to RumbleON, Inc. and to reflect the Company's primary place of business as Charlotte, North Carolina.
The following Unaudited Pro Forma Condensed Combined Financial Statements are based on the historical financial statements of RumbleON and NextGen after giving effect to the Company’s acquisition of NextGen. The unaudited Pro Forma Condensed Combined Balance Sheet as of December 31, 2016, gives effect to the NextGen Acquisition as if it had occurred on that date. The unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 2016 gives effect to the NextGen Acquisition as if it had occurred on January 1, 2016.
The Unaudited Pro Forma Condensed Combined Financial Statements should be read in conjunction with RumbleON’s historical consolidated financial statements as of and for the year ended December 31, 2016 and the accompanying notes thereto, as filed with this Annual Report on form 10-K, NextGen’s historical financial statements as of and for the year ended December 31, 2016 and the accompanying notes thereto included with this filing, and the accompanying Notes to these Unaudited Pro Forma Condensed Combined Financial Statements.

The unaudited pro forma financial data are based on the historical financial statements of RumbleON and NextGen, and on publicly available information and certain assumptions RumbleON believes are reasonable, which are described in the notes to the Unaudited Pro Forma Condensed Combined Financial Statements included in this Form 10-K. RumbleON has not performed a detailed valuation analysis necessary to determine the fair market values of NextGen’s assets to be acquired and liabilities to be assumed. For the purpose of the Unaudited Pro Forma Condensed Combined Financial Statements, preliminary allocations of estimated acquisition consideration have been based on the payment of $750,000, issuance of the Purchaser Shares, and issuance of the Acquisition Note. The acquisition consideration has been allocated to certain assets and liabilities using management assumptions as further described in the accompanying notes. After the closing of the NextGen Acquisition, RumbleON will complete its valuations of the fair value of the assets acquired and the liabilities assumed and determine the useful lives of the assets acquired.
The Unaudited Pro Forma Condensed Combined Financial Statements are provided for informational purpose only. The pro forma information provided is not necessarily indicative of what the combined company’s financial position and results of operations would have actually been had the NextGen Acquisition been completed on the dates used to prepare these pro forma financial statements. The adjustments to fair value and the other estimates reflected in the accompanying Unaudited Pro Forma Condensed Combined Financial Statements may be materially different from those reflected in the combined company’s consolidated financial statements subsequent to the NextGen Acquisition. In addition, the Unaudited Pro Forma Condensed Combined Financial Statements do not purport to project the future financial position or results of operations of the merged companies. Reclassifications and adjustments may be required if changes to RumbleON’s financial presentation are needed to conform RumbleON’s and NextGen Acquisition’s accounting policies.
These Unaudited Pro Forma Condensed Combined Financial Statements do not give effect to any anticipated synergies, operating efficiencies or cost savings that may be associated with the transaction. These financial statements also do not include any integration costs the companies may incur related to the NextGen Acquisition as part of combining the operations of the companies. The Unaudited Pro Forma Condensed Combined Statement of Operations do not include an estimate for transaction costs of approximately $175,000.

RumbleON, Inc. and Subsidiary
Pro Forma Condensed Combined Balance Sheet
(unaudited)

	RumbleON	NextGen	Pro Forma Adjustments		Pro Forma Combined
ASSETS
Current assets:
Cash	$1,350,580	$46,891	$(796,891)	A	$600,580
Prepaid expense	1,667	5,635	(5,635)	A	1,667
Total current assets	1,352,247	52,526	(802,526)		602,247

Software , net	-	1,400,703	-		1,400,703
Other assets	45,515	-	-		45,515
Goodwill and other intangibles	-	-	3,349,297	B	3,349,297

Total assets	$1,397,762	$1,453,229	$2,546,771		$5,397,762

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$139,083	$3,445	$(3,445)	A	$139,083
Accounts payable-related party	80,018	516,146	(516,146)	A	80,018
Total current liabilities	219,101	519,591	(519,591)		219,101

Long term liabilities:
Accrued interest payable - related party	5,508	-	-		5,508
Convertible note payable - related party, net	1,282	-	-		1,282
Deferred tax liability	78,430	-	-		78,430
Promissory note	-	-	1,333,333	C	1,333,333
Total long term liabilities	85,220		1,333,333		1,418,553

Total liabilities	304,321	519,591	813,742		1,637,654

Commitments and contingencies

Stockholders' equity:
Preferred stock, $0.001 par value, 10,000,000 shares
authorized, 7,923,809, shares issued and outstanding as of December 31, 2016,	6,400	-	1,524	D	7,924
Additional paid-in capital	1,534,015	-	2,665,143	D	4,199,158
Members’ equity	-	933,638	(933,638)	E
Subscriptions receivable	(1,000)	-	-		(1,000)
Accumulated deficit	(445,974)	-	-		(445,974)
Total stockholders' equity	1,093,441	933,638	1,733,029		3,760,108

Total liabilities and stockholders' equity	$1,397,762	$1,453,229	$2,546,771		$5,397,762

 See Accompanying Notes to Pro Forma Financial Statements.

RumbleON, Inc. and Subsidiary
Pro Forma Condensed Combined Statement of Operations
(unaudited)

	RumbleON	NextGen Dealer Solutions	Pro Forma Adjustments		Pro Forma Combined

Revenue	$-	$138,141			$138,141

Cost of sales	-	332,559			332,559

Operating expenses:
General and administrative	57,825	332,534			1,390,359
Depreciation and amortization	1,900	253,468	(33,508)	F	221,860
Impairment of assets	792	-			792
Professional fees	152,876	-			152,876
Total operating expenses	213,393	1,918,561	(33,508)		2,098,446

Other income (expense):
Other income	-	644			644
Interest expense - related party	(11,698)	-	(86,667)	G	(98,365)
Total other expense	(11,698)	644	(86,667)		(97,721)

Net loss before provision for income taxes	(225,091)	(1,779,776)	(53,159)		(2,058,026)

Benefit for income taxes	513	-			513

Net loss	$(224,578)	$(1,779,776)	$ (53,159)		$(2,057,513)

Weighted average number of common
shares outstanding - basic					7,105,179
shares outstanding - diluted					7,105,179

Net loss per share - basic					$(0.29)
Net loss per share - diluted					$(0.29)

 See Accompanying Notes to Pro Forma Financial Statements.

Notes to Unaudited Pro Forma
  Condensed Combined Financial Statements
The following unaudited pro forma financial statements of RumbleON, Inc. (the “Company”) are based on the historical financial statements of the Company after giving effect to our purchase of certain assets (the “NextGen Transaction”) from NextGen Dealer Solutions, LLC ("NextGen") and the assumptions and adjustments described in the accompanying notes to the unaudited pro forma financial statements.

The unaudited pro forma balance sheet as of December 31, 2016, is presented as if the NextGen Transaction had occurred on December 31, 2016. The unaudited pro forma statements of operations for the year ended December 31, 2016 are presented as if the NextGen Transaction had taken place on January 1, 2016.

The allocation of the purchase price used in the unaudited pro forma financial statements is based upon a preliminary valuation. The estimated fair values of certain assets and liabilities have been determined with the assistance of a third-party valuation firm and such firm’s preliminary work. Our estimates and assumptions are subject to change upon the finalization of internal studies and third-party valuations of assets, including investments, property and equipment, intangible assets including goodwill, and certain liabilities.

The unaudited pro forma financial statements are not intended to represent or be indicative of the combined results of operations or financial position of the Company that would have been reported had the NextGen Transaction been completed as of the dates presented, and should not be taken as representative of the future combined results of operations or financial position of the Company.

The unaudited pro forma financial statements do not reflect any revenue enhancements, operating efficiencies, or cost savings that we may achieve. The allocation of the purchase price to the assets and liabilities acquired reflected in this pro forma financial data is preliminary. Accordingly, the actual financial position and results of operations may differ from these pro forma amounts.

Note 1- Basis of Presentation
The unaudited pro forma financial statements of the Company are based on the historical financial statements of RumbleON, Inc. after giving effect to the NextGen Transaction and the assumptions and adjustments described in the accompanying notes to the unaudited pro forma financial statements.

The historical financial statements of NextGen are presented under United States Generally Accepted Accounting Principles (“US GAAP”) and as such, the historical statements of income have been adjusted to remove the impact of any asset sales that qualify for discontinued operations treatment. The historical statements of operations present results through income from continuing operations.

The unaudited pro forma balance sheet as of December 31, 2016, is presented as if the NextGen Transaction had occurred on December 31, 2016. The unaudited pro forma statements of operations for the year ended December 31, 2016 and the year ended December 31, 2016 are presented as if the NextGen Transaction had taken place on January 1, 2016.

The allocation of the purchase price used in the unaudited pro forma financial statements is based upon a preliminary valuation. The estimated fair values of certain assets and liabilities have been determined with the assistance of a third-party valuation firm and such firm’s preliminary work. Our estimates and assumptions are subject to change upon the finalization of internal studies and third-party valuations of assets, including investments, property and equipment, intangible assets including goodwill, and certain liabilities.

The unaudited pro forma financial statements are not intended to represent or be indicative of the combined results of operations or financial position of the Company that would have been reported had the NextGen Transaction been completed as of the dates presented, and should not be taken as representative of the future combined results of operations or financial position of the Company.

The unaudited pro forma financial statements do not reflect any revenue enhancements, operating efficiencies, or cost savings that we may achieve. The allocation of the purchase price to the assets and liabilities acquired reflected in this pro forma financial data is preliminary. Accordingly, the actual financial position and results of operations may differ from these pro forma amounts.

Note 2- NextGen Transaction
On January 8, 2017, NextGen, Halcyon Consulting, LLC (“Halcyon”), and members of Halcyon signatory thereto (“Halcyon Members” and together with Halcyon, the “Halcyon Parties”) entered into an Asset Purchase Agreement with the Company. NextGen and the Halcyon Parties are collectively referred to as the “Seller Parties.” The Agreement provides that, upon the terms and subject to the conditions set forth in the Agreement, the Company would acquire all of NextGen's assets, properties and rights of whatever kind, tangible and intangible, other than the excluded assets under the terms of the Agreement. The Company also would assume liability only for certain post-closing contractual obligations pursuant to the terms of the Agreement, primarily related to operating and maintaining the CyclePro application. Additionally, The Company agreed to be responsible for certain payroll costs and operating expenses incurred after January 16, 2017, and 2) benefit from all revenue earned from January 16, 2017 forward. The transaction closed on February 8, 2017.

The Company acquired substantially all of the assets of NextGen in exchange for approximately $750,000 in cash, plus 1,523,809 unregistered shares of common stock of the Company (the "Purchaser Shares"), and a subordinated secured promissory note issued by the Company in favor of the NextGen in the amount of $1,333,333 (the "Acquisition Note"). The Acquisition Note matures on the third anniversary of the date the Acquisition Note is entered into (the "Maturity Date"). Interest will accrue on the Acquisition Note and be paid semi-annually (i) at a rate of 6.5% annually from the date the Acquisition Note is entered into through the second anniversary of such date and (ii) at a rate of 8.5% annually from the second anniversary of the date the Acquisition Note is entered into through the Maturity Date.

For purposes of the pro forma December 31, 2016 balance sheet, the total purchase price of $4,750,000 is allocated as follows:

Software, net	$1,400,703
Identifiable intangible assets	100,000
Goodwill	3,249,297
$4,750,000

Note 3- Pro Forma Adjustments
The following pro forma adjustments are included in the unaudited pro forma financial statements:

(A)
To adjust cash to reflect the payment of $750,000 portion of the consideration to NextGen and working capital remaining with NextGen;

(B)
To record goodwill and identifiable intangible assets as part of the transaction;

(C)
The issuance by the Company of a Promissory Note in favor of NextGen in the amount of $1,333,333;

(D)
The account for the issuance by the Company of 1,523,809 shares of Class B Common Stock to NextGen;

(E)
To eliminate the Member’s Equity of NextGen;

(F)
To adjust for depreciation expense on acquired software over its anticipated seven year useful life; and

(G)
To account for interest expense related to the Acquisition Note: principal balance of $1,333,333 and an interest rate of 6.5%.

2,000,000 Shares of Class B Common Stock

PROSPECTUS

 Joint Book - Running Managers
 Roth Capital Partners             Maxim Group LLC

  Co-Manager
  Aegis Capital Corp

        , 2017

PART II – INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.
Other Expenses of Issuance and Distribution

The following table sets forth all expenses to be paid by the registrant, other than underwriting discounts and commissions and the $150,000 advisory fee payable to Roth Capital Partners, in connection with this offering. All amounts shown are estimates except for the registration fee.

SEC registration fee	$2,866
FINRA filing fee	$4,209
Legal fees and expenses	$225,000
Accounting fees and expenses	$ 10,000
Miscellaneous expenses	$ 5,000
Total	$247,075

Item 14.
Indemnification of Officers and Directors

No director of RumbleOn will have personal liability to us or any of our stockholders for monetary damages for breach of fiduciary duty as a director involving any act or omission of any such director since provisions have been made in our Articles of Incorporation limiting such liability. The foregoing provisions shall not eliminate or limit the liability of a director for:

●
any breach of the director’s duty of loyalty to us or our stockholders;

●
acts or omissions not in good faith or, which involve intentional misconduct or a knowing violation of law;

●
the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes; or

●
for any transaction from which the director derived an improper personal benefit.

We are a corporation organized under the laws of the State of Nevada. Section 78.138 of the Nevada Revised Statutes (“NRS”) provides that, unless the corporation’s articles of incorporation provide otherwise, a director or officer will not be individually liable unless it is proven that (i) the director’s or officer’s acts or omissions constituted a breach of his or her fiduciary duties, and (ii) such breach involved intentional misconduct, fraud, or a knowing violation of the law.

Section 78.7502 of the NRS permits a company to indemnify its directors and officers against expenses, judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with a threatened, pending, or completed action, suit, or proceeding, if the officer or director (i) is not liable pursuant to NRS 78.138, or (ii) acted in good faith and in a manner the officer or director reasonably believed to bein or not opposed to the best interests of the corporation and, if a criminal action or proceeding, had no reasonable cause to believe the conduct of the officer or director was unlawful. Section 78.7502 of the NRS requires a corporation to indemnify a director or officer that has been successful on the merits or otherwise in defense of any action or suit. Section 78.7502 of the NRS precludes indemnification by the corporation if the officer or director has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court determines that in view of all the circumstances, the person is fairly and reasonably entitled to indemnity for such expenses and requires a corporation to indemnify its officers and directors if they have been successful on the merits or otherwise in defense of any claim, issue, or matter resulting from their service as a director or officer.

Section 78.751 of the NRS permits a Nevada company to indemnify its officers and directors against expenses incurred by them in defending a civil or criminal action, suit, or proceeding as they are incurred and in advance of final disposition thereof, upon determination by the stockholders, the disinterested board members, or by independent legal counsel. If so provided in the corporation’s articles of incorporation, bylaws, or other agreement, Section 78.751 of the NRS requires a corporation to advance expenses as incurred upon receipt of an undertaking by or on behalf of the officer or director to repay the amount if it is ultimately determined by a court of competent jurisdiction that such officer or director is not entitled to be indemnified by the company. Section 78.751 of the NRS further permits the company to grant its directors and officers additional rights of indemnification under its articles of incorporation, bylaws, or other agreement.

Section 78.752 of the NRS provides that a Nevada company may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee, or agent of the company, or is or was serving at the request of the company as a director, officer, employee, or agent of another company, partnership, joint venture, trust, or other enterprise, for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee, or agent, or arising out of his status as such, whether or not the company has the authority to indemnify him against such liability and expenses.

Article VI of our amended Bylaws provide for indemnification of our directors, officers, and employees in most cases for any liability suffered by them or arising out of their activities as directors, officers, and employees if they were not engaged in willful misfeasance or malfeasance in the performance of his or her duties; provided that in the event of a settlement the indemnification will apply only when the Board of Directors approves such settlement and reimbursement as being for our best interests. Our Bylaws, therefore, limit the liability of directors to the maximum extent permitted by Nevada law (Section 78.751).

Our officers and directors are accountable to us as fiduciaries, which means they are required to exercise good faith and fairness in all dealings affecting RumbleOn. In the event a stockholder believes the officers or directors have violated their fiduciary duties, the stockholder may, subject to applicable rules of civil procedure, be able to bring a class action or derivative suit to enforce the stockholder’s rights, including rights under certain federal and state securities laws and regulations to recover damages from and require an accounting by management. Stockholders who have suffered losses in connection with the purchase or sale of their interest in RumbleOn in connection with such sale or purchase, including the misapplication by any such officer or director of proceeds from a sale of securities may be able to recover such losses from us.

At present, there is no pending litigation or proceeding involving any of our directors or officers in which indemnification or advancement is sought. We are not aware of any threatened litigation that may result in claims for advancement or indemnification.

We have been advised that in the opinion of the SEC, insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and other persons pursuant to the foregoing provisions, or otherwise, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event a claim for indemnification against such liabilities (other than payment of expenses incurred or paid by a director or officer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or other person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 15.
Recent Sales of Unregistered Securities

On July 13, 2016, Berrard Holdings acquired 5,475,000 shares of our common stock from our former sole director and executive officer. The shares acquired by Berrard Holdings represented 99.5% of our issued and outstanding common stock. The aggregate purchase price for the shares was $148,141.75, which Berrard Holdings paid from cash on hand. In addition, at the closing, Berrard Holdings loaned us, and we executed and issued to Berrard Holdings the BHLP Note, pursuant to which we were required to repay $191,858 on or before July 13, 2026 plus interest at 6% per annum. The BHLP Note was convertible into common stock at any time before maturity at the greater of $0.06 per share or 50% of the price per share of the next “qualified financing,” which was defined as an offering resulting in net proceeds to us of $500,000 or greater. Effective August 31, 2016, the principal amount of the BHLP Note was amended to include an additional $5,500 loaned to us. On November 28, 2016, we completed a qualified financing at $1.50 per share, which established the conversion price per share for the BHLP Note of $0.75 per share. On March 31, 2017, we issued 275,312 shares of common stock upon conversion of the BHLP Note, which on such date had an aggregate principal amount, including accrued interest, of $206,484.

On November 28, 2016, we completed the 2016 Private Placement of an aggregate of 900,000 shares of common stock at a purchase price of $1.50 per share for total consideration of $1,350,000. In connection with the 2016 Private Placement, we also entered into loan agreements with the investors pursuant to which the investors would loan us their pro rata share of up to $1,350,000 in the aggregate upon our request at any time on or after January 31, 2017 and before November 1, 2020, pursuant to the terms of a convertible promissory note attached to the loan agreements. On March 31, 2017, we completed funding of the second tranche of the 2016 Private Placement, pursuant to which the investors each received their pro rata share of (1) 1,161,920 shares of common stock and (2) the Private Placement Note in the aggregate principal amount of $667,000, in consideration of cancellation of loan agreements. The Private Placement Note was not convertible.

On January 9, 2017, we approved the Certificate of Amendment to change our name from Smart Server, Inc. to RumbleOn, Inc. and to create an additional class of common stock. Pursuant to the Certificate of Amendment, we designated 1,000,000 shares of authorized common stock as Class A Common Stock, which ranks pari passu with all of the rights and privileges of the common stock, except that holders of Class A Common Stock are entitled to 10 votes per share issued and outstanding and (ii) all other shares of common stock, including all then currently outstanding shares of common stock would be deemed Class B Common Stock, which will be identical to the Class A Common Stock in all respects, except that holders of Class B Common Stock will be entitled to one vote per share issued and outstanding. On February 13, 2017, we filed the Certificate of Amendment with the Secretary of State of the State of Nevada. Also on that date, we issued an aggregate of 1,000,000 shares of Class A Common Stock to Messrs. Chesrown and Berrard in exchange for an aggregate of 1,000,000 shares of Class B Common Stock held by them.

On February 8, 2017, we and NextGen Pro completed the NextGen Acquisition in exchange for consideration including the issuance of 1,523,809 shares of our Class B Common Stock.

On March 31, 2017, we completed the 2017 Private Placement of 620,000 shares of our Class B Common Stock at a price of $4.00 per share for aggregate proceeds of $2.48 million. We sold an additional 37,500 shares in connection with the 2017 Private Placement on April 30, 2017.

The following directors and officers of RumbleOn participated in the 2017 Private Placement:

Name	Position	Shares	Purchase Price
Marshall Chesrown	Chairman and CEO	62,500	$250,000
Steven Berrard(1)	Director and CFO	62,500	250,000
Mitch Pierce	Director	37,500	150,000
Kevin Westfall	Director	12,500	50,000
Total		175,000	$700,000
(1) Through Berrard Holdings.

Effective September 5, 2017, we completed a Bridge Note financing, which included certain of our executive officers and directors, in the aggregate principal amount of $1,650,000, which includes an aggregate original issue discount of $150,000. The proceeds to us from the Bridge Notes, net of the original issuance discount, were $1,500,000.

The following executive officers and directors participated in the Bridge Note financing in the principal amounts set forth below:

Name	Position	Principal Amount	Original Issue Discount
Steven R. Berrard (1)	CFO and Director	$ 275,000	$ 25,000
Denmar Dixon (2)	Director	$ 275,000	$ 25,000
Kartik Kakarla	Director	$ 137,500	$ 12,500
Mitch Pierce (3)	Director	$ 275,000	$ 25,000

(1) Through Berrard Holdings and through his wife.
(2) Through Blue Flame Capital, LLC.
(3) Through Pierce Family Trust.

None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering. We believe the offer, sale, and issuance of the shares in each of the transactions described above was exempt from registration under the Securities Act by virtue of Section 4(a)(2) of the Securities Act and Regulation D thereunder as an issuance of securities not involving a public offering, except for (1) the conversion of the BHLP Note and (2) the Class A Exchange, which transactions were exempt from registration by virtue of Section 3(a)(9) of the Securities Act as a security exchanged by an issuer with existing security holders where no commission or other remuneration is paid or given directly or indirectly for soliciting such exchange.

Item 16.
Exhibits and Financial Statement Schedules

The exhibits listed on the Index to Exhibits of this Registration Statement are filed herewith or are incorporated herein by reference to other filings.

(a)
Exhibits

Exhibit Number	Exhibit Description

1.1	Form of Underwriting Agreement.*
2.1	Asset Purchase Agreement, dated as of January 8, 2017 (Incorporated by reference to Exhibit 2.1 in the Company's Current Report on Form 8-K, filed on January 9, 2017).
2.2	Assignment of APA, dated as of January 31, 2017 (Incorporated by reference to Exhibit 2.2 in the Company's Annual Report on Form 10-K, filed on February 14, 2017).
3.1	Articles of Incorporation filed on October 24, 2013 (Incorporated by reference to Exhibit 3(i)(a) in the Company's Registration Statement on Form S-1/A, filed on March 20, 2014).
3.2	By-Laws, as Amended (Incorporated by reference to Exhibit 3.2 in the Company's Annual Report on Form 10-K, filed on February 14, 2017).
3.3	Certificate of Amendment to Articles of Incorporation, filed on February 13, 2017 (Incorporated by reference to Exhibit 2.2 in the Company's Annual Report on Form 10-K, filed on February 14, 2017).
4.1	Amended and Restated Stockholders Agreement, dated February 8, 2017 (Incorporated by reference to Exhibit 10.1 in the Company's Annual Report on Form 10-K, filed on February 14, 2017).
4.2	Registration Rights Agreement, dated February 8, 2017 (Incorporated by reference to Exhibit 10.2 in the Company's Annual Report on Form 10-K, filed on February 14, 2017).
4.3	Stockholder's Agreement, dated October 24, 2016 (Incorporated by reference to Exhibit 10.1 in the Company's Current Report on Form 8-K, filed on October 28, 2016).
4.4	Sample Stock Certificate – Class B Common Stock
4.5	Form of representatives' warrants to purchase shares of Class B Common Stock (contained in Exhibit 1.1).*
5.1	Opinion of Akerman LLP. *
10.1	Consulting Agreement, dated February 8, 2017 (Incorporated by reference to Exhibit 10.3 in the Company's Annual Report on Form 10-K, filed on February 14, 2017).
10.2
Services Agreement, dated February 8, 2017(Portions of this Exhibit have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for Confidential treatment) (Incorporated by reference to Exhibit 10.4 in the Company's Annual Report on Form 10-K, filed on February 14, 2017).

10.3
Data Confidentiality Agreement, dated February 8, 2017 (Portions of this Exhibit have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.) (Incorporated by reference to Exhibit 10.5 in the Company's Annual Report on Form 10-K, filed on February 14, 2017).

10.4	2017 RumbleOn, Inc. Stock Incentive Plan + (Incorporated by reference to Exhibit 10.1 in the Company's Current Report on Form 8-K, filed on January 9, 2017).
10.5	Form of Loan Agreement (Incorporated by reference to Exhibit 10.1 in the Company's Current Report on Form 8-K, filed on December 21, 2016).
10.6	Smart Server, Inc. Form of Promissory Note (Incorporated by reference to Exhibit 10.2 in the Company's Current Report on Form 8-K, filed on December 21, 2016).
10.7	Promissory Note, dated July 13, 2016 (Incorporated by reference to Exhibit 10.1 in the Company's Current Report on Form 8-K, filed on July 19, 2016).
10.8	Amendment to Promissory Note, dated August 31, 2016 (Incorporated by reference to Exhibit 10.1 in the Company's Annual Report on Form 10-K, filed on February 14, 2017).
10.9	Unconditional Guaranty Agreement (Incorporated by reference to Exhibit 10.12 in the Company's Annual Report on Form 10-K, filed on February 14, 2017).
10.10	Security Agreement (Incorporated by reference to Exhibit 10.13 the Company's Annual Report on Form 10-K, filed on February 14, 2017).

10.11	NextGen Promissory Note, dated February 8, 2017 (Incorporated by reference to Exhibit 10.1 in the Company's Quarterly Report on Form 10-Q, filed on May 15, 2017).
10.12	RumbleOn, Inc. Form of Promissory Note (Incorporated by reference to Exhibit 10.1 in the Company's Current Report on Form 8-K, filed on April 5, 2017).
16.1	Letter from Seale and Beers, CPAs (Incorporated by reference to Exhibit 16.1 in the Company's Current Report on Form 8-K, filed on December 21, 2016).
21.1	Subsidiaries.**
23.1	Consent of Scharf Pera & Co., PLLC *
23.2	Consent of Scharf Pera & Co., PLLC*
23.3	Consent of Akerman LLP (included with Exhibit 5.1) *
24.1	Power of Attorney **
101.INS	XBRL Instance Document. *
101.SCG	XBRL Taxonomy Extension Schema. *
101.CAL	XBRL Taxonomy Calculation Linkbase. *
101.DEF	XBRL Taxonomy Definition Linkbase. *
101.LAB	XBRL Taxonomy Extension Label Linkbase. *
101.PRE	XBRL Taxonomy Extension Presentation Linkbase. *

*	Filed herewith
**	Previously filed
+	Management Compensatory Plan

(b)
Financial Statement Schedules

1.
The financial statements beginning on page F-1 and pro forma Financial information beginning on page PF-1 are part of this registration statement.

2.
Financial statement schedules are omitted because they are not applicable or the required information is shown in the financial statements or notes thereto.

Item 17.
Undertakings

The undersigned registrant hereby undertakes:

(1)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(2)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(3)
For determining liability of the undersigned registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)                Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)                Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)                The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)                 Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(4)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(6)           For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)           Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-1 and that it has duly caused this Registration Statement to be filed on behalf of the undersigned, thereunto authorized, in the City of Charlotte, state of North Carolina, on the 27th day of September, 2017.

RUMBLEON, INC.

By:	/s/ Marshall Chesrown
Marshall Chesrown
Chief Executive Officer and Chairman

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons, in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Marshall Chesrown	Chief Executive Officer and Chairman (Principal Executive Officer)	September 27, 2017
Marshall Chesrown
/s/ Steven R. Berrard	Chief Financial Officer and Director (Principal Financial Officer and Principal Accounting Officer)	September 27, 2017
Steven R. Berrard

*	Director	September 27, 2017
Denmar Dixon

*	Director	September 27, 2017
Kartik Kakarala

*	Director	September 27, 2017
Mitch Pierce

*	Director	September 27, 2017
Kevin Westfall

* By:	/s/ Steven R. Berrard
Steven R. Berrard
Attorney In-Fact